Exhibit (b)(3)
COMMON TERMS AGREEMENT
dated 12 January 2007
for
SONAECOM, SGPS, S.A.
and
SONAECOM B.V.
with
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH, BANCA IMI S.p.A.,
BNP PARIBAS AND SOCIÉTÉ GÉNÉRALE
as Arrangers and Bookrunners
and
BANCO BILBAO VIZCAYA ARGENTARIA, S.A., CAIXA D’ESTALVIS I PENSIONS DE BARCELONA, CAJA
DE AHORROS Y MONTE DE PIEDAD DE MADRID AND WESTLB AG, LONDON BRANCH
as Arrangers
with
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
acting as Agent
TOTTA IRELAND, PLC
as Security Agent
and
BANCO SANTANDER DE NEGÓCIOS PORTUGAL, S.A.
acting as Financial Intermediary
Ref: CZT/BJWC

CONTENTS

CLAUSE		PAGE
	SECTION 1
	INTERPRETATION

1.	Definitions and interpretation	3

	SECTION 2
	THE FACILITIES

2.	The Facilities	32
3.	Purpose	33
4.	Conditions to Effectiveness	33

	SECTION 3
	UTILISATION

5.	Utilisation	35

	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment	36
7.	Prepayment and cancellation	36

	SECTION 5
	COSTS OF UTILISATION

8.	Interest	51
9.	Fees	51

	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS

10.	Tax gross-up and indemnities	52
11.	Increased Costs	56
12.	Other indemnities	57
13.	Mitigation by the Lenders	59
14.	Costs and expenses	59

	SECTION 7
	JOINT AND SEVERAL LIABILITY

15.	Joint and several liability	61

	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.	Representations	64
17.	Information undertakings	72
18.	Financial covenants	80
19.	General undertakings	91
20.	Events of Default	115

	SECTION 9
	CHANGES TO PARTIES

21.	Changes to the Lenders	121
22.	Changes to the Obligors	125

	SECTION 10
	THE FINANCE PARTIES

23.	Role of the Agent, the Security Agent, the Arrangers and the Bookrunners	129

THIS AGREEMENT is dated 12 January 2007 and made between:
(1)	SONAECOM, SGPS, S.A. (the “Company”);

(2)	SONAECOM B.V. (“Bidco”);

(3)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH, BANCA IMI S.p.A., BNP PARIBAS, SOCIÉTÉ GÉNÉRALE, BANCO BILBAO VIZCAYA ARGENTARIA, S.A., CAIXA D’ESTALVIS I PENSIONS DE BARCELONA, CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID and WESTLB AG, LONDON BRANCH as mandated lead arrangers (whether acting individually or together, the “Arrangers”);

(4)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH, BANCA IMI S.p.A., BNP PARIBAS and SOCIÉTÉ GÉNÉRALE as bookrunners (whether acting individually or together, the “Bookrunners”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders and Cash Confirmation Banks) as lenders (the “Original Lenders”);

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders and Cash Confirmation Banks) that will issue the Cash Confirmation (the “Cash Confirmation Banks”);

(7)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH as agent of the other Finance Parties (the “Agent”);

(8)	TOTTA IRELAND, PLC as security agent for the Finance Parties (the “Security Agent”); and

(9)	BANCO SANTANDER DE NEGÓCIOS PORTUGAL, S.A. as financial intermediary for settlement of the PT Offer and the PTM Offer (the “Financial Intermediary”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Accounting Quarter” means each period of three Months ending on the last day of the relevant accounting quarters in any financial year of the Company.

“Acquired Securities” means:
(a)	the PT Shares; and/or

(b)	the PTM Shares,
which are purchased by the Company and/or Bidco pursuant to the Acquisition.
“Acquisition” means the purchase by the Company and/or Bidco of:

(a)	PT Shares pursuant to the PT Offer and/or pursuant to any Market Purchases and/or the Squeeze-Out; and

(b)	PTM Shares pursuant to the PTM Offer.
“Acquisition Costs” means all costs, fees and expenses (and Taxes thereon) and all stamp duty, registration and other similar Taxes incurred by the Company and/or Bidco in connection with the Acquisition and the Facilities, which for the avoidance of doubt shall also include, without limitation, any professional advisory or success fees in relation to the Acquisition, any duties or fees due to the market authorities (in particular fees owed to the CMVM, Interbolsa and Euronext Lisbon), brokerage costs, printing costs and publication costs and all fees owed to a Finance Party pursuant to the terms of any Finance Document.
“Acquisition Facility” means the PT Acquisition Facility and/or the PTM Acquisition Facility, as the context requires.
“Acquisition Facility Agreement” means the PT Acquisition Facility Agreement and/or the PTM Acquisition Facility Agreement, as the context requires.
“Acquisition Facility Commitment” means the PT Acquisition Facility Commitment and/or the PTM Acquisition Facility Commitment (each as defined in the relevant Acquisition Facility Agreement), as the context requires.
“Acquisition Facility Lender” means a PT Acquisition Facility Lender and/or a PTM Acquisition Facility Lender (each as defined in the relevant Acquisition Facility Agreement), as the context requires.
“Acquisition Facility Loan” means a PT Acquisition Facility Loan and/or a PTM Acquisition Facility Loan (each as defined in the relevant Acquisition Facility Agreement), as the context requires.
“Acquisition Facility Majority Lenders” means the PT Acquisition Facility Majority Lenders and/or the PTM Acquisition Facility Majority Lenders (each as defined in the relevant Acquisition Facility Agreement), as the context requires.
“Acquisition Facility Repayment Instalment” means a PT Acquisition Facility Repayment Instalment and/or a PTM Acquisition Facility Repayment Instalment (each as defined in the relevant Acquisition Facility Agreement), as the context requires.
“Additional Borrower” means a company which becomes an additional borrower in accordance with Clause 22 (Changes to the Obligors).
“Additional Cost Rate” has the meaning given to it in the relevant Facility Agreement.
“ADC Approval” means the English language summary, prepared by Morais Leitao, Galvao Teles, Soares da Silva & Associados according to the instructions and on behalf of the Company, of the commitments agreed with and accepted by the Portuguese Competition Authority relating to the potential acquisition by the Company of the Target as disclosed to the CMVM.
“ADS Programme” means the programme under which the Target deposits ordinary shares of the Target from time to time with the Bank of New York, as depositary, or its custodian, for the creation of American depositary shares (“ADSs”), each representing one ordinary share in the

Target and evidenced by American depositary receipts (“ADRs”), pursuant to the deposit agreement (as amended and restated from time to time) between the Target, the Bank of New York and owners and holders of ADRs, dated as of 25 June 1999, with such ADSs currently listed and traded on the New York Stock Exchange.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agreed Form” means, in relation to a document, that:
(a)	it is in the form agreed by or on behalf of the Company and the Arrangers on or before the signing of this Agreement; or

(b)	if not falling within paragraph (a) above, it is in form and substance satisfactory to the Arrangers (acting reasonably).
“Announcement Date” means the date of registration of the PT Offer and the PTM Offer with the CMVM.
“Approved Fund” means any trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets that is approved on a list separately agreed between the Arrangers and the Company from time to time.
“Assignment Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of Assignment Agreement) or any other form agreed between the Agent and the Company.
“Assignment Date” means, in relation to an assignment, the later of:
(a)	the proposed Assignment Date specified in the relevant Assignment Agreement; and

(b)	the date on which the Agent executes the relevant Assignment Agreement.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” has the meaning given to it in the relevant Facility Agreement.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Back-up Facility B and the PT Facility only, that Lender’s participation in any Back-up Facility Loans or, as the case may be, PT Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Azevedo Family” means Mr. Belmiro Mendes de Azevedo, his family and issue and the family of his issue and/or any participations in any entity controlled by any of them or any trust of which any of them is a beneficiary or a foundation in respect of which members of the Azevedo family have control of the board of directors or the board of curators or trustees.
“Back-up Facility” means Back-up Facility A and/or Back-up Facility B, as the context requires.
“Back-up Facility Agreement” means the Back-up Facility A Agreement and/or the Back-up Facility B Agreement, as the context requires.
“Back-up Facility A” has the meaning given to it in the Back-up Facility A Agreement.
“Back-up Facility A Agreement” means the term loan facility agreement to be entered into by, amongst others, the Back-up Facility A Lenders, the Company and Bidco for the purpose set out in clause 4 (Purpose) of such agreement.
“Back-up Facility A Loan” has the meaning given to it in the Back-up Facility A Agreement.
“Back-up Facility B” has the meaning given to it in the Back-up Facility B Agreement.
“Back-up Facility B Agreement” means the revolving loan facility agreement to be entered into by, amongst others, the Back-up Facility B Lenders, the Company and Bidco for the purpose set out in clause 4 (Purpose) of such agreement.
“Back-up Facility B Loan” has the meaning given to it in the Back-up Facility B Agreement.
“Back-up Facility Commitment” means the Back-up Facility A Commitment and/or the Back-up Facility B Commitment (each as defined in the relevant Back-up Facility Agreement), as the context requires.
“Back-up Facility Lender” means a Back-up Facility A Lender and/or a Back-up Facility B Lender (each as defined in the relevant Back-up Facility Agreement), as the context requires.
“Back-up Facility Loan” means a Back-up Facility A Loan and/or a Back-up Facility B Loan as the context requires.
“Back-up Facility Majority Lenders” means the Back-up Facility A Majority Lenders and/or the Back-up Facility B Majority Lenders (each as defined in the relevant Back-up Facility Agreement), as the context requires.
“Blocked Account Deposit Letter” means the letter delivered to the Agent substantially in the form set out in Schedule 12 (Form of Blocked Account Deposit Letter).
“Borrower” means any Original Borrower, any New Acquisition Facility Borrower, New Acquisition Facility B Borrower and any Additional Borrower which, in each case, has not ceased to be a Borrower in accordance with Clause 22 (Changes to the Obligors).
“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding any Margin and Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Budget” means, in relation to any financial year, the budget delivered by the Company to the Agent in respect of such financial year pursuant to Clause 17.5 (Annual Budget) and prepared in accordance with the form of budget in the agreed form and any updated budget prepared by the Company and delivered to the Agent pursuant to paragraph (c) of Clause 17.5 (Annual Budget).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Lisbon and Amsterdam and (in relation to any date for payment or purchase of euro) any TARGET Day.
“Business Plan” means the business plan in relation to the Group audited by PricewaterhouseCoopers prior to the date of this Agreement, incorporating the economic projections and assumptions in relation to the Group, as enlarged by the acquisition of the Target Assets, and subject to the input of factual data in relation to:
(a)	the direct or indirect shareholding of the Company and/or Bidco in the Target and PT Multimedia;

(b)	the disposal strategy of the Company in relation to PT Multimedia and PTC; and

(c)	the price per PT Share and/or PTM Share to be paid by the Company and/or Bidco in the context of the Offers, required for the finalisation of certain calculations within the Business Plan, prepared by the Company and in the Agreed Form.
“Business Plan Audit Report” means the report prepared by PricewaterhouseCoopers in respect of the audit of the Business Plan addressed to the Company and the Agent on behalf of the Lenders.
“Capital Expenditure” has the meaning given to it in Clause 18 (Financial covenants).
“Cash Confirmation” means the cash confirmation contained in the Cash Confirmation Letter.
“Cash Confirmation Facility” means Cash Confirmation Facility A and/or Cash Confirmation Facility B, as the context requires.
“Cash Confirmation Facility A” has the meaning given to it in the Cash Confirmation Facility Agreement.
“Cash Confirmation Facility Agreement” means the cash confirmation facility agreement to be entered into by, amongst others, the Cash Confirmation Facility Lenders, the Company and Bidco for the purpose set out in clause 4 (Purpose) of such agreement.
“Cash Confirmation Facility B” has the meaning given to it in the Cash Confirmation Facility Agreement.

“Cash Confirmation Facility A Commitment” has the meaning given to it in the Cash Confirmation Facility Agreement.
“Cash Confirmation Facility B Commitment” has the meaning given to it in the Cash Confirmation Facility Agreement.
“Cash Confirmation Facility Lender” means a Cash Confirmation Facility A Lender and/or a Cash Confirmation Facility B Lender (each as defined in the relevant Cash Confirmation Facility Agreement), as the context requires.
“Cash Confirmation Facility Majority Lenders” means the Cash Confirmation Facility A Majority Lenders and/or the Cash Confirmation Facility B Majority Lenders (each as defined in the Cash Confirmation Facility Agreement), as the context requires.
“Cash Confirmation Letter” means the cash confirmation letter to be delivered by the Agent on behalf of the Cash Confirmation Banks to the CMVM in respect of the PT Offer and the PTM Offer respectively on or about the date of this Agreement.
“Cash Equivalent Investments” means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by a bank;

(b)	any investment in marketable obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating which:
(i)	matures within one year after the relevant date of calculation; and

(ii)	is not convertible to any other security;
(c)	open market commercial paper not convertible to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued in the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term or short-term debt obligations, an equivalent rating;
(d)	investments accessible within 90 days in money market funds which:
(i)	have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or

(e)	any other debt security approved by the Majority Lenders,
in each case, to which the Company is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Security Documents) and which can be realised by the Company without further condition.
“Change of Control” has the meaning set out in paragraph (a) of Clause 7.2 (Change of Control).
“Charged Assets” means the assets over which Security is expressed to be created pursuant to any Security Document.
“Chargor” means any person expressed to create Security pursuant to any Security Document.
“Clean-up Period” means the period of six months from and including the PT Settlement Date.
“Closing Date” means the date on which the first Utilisation under a Facility Agreement is made.
“CMVM” means the Portuguese Securities Market Commission (Comissão do Mercado dos Valores Mobiliários).
“Co-Borrower” means:
(a)	with respect to each of the Company and Bidco as Borrower, the other of them; and

(b)	with respect to each of the Target, PTM, PTBV, PTC, TMN and (for so long as it is a direct or indirect Subsidiary of the Target) Optimus as Borrower, the remainder of them to the extent that they have become an Additional Borrower in accordance with Clause 22 (Changes to the Obligors).
“Commitment” means the Cash Confirmation Facility A Commitment, the Cash Confirmation Facility B Commitment, any Acquisition Facility Commitment, any Back-up Facility Commitment or any PT Facility Commitment.
“Compliance Certificate” means a certificate substantially in the form set out in Part I of Schedule 7 (Form of Compliance Certificate).
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.
“Consolidated Cashflow” has the meaning given to it in Clause 18 (Financial covenants).
“Consolidated EBITDA” has the meaning given to it in Clause 18 (Financial covenants).
“Coverage Test” has the meaning given to it in Clause 19.22 (Coverage Test).
“Cure Amount” has the meaning given to it in paragraph (a) of Clause 18.5 (Equity cure).
“Default” means an Event of Default or any event or circumstance in each case specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dutch Obligor” means any Obligor incorporated in the Netherlands.
“Effective Management Control” means the Company and/or Bidco has appointed the majority of the members of the board of directors of the Target and such appointments have taken legal effect before third parties in accordance with the provisions of Portuguese company law.
“Environment” means living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
“Environmental Law” means all laws and regulations of any relevant jurisdiction which:
(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to Hazardous Substances or health and safety matters.
“Environmental Licence” means any Authorisation required at any time under Environmental Law.
“Equity Arrangement” means the transfer to any, or acquisition by, a swap counterparty of shares in the Company held by Sonae for value pursuant to an equity swap arrangement or similar agreement and provided that:
(a)	no event of default is continuing under the equity swap arrangement; and

(b)	either:
(i)	no voting rights in respect of the shares which are the subject of such equity swap arrangement are held by any person other than Sonae at any time; or

(ii)	the voting rights in respect of the shares that are the subject of such equity swap arrangements are capable of being exercised by Sonae.
“Euronext Lisbon” means the stock exchange managed by Euronext Lisbon (Sociedade Gestora de Mercados Regulamentados, S.A.).
“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).
“Existing Acquiror Financial Indebtedness” means the Financial Indebtedness of the Sonaecom Accounting Group specified in Schedule 11 (Existing Acquiror Financial Indebtedness).
“Existing Security” means the Security listed in Part I of Schedule 8 (Security).
“Existing Target Debt” means the Financial Indebtedness of the Target Group existing or committed to immediately before the date on which Effective Management Control of the Target is taken provided that such Financial Indebtedness has only been approved, executed or committed to (where such commitment, pursuant to the applicable law, binds the relevant member of the Target Group to incur such Financial Indebtedness) by directors of the Target and/or its Subsidiaries not appointed by the Company and/or Bidco.
“Facility” means the Cash Confirmation Facility, the Acquisition Facility, the Back-up Facility and/or the PT Facility, as the context requires and “Facilities” shall mean each or any of them together as the context requires.
“Facility Agreement” means the Cash Confirmation Facility Agreement, the PT Acquisition Facility Agreement, the PTM Acquisition Facility Agreement, the Back-up Facility A Agreement, the Back-up Facility B Agreement and/or the PT Facility Agreement, as the context requires.
“Facility Majority Lenders” means the Acquisition Facility Majority Lenders, the Back-up Facility Majority Lenders, the Cash Confirmation Facility A Majority Lenders and/or the Cash Confirmation Facility B Majority Lenders, as the context requires.
“Facility Office” means the office or offices notified by a Lender to the Agent and the Company in writing on or before the date it becomes a Lender (or promptly thereafter) as the office or offices through which it will perform its obligations under the Finance Documents.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Arrangers and the Company, the Agent and the Company, or the Security Agent and the Company, setting out any of the fees referred to in Clause 9 (Fees).
“Finance Document” means this Agreement, each Facility Agreement, the Intercreditor Agreement, any Financial Covenant Annex, each Security Document, each Fee Letter, the Hedging Letter, any Hedging Document, any Accession Letter, any Resignation Letter, any Utilisation Request, any Compliance Certificate, any Assignment Agreement, the Mandate Letter,

the Strategic Options Letter and any other document designated as such by the Agent and the Company.
“Finance Party” means the Agent, the Security Agent, each Arranger, each Bookrunner, each Cash Confirmation Bank and each Lender.
“Financial Covenant Annex” means an annex to the Business Plan delivered in accordance with Clause 18.6 (Confirmation of Financial Covenant Ratios).
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds (other than any performance bond or advance payment bond), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis, except for recourse in respect of customary warranties);

(f)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset and which payment is due more than 150 days after the date of the acquisition;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing (other than forward sales or purchases of currency in the normal course of business);

(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the net aggregate marked to market value as at the relevant date on which the Financial Indebtedness is calculated — or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount — shall be taken into account);

(i)	shares which are expressed to be redeemable prior to the maturity of the Facilities;

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary letter of credit or any other instrument issued by a bank or financial institution (each an “instrument”) provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as being Financial Indebtedness; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
“Fitch” means Fitch Ratings Ltd. or any successor to its ratings business.
“Financial Services Act” means the Dutch Financial Services Act (Wep op het financieel toezicht) dated 28 September 2006 published in the Dutch government Gazette n. 475 on 31 October 2006, as amended from time to time.
“Funds Flow Memorandum” means the funds flow memorandum in the Agreed Form containing details of the projected flow of funds on the Settlement Date and the projected Acquisition Costs which document shall be updated on the date of the relevant Result Notice to reflect the actual flow of funds and Acquisition Costs to be paid on the relevant Settlement Date.
“Group” means the Company and its Subsidiaries for the time being.
“Group Structure Chart” means the group structure chart delivered to the Agent pursuant to Part I of Schedule 2 (Conditions precedent).
“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.
“Hedging Bank” means a Lender or an Affiliate of a Lender that in each case has (i) entered into a Hedging Document and (ii) become a party to the Intercreditor Agreement as a Hedging Bank in accordance with the provisions of the Intercreditor Agreement, provided that no Hedging Bank shall be entitled to benefit from the Security Documents save to the extent that the hedging arrangements it provides are in respect of the Group’s exposure to interest rate fluctuations under or in respect of this Agreement or the other Finance Documents.
“Hedging Documents” means the documents entered into between a member of the Group and a Hedging Bank for the purpose of implementing the hedging strategy required by the Hedging Letter.
“Hedging Letter” means a letter dated on or about the date of this Agreement between the Arrangers and the Company setting out the hedging strategy agreed in relation to the Facilities.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFRS” means international accounting standards within the meaning of Regulation (EC) no.1606/2002 of the European Parliament and of the Council to the extent applicable to the relevant financial statements.
“Indirect Equity Subscription” means the subscription for shares in the Company by two or more reputable banks and/or investment firms (the “Underwriters”) pursuant to the Portuguese Companies Code (Codigo das Sociedades Comerciais) and an underwriting agreement whereby such Underwriters will sell such shares provided that, pursuant to the terms of such underwriting agreement:
(i)	no event of default is continuing, and

(ii)	the Underwriters have waived the exercise of their voting rights in respect of any such shares and such waiver has not expired or ceased to apply.
“Information Memorandum” means the document prepared for the purposes of syndication approved by the Company concerning the Group and the Target and its Subsidiaries which, at the request of the Company, is to be prepared by the Bookrunners (on behalf of the Company) in relation to this transaction and distributed by the Bookrunners to selected financial institutions prior to the Syndication Date in connection with the syndication of the Facilities.
“Information Package” means the Information Memorandum and the Reports.
“Insolvency Significant Subsidiary” means any Subsidiary of the Company whose (i) gross assets, (ii) net revenues or (iii) EBITDA equals or exceeds 2.5 per cent. of the consolidated gross assets, consolidated net revenues or consolidated EBITDA of the Sonaecom Accounting Group as applicable. For this purpose:
(a)	the (i) gross assets, (ii) net revenues or (iii) EBITDA of that Subsidiary of the Company will be determined from its financial statements upon which the latest audited consolidated financial statements of the Sonaecom Accounting Group have been based and the Company shall notify the Agent of any Subsidiary that is an Insolvency Significant Subsidiary in the Compliance Certificate that is delivered with the latest audited consolidated financial statements of the Company in accordance with paragraph (a) of Clause 17.3 (Compliance Certificate) (other than in relation to the list of Insolvency Significant Subsidiaries delivered pursuant to paragraphs (b) and (c) below);

(b)	in relation to the list of Insolvency Significant Subsidiaries delivered as an initial condition precedent under Part I of Schedule 2 (Conditions precedent), only the members of the Sonaecom Accounting Group (which, for the avoidance of doubt, for this purpose excludes any member of the Target Group) which satisfy the relevant criteria as set out in this definition and, from the PT Settlement Date, the Target, PT Multimedia, PTBV, PTC and TMN but not other members of the Target Group, shall be Insolvency Significant Subsidiaries;

(c)	the Company shall deliver to the Agent on the date of delivery of the quarterly consolidated financial statements for the first Accounting Quarter commencing after the PT Settlement Date a list of Insolvency Significant Subsidiaries;

(d)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Sonaecom Accounting Group have been prepared, the (i) gross assets, (ii) net revenues or (iii) EBITDA of that Subsidiary will be determined from the latest financial statements of that Subsidiary and the Company shall notify the Agent of any Subsidiary that is an Insolvency Significant Subsidiary within 10 Business Days of such Subsidiary becoming a member of the Group;

(e)	in relation to a Subsidiary of the Company which has acquired or disposed of a company or a business, the (i) gross assets, (ii) net revenues or (iii) EBITDA of that Subsidiary will be determined from its latest audited financial statements, pro forma adjusted (where appropriate) to reflect that such company or business was acquired or disposed of;

(f)	if an Insolvency Significant Subsidiary disposes of all or substantially all of its assets, it will immediately cease to be an Insolvency Significant Subsidiary and, if such disposal has been to another Subsidiary of the Group, that other Subsidiary (if it is not already) will immediately become an Insolvency Significant Subsidiary; and

(g)	for the twelve months immediately following the PT Settlement Date to determine whether a Subsidiary is an Insolvency Significant Subsidiary, the (i) gross assets, (ii) net revenues and (iii) EBITDA of that Subsidiary of the Company will be calculated by reference to pro forma accounts aggregating the consolidated financial results of the Company and the Target Group in the manner agreed between the Company and the Agent prior to the date of this Agreement.
If there is a dispute as to whether or not a company is an Insolvency Significant Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.
“Intellectual Property” means all patents, designs, copyrights, topographies, trade marks, service marks, trading names, domain names, rights in confidential information and know-how, any other intellectual property and any associated or similar rights, and any interest in any of the foregoing (in each case whether registered or unregistered and including any related licences and sub-licences of the same, applications and rights to apply for the same and wherever subsisting).
“Interbolsa” means Interbolsa, Sociedade Gestora de Sistemas de Liquidacão e de Sistemas Centralizados de Valores Mobiliarios, S.A., the Portuguese joint stock company whose purpose is the management of settlement systems and central securities depository systems.
“Intercreditor Agreement” means the intercreditor agreement entered into or to be entered into between, amongst others, the Lenders, the Agent, the Security Agent, each Hedging Bank to the extent such Hedging Bank is a Lender or an Affiliate of a Lender, the Subordinated Parties (as defined in that agreement) and the Original Borrowers in the Agreed Form.
“Interest Account” means such account of the Company and/or Bidco with the Agent as the Agent and the Company may designate for this purpose.
“Interest Period” has the meaning given to it in the relevant Facility Agreement.
“Investor Equity Commitment Letter” means the letter in the Agreed Form dated on or about the date of this Agreement from Sonae containing certain undertakings by Sonae in relation to the Share Capital Increase addressed to the Finance Parties.
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“Legal Reservations” means:
(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of a court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c)	any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Agent pursuant to Clause 4 (Conditions to Effectiveness) or Clause 22 (Changes to the Obligors).
“Lender” means an Acquisition Facility Lender, a Back-up Facility Lender, a Cash Confirmation Facility Lender or a PT Facility Lender.
“Liabilities” of a Chargor means all present and future moneys, debts and liabilities due, owing or incurred by it to any Finance Party or Hedging Bank under or in connection with any Finance Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).
“Loan” has the meaning given to it in the relevant Facility Agreement.
“Majority Lenders” means a Lender or Lenders whose Available Commitments and participations in the Utilisations then outstanding aggregate more than 66 2/3 per cent. of the Available Facilities and all the Utilisations then outstanding.
“Mandate Letter” means a letter from the Mandated Lead Arrangers to the Company and Bidco originally dated 13 July 2006 as amended from time to time prior to the date of this Agreement.
“Mandatory Cost” has the meaning given to it in the relevant Facility Agreement.
“Margin” has the meaning given to it in the relevant Facility Agreement.
“Market Purchases” has the meaning given to it in the PT Acquisition Facility Agreement.
“Material Adverse Effect” means a material adverse effect on or material adverse change in:
(a)	the business or financial condition of the Group or the Borrowers taken as a whole;

(b)	the ability of the Borrowers and the Material Subsidiaries (taken as a whole) to perform their payment obligations under the Finance Documents or to comply with the financial covenants under this Agreement;

(c)	the validity, legality or enforceability of any Finance Document in any respect materially adverse to the interests of the Lenders taken as a whole; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security, in a way that is materially adverse to the interests of the Lenders taken as a whole, taking into account for the purposes of paragraphs (a) and (b) above:
(i)	any insurance, warranty or other claim or indemnification in respect of the relevant event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (where such member of the Group has demonstrated, to the satisfaction of the Agent (acting reasonably), that such insurance, warranty or other claim or indemnification will be satisfied within 60 days of such event or circumstance occurring having regard to the creditworthiness of each insurer, warrantor or indemnifier); and
(ii)	any commitment by any person to contribute or subscribe any New Equity or Subordinated Debt (permitted under the Finance Documents) directly or indirectly to the Company and/or the Target (having regard to the creditworthiness of that person and provided that:
(A)	such commitment is contributed or subscribed within 45 days, and the shareholders’ meeting to approve any such contribution or subscription of New Equity or the incurrence of any Subordinated Debt is convened within 15 days, of such event occurring; and

(B)	where that commitment to contribute or subscribe for any New Equity or Subordinated Debt is in order to cure an actual or anticipated breach of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) and/or Clause 18.2 (Financial condition of the Target Accounting Group) and the conditions set out in Clause 18.5 (Equity cure) would not be satisfied in relation to such contribution or subscription, such commitment shall be disregarded).
“Material Mandatory Cost Increase” has the meaning given to it in Clause 7.13 (Right of repayment and cancellation in relation to a single Lender or replacement of a Non-Consenting Lender or Non-Funding Lender).
“Material Subsidiary” means, subject to paragraph (c) below, any Subsidiary of the Company whose (i) gross assets, (ii) net revenues or (iii) EBITDA equals or exceeds 10 per cent. of the consolidated gross assets, consolidated net revenues or consolidated EBITDA of the Sonaecom Accounting Group, as applicable. For this purpose:
(a)	the (i) gross assets, (ii) net revenues or (iii) EBITDA of that Subsidiary of the Company will be determined from its financial statements upon which the latest audited consolidated financial statements of the Sonaecom Accounting Group have been based and the Company shall notify the Agent of any Subsidiary that is a Material Subsidiary in the Compliance Certificate that is delivered with the latest audited consolidated financial statements of the Company in accordance with paragraph (a) of Clause 17.3 (Compliance Certificate) (other than in relation to the list of Material Subsidiaries delivered pursuant to paragraphs (b) and (c) below);

(b)	in relation to the list of Material Subsidiaries delivered as an initial condition precedent under Part I of Schedule 2 (Conditions precedent), only the members of the Sonaecom Accounting Group (which, for the avoidance of doubt, for this purpose excludes any member of the Target Group) which satisfy the relevant criteria as set out in this definition and, from the PT Settlement Date, the Target, PT Multimedia, PTBV, PTC and TMN but not other members of the Target Group, shall be Material Subsidiaries;

(c)	the Company shall deliver to the Agent on the date of delivery of the quarterly consolidated financial statements for the first Accounting Quarter commencing after the PT Settlement Date a list of Material Subsidiaries and, to the extent required, other

Subsidiaries (notwithstanding that the (i) gross assets, (ii) net revenues or (iii) EBITDA of such Subsidiary is less than 10 per cent. of the consolidated gross assets, consolidated net revenues or consolidated EBITDA of the Sonaecom Accounting Group) on that date in order to satisfy the Coverage Test;
(d)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Sonaecom Accounting Group have been prepared, the (i) gross assets, (ii) net revenues or (iii) EBITDA of that Subsidiary will be determined from the latest financial statements of that Subsidiary and the Company shall notify the Agent of any Subsidiary that is a Material Subsidiary within 10 Business Days of such Subsidiary becoming a member of the Group;

(e)	in relation to a Subsidiary of the Company which has acquired or disposed of a company or a business, the (i) gross assets, (ii) net revenues or (iii) EBITDA of that Subsidiary will be determined from its latest audited financial statements, pro forma adjusted (where appropriate) to reflect that such company or business was acquired or disposed of;

(f)	if a Material Subsidiary disposes of all or substantially all of its assets, it will immediately cease to be a Material Subsidiary and, if such disposal has been to another Subsidiary of the Group, that other Subsidiary (if it is not already) will immediately become a Material Subsidiary; and

(g)	for the 12 months immediately following the PT Settlement Date, the (i) gross assets, (ii) net revenues and (iii) EBITDA of that Subsidiary of the Company will be calculated by reference to pro forma accounts aggregating the consolidated financial results of the Company and the Target Group in the manner agreed between the Company and the Agent prior to the date of this Agreement.
If there is a dispute as to whether or not:
(i)	a company is a Material Subsidiary; or

(ii)	the Company is in compliance with the Coverage Test,
a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive. For the avoidance of doubt, any Subsidiary that is included by the Company for the purposes of complying with the Coverage Test shall be deemed to be a Material Subsidiary.
“Meditel” means Medi Telecom, S.A.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end, if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service Limited or any successor to its ratings business.
“Net Dividends” has the meaning given to it in paragraph (a) of Clause 7.6 (Mandatory prepayment from Net Dividends received by the Company and/or Bidco from Target).
“Net Equity Proceeds” has the meaning given to it in paragraph (a) of Clause 7.4 (Mandatory prepayment from Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Intra-Group Proceeds and/or Net Proceeds).
“Net Proceeds” has the meaning given to it in paragraph (a) of Clause 7.4 (Mandatory prepayment from Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Intra-Group Proceeds and/or Net Proceeds).
“New Acquisition Facility Borrower” has the meaning given to it in paragraph (a) of Clause 7.15 (Substitution of Borrower).
“New Equity” means:
(a)	a subscription for any shares or supplementary capital in the Company or any other member of the Group that do not carry any right to receive regular periodic distributions or other payments in cash;

(b)	a subscription for redeemable shares in the Company or any other member of the Group with a redemption date falling after the date which is seven years after the Closing Date; or

(c)	any other form of equity contribution to the Company or any other member of the Group agreed to by the Agent (acting reasonably) in writing, in each case where such subscription or contribution does not result in a Change of Control, but excluding the Share Capital Increase.
“Novis” means Novis Telecom, S.A.
“Obligor” means a Borrower and/or a Co-Borrower.
“Offer” means the PT Offer or the PTM Offer, as applicable.
“Offer Closing Date” means the PT Offer Closing Date or the PTM Offer Closing Date, as applicable.
“Offer Document” means:
(a)	the Preliminary Offer Announcement and the preliminary offer announcement relating to the PTM Offer;

(b)	the PT Prospectus and any other offer document to be issued to holders of PT Shares of the Target containing the PT Offer;

(c)	the PTM Prospectus and any other offer document to be issued to holders of PTM Shares containing the PTM Offer; and

(d)	any amendments in relation to documents included in paragraphs (b) and (c) above.

“Optimus” means Optimus — Telecomunicações, S.A.
“Original Borrowers” means the Company and Bidco.
“Original Financial Statements” means:
(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2005; and

(b)	in relation to each Original Borrower other than the Company, its audited financial statements for its financial year ended 31 December 2005.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Communities relating to economic and monetary union.
“Party” means a party to this Agreement.
“Pensions Report” means the pensions report by PricewaterhouseCoopers in relation to the Target Group and addressed to, or capable of being relied on by, the Agent and the other Secured Parties.
“Perfection Requirements” means the making of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications required in relation to the Security Documents or the Security created pursuant to the Security Documents as specifically contemplated by any legal opinion delivered pursuant to Clause 4 (Conditions to Effectiveness) or Clause 22 (Changes to the Obligors).
“Portugal” means the Republic of Portugal.
“Portuguese Competition Authority” means Autoridade da Concorrência, the Portuguese competition authority created by Decree Law no. 10/2003 of 18 January 2003.
“Preliminary Offer Announcement” means the announcement dated 6 February 2006 by Sonae and the Company setting out the preliminary details of the PT Offer, as amended on 8 February 2006.
“Preliminary Squeeze-Out Announcement” means any announcement published by Sonae and the Company setting out the details of the Squeeze-Out.
“Prepaying Borrower” means a Borrower which has made a voluntary prepayment of an Acquisition Facility Loan in accordance with Clause 7.10 (Voluntary prepayment of Acquisition Facility Loans).
“Prepayment Account” means each of the accounts of the Company and/or of Bidco with the Agent as the Agent and the Company or Bidco (as the case may be) may designate for this purpose.
“Prepayment Date” has the meaning given to it in Clause 7.7 (Prepayment Account).
“Professional Market Party” means a professional market party (professionele marktpartij) as defined in or pursuant to the Dutch Financial Services Act as amended from time to time which, as at the date of this Agreement, includes (among others) duly supervised banks, insurance companies, securities institutions, investment institutions and pension funds.

“PT Acquisition Facility” has the meaning given to such term in the PT Acquisition Facility Agreement.
“PT Acquisition Facility Agreement” means the term loan facility agreement to be dated on or about the Settlement Date between, amongst others, the PT Acquisition Facility Lenders, the Company and Bidco for the purpose set out in clause 4 (Purpose) of such agreement.
“PTBV” means Portugal Telecom International Finance B.V.
“PTC” means PT Comunicações S.A.
“PT Facility” has the meaning given to such term in the PT Facility Agreement.
“PT Facility Agreement” means the revolving loan facility agreement in Agreed Form to be entered into by the PT Facility Lenders and the Target for the purpose set out in clause 4 (Purpose) of such agreement.
“PT Facility Lenders” has the meaning given to such term in the PT Facility Agreement.
“PT Facility Loans” has the meaning given to such term in the PT Facility Agreement.
“PT Facility Majority Lenders” has the meaning given to such term in the PT Facility Agreement.
“PTM Acquisition Facility” has the meaning given to such term in the PTM Acquisition Facility Agreement.
“PTM Acquisition Facility Agreement” means the term loan facility agreement to be dated on or about the PTM Settlement Date between, amongst others, the PTM Acquisition Facility Lenders, the Company and Bidco for the purpose set out in clause 4 (Purpose) of such agreement.
“PTM Equity Swap” means the equity swap agreement executed over 30,575,090 shares of PT Multimedia representing 9.9 per cent. of its share capital.
“PTM Offer” means the offer for the PTM Shares (excluding any PTM Shares owned by the Company and/or Bidco) made or proposed to be made on behalf of the Company substantially on the terms and conditions set out in the applicable Offer Documents, as that offer may from time to time be amended, extended, revised or waived in accordance with this Agreement.
“PTM Offer Announcement” means the announcement published in the CMVM bulletin on the Announcement Date and in a Portuguese national newspaper formally launching the PTM Offer.
“PTM Offer Closing Date” means the date specified by the CMVM to be the last date on which acceptances of the PTM Offer may be tendered by holders of shares of PT Multimedia.
“PTM Offer Settlement Amount” means the aggregate of the amount payable for the PTM Shares on the PTM Settlement Date pursuant to the Result Notice in respect of the PTM Offer.
“PTM Prospectus” means the document approved by the CMVM setting out the terms of the PTM Offer and published in a Portuguese national newspaper and made available at the registered offices of the Company and Bidco.

“PTM Settlement Account” means the account nº 8101 of Banco Santander de Negócios Portugal, S.A. with Banco de Portugal having as a beneficiary:
(a)	the account of the Company with an IBAN nº PT50 0081 0001 978 217 208 01 71 and SWIFT code SABNPTPX; and

(b)	the account of Bidco with an IBAN nº PT50 0081 978 217 209 01 62 and SWIFT code SABNPTPX, into which any PTM Shares Payment is required to be made.
“PTM Settlement Date” means, in relation to PTM Shares tendered in the course of the PTM Offer, the date specified by the CMVM in the relevant Result Notice as being the date on which the PTM Shares Payment in respect of the PTM Offer is to be made.
“PTM Shares” means all the issued shares of each class in the capital of PT Multimedia (including any shares issued while the PTM Offer remains open for acceptance and any Treasury Stock).
“PTM Shares Payment” means the payment of the amount required to be paid by the Company and/or Bidco (or, where applicable, by the Cash Confirmation Bank on their behalf) by way of cash consideration for the PTM Shares acquired pursuant to the PTM Offer on the PTM Settlement Date.
“PT Multimedia” means Portugal Telecom, Multimedia, SGPS, S.A.
“PT Offer” means the offer for the PT Shares made or proposed to be made on behalf of the Company substantially on the terms and conditions set out in the applicable Offer Documents, as that offer may from time to time be amended, extended, revised or waived in accordance with this Agreement.
“PT Offer Announcement” means the announcement published in the CMVM bulletin on the Announcement Date and in a Portuguese national newspaper formally launching the PT Offer.
“PT Offer Closing Date” means the date specified by the CMVM to be the last date on which acceptances of the Offer may be tendered by holders of the PT Shares of the Target.
“PT Offer Settlement Amount” means the aggregate of the amount payable for the PT Shares on the PT Settlement Date pursuant to the Result Notice in respect of the PT Offer.
“PT Prospectus” means the document approved by the CMVM setting out the terms of the Offer and published in a Portuguese national newspaper and made available at the registered offices of the Company and Bidco.
“PT Securities Payment” means the payment of the amount required to be paid by the Company and/or Bidco (or, where applicable, by the Financial Intermediary on their behalf) by way of cash consideration for the PT Shares acquired pursuant to the PT Offer on the PT Settlement Date, or in respect of the Squeeze-Out.
“PT Settlement Account” means the account nº 8101 of Banco Santander de Negócios Portugal, S.A. with Banco de Portugal having as a beneficiary:

(a)	the account of the Company with an IBAN nº PT50 0081 0001 978 217 208 01 71 and SWIFT code SABNPTPX; and

(b)	the account of Bidco with an IBAN nº PT50 0081 0001 978 217 209 01 62 and SWIFT code SABNPTPX, into which any PT Securities Payment is required to be made.
“PT Settlement Date” means in relation to PT Shares tendered in the course of the PT Offer, the date specified by the CMVM in the relevant Result Notice as being the date on which the PT Securities Payment in respect of the PT Offer is to be made.
“PT Shares” means all the issued shares of each class in the capital of the Target (including any shares issued while the PT Offer remains open for acceptance, any Treasury Stock and any             shares represented by ADRs).
“PT Tendered Securities” means PT Shares, the holders of which have notified the Financial Intermediary that they accepted the PT Offer in respect of such PT Shares.
“Reference Banks” has the meaning given to it in the relevant Facility Agreement.
“Related Fund” means, in relation to an Approved Fund, another trust, fund or other entity:
(a)	which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets;

(b)	which has the same fund manager or asset manager or, if managed by different fund managers or asset managers, the fund managers or asset managers are Affiliates, or is owned by the same person as the first trust, fund or other entity; and

(c)	the Facility Office of which is located in a jurisdiction which benefits from the same or more favourable treatment (from the perspective of the Obligors) for the purposes of withholding taxes gross-up under Clause 10.2 (Tax gross-up) as the relevant Approved Fund.
“Release Condition” means:
(a)	provided that no Event of Default which has occurred is continuing, the first covenant testing date falling on or after the repayment of 50 per cent. of the aggregate amount of Acquisition Facility Loans drawn on or before the last day of the Availability Period in relation to the Acquisition Facilities where on that date, and on the immediately preceding covenant testing date, either:
(i)	the level of Consolidated Total Net Debt to Consolidated EBITDA (measured by reference to the proportional direct or indirect holding of the Company in the Target) of the Sonaecom Accounting Group is equal to or less than 3.50; or

(ii)	the level of Consolidated Total Net Debt to Consolidated EBITDA of the Sonaecom Accounting Group is equal to or less than 2.75; or

(iii)	where the Company is rated:
(A)	(if rated by only one of S&P, Fitch or Moody’s) at least BBB- by S&P or the equivalent rating by Fitch or by Moody’s; or

(B)	(if rated by two of S&P, Fitch or Moody’s) at least BBB- by S&P or the equivalent rating by Fitch or Moody’s by at least one of them; or

(C)	(if rated by all three of S&P, Fitch or Moody’s) at least BBB- by S&P or the equivalent rating by Fitch or Moody’s by at least two out of three of them; and
(b)	the Company has notified the Agent in writing that it has elected that the Release Condition should apply.
“Relevant Interbank Market” means the European interbank market.
“Relevant Period” has the meaning given to it in Clause 18 (Financial covenants).
“Remaining Acquisition Facility Commitments Limit” has the meaning given to such term in the PT Acquisition Facility Agreement.
“Repeating Representations” means each of the representations set out in paragraphs (a) and (b) of Clause 16.1 (Status), Clauses 16.2 (Binding obligations), 16.3 (Non-conflict with other obligations), 16.4 (Power and authority), paragraph (c) of Clause 16.5 (Validity and admissibility in evidence), 16.6 (Governing law and enforcement), 16.9 (No Default) and 16.14 (Security) to 16.28 (The Offer) (other than 16.17 (Environmental Laws and Licences), paragraph (a) of Clause 16.18 (Group Structure), 16.19 (No prior business), 16.20 (No Financial Indebtedness or Security), paragraphs (b)(C) and (b)(D) of Clause 16.21 (Target Shares and Target Group Shares), 16.22 (Intellectual Property), 16.23 (Solvency), 16.26 (Pensions) and 16.27 (Insurances).
“Replacement Financing” has the meaning given to it in the Cash Confirmation Facility Agreement.
“Reports” means the documents listed in paragraph 5 of Part I of Schedule 2 (Conditions precedent).
“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).
“Restricted Person” means:
(a)	any person with an interest (direct or indirect) in the shares in the Company (other than any director or officer or other employee of any member of the Group by virtue of their participation in any management or employee share scheme) exceeding 5 per cent.;

(b)	any joint venture, consortium, partnership or similar arrangement of which any person described in paragraph (a) above is a member;

(c)	any Affiliate of any person described in paragraph (a) or (b) above; and

(d)	any person owning beneficially and/or legally (directly or indirectly) 20 per cent. or more of the equity interest in, or 20 per cent. or more of whose equity interest is owned beneficially and/or legally (directly or indirectly) by, any person described in paragraph (a) or (b) above.

“Result Notice” means any notice published by the Financial Intermediary or Euronext Lisbon of the final outcome of the relevant Offer specifying (amongst other things) whether the Offer has been successful and, in the case of the PT Offer, the number of PT Shares that have been tendered to the PT Offer by their holders and, in the case of the PTM Offer, the number of PTM Shares that have been tendered to the PTM Offer by their holders and which are to be acquired by the Company and/or Bidco pursuant to that Offer.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to its ratings business.
“Secured Obligations” means any Liabilities secured by the Security Documents.
“Secured Party” means a Finance Party or a Hedging Bank.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Document” means the documents listed in Part II of Schedule 8 (Security) and any other security document that may at any time be given as security for any of the Liabilities pursuant to or in connection with any Finance Document.
“Security Property” has the meaning given to it in paragraph 1 of Schedule 9 (Security agency provisions).
“Settlement Account” means the PT Settlement Account or the PTM Settlement Account, as applicable.
“Settlement Date” means the PT Settlement Date or the PTM Settlement Date, as applicable.
“Settlement Utilisation Request” means a notice substantially in the form set out in Schedule 3 of this Agreement.
“Share Capital Increase” means a capital increase effected by the shareholders of the Company through the issue of securities of whatever nature, including, without limitation, ordinary shares, mandatorily convertible securities, Type B Shares and/or non-voting shares of the Company for consideration in cash for a paid-up or debt subscription amount (such amount including both the nominal value of any new shares to be issued and premium) equal to the amount produced by the formula below:
€1,500,000,000 multiplied by X
where:
“x” = y/z but provided that “x” is less than or equal to 1
“y” = the aggregate of:
(a)	the PT Offer Settlement Amount; plus

(b)	the PTM Offer Settlement Amount; plus

(c)	the Acquisition Costs (provided such costs are financed by a drawing under the Facilities); plus

(d)	the Remaining Acquisition Facilities Commitment.

“z” = the aggregate of:
(a)	€11,500,000,000; plus

(b)	the maximum principal amount advanced under Back-up Facility A that is refinanced with amounts drawn under the PT Facility.
“Shareholder’s Funds Deposit” has the meaning given to it in the Cash Confirmation Facility Agreement.
“Sonae” means Sonae, SGPS, S.A.
“Sonaecom Accounting Group” means the Company and any other companies (excluding Vivo (to the extent Vivo is not a Subsidiary of the Company)) which are required to be included in the Company’s consolidated financial statements in accordance with IFRS from time to time.
“Sonae Group” means Sonae and its Subsidiaries from time to time.
“Squeeze-Out” means the procedures set out in Title III, Chapter III, Section III, Articles 194 and 195 of Decree Law no. 486/99 of 13 November 1999 of the Portuguese Securities Code.
“Squeeze-Out Documents” means the Preliminary Squeeze-Out Announcement and any other document to be issued to holders of the PT Shares (other than Bidco or the Company) containing details of the Squeeze-Out.
“Strategic Options Letter” means the letter addressed to the Agent, setting out an outline of the Company’s strategy after the PT Settlement Date in relation to certain acquisitions, disposals and other restructuring steps of the Group after Effective Management Control of the Target has been taken.
“Structure Memorandum” means the report in form and substance satisfactory to the Arrangers (acting reasonably) relating to the Acquisition and the Facilities prepared by the Company and reviewed by Morais Leitao, Galvao Teles, Soares da Silva & Associados (in relation to matters of Portuguese law), Baker & McKenzie Amsterdam NV (in relation to matters of Dutch law) and Skadden, Arps, Slate, Meagher & Flom LLP (in relation to matters of New York law) with reliance letters in the Agreed Form from each of these law firms addressed to the Agent and the other Secured Parties.
“Subordinated Debt” means any loan made to the Company or other Financial Indebtedness borrowed or incurred by the Company:
(a)	which:
(i)	is provided by a shareholder of the Company;

(ii)	does not provide for any cash pay interest or which provides for (“PIYC”) pay-if-you-can interest to accrue only in circumstances where, and for so long as, the Company is otherwise permitted to make payments or distributions in respect of such Financial Indebtedness under the terms of this Agreement;

(iii)	has a maturity date later than the date falling seven years after the Closing Date;

(iv)	does not receive any credit support from any member of the Group other than the Company as borrower on an unsecured basis; and

(v)	is subject to the terms of, and the creditor of the loan has become a party to, a subordination agreement in form and substance satisfactory to the Majority Lenders (acting reasonably); or
(b)	which, if it does not fall within paragraph (a) above, is otherwise on terms acceptable to, and approved by, the Majority Lenders (acting reasonably).
“Subsequent Utilisation Request” has the meaning given to it in the PT Acquisition Facility Agreement.
“Subsidiary” means, in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity:
(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a subsidiary of another Subsidiary of the holding company, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.
“Switchover Date” has the meaning given to it in paragraph (b) of Clause 18.4 (Financial covenant calculations).
“Syndication” means general syndication of the Facilities.
“Syndication Date” means the date (as determined by the Arrangers and notified to the Company and being a date no later than six months after the PT Settlement Date) on which Syndication has been completed.
“Target” means Portugal Telecom, SGPS, S.A.
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
“Target Accounting Group” means the Target and any other companies (excluding Vivo (to the extent Vivo is not a Subsidiary)) which are required to be included in the Company’s consolidated financial statements in accordance with IFRS from time to time.
“Target Assets” means the PT Shares and the PTM Shares to be acquired, directly or indirectly, by the Company or Bidco pursuant to the Offers and/or any Market Purchases.
“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.
“Target Group” means the Target and its Subsidiaries to be acquired, directly or indirectly, by the Company and/or Bidco pursuant to the Offers.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“TMN” means Telecomunicações Móveis Nacionais, S.A.
“Total Acquisition Facility Commitments” means the aggregate of all the Commitments under the PT Acquisition Facility and the PTM Acquisition Facility which shall not at any time exceed €10,750,000,000.
“Total Back-up Facility Commitments” means the aggregate of all the Commitments under Back-up Facility A and Back-up Facility B which shall not at any time exceed €4,000,000,000.
“Total Cash Confirmation Facility Commitments” means the aggregate of the Total Cash Confirmation Facility A Commitments and the Total Cash Confirmation Facility B Commitments (each as defined in the Cash Confirmation Facility Agreement), being €11,027,104,774 at the date of this Agreement.
“Total Commitments” means the aggregate of all the Commitments under the Facilities which shall not at any time exceed €14,750,000,000.
“Transaction Documents” means:
(a)	the Finance Documents;

(b)	the Offer Documents; and

(c)	the Investor Equity Commitment Letter.
“Trapped Cash” means any credit balance on any deposit, savings, current or other account, or cash in hand, of any member of the Group which cannot be applied immediately for the purpose of repaying the Facilities under the terms of the Finance Documents and, in particular, which cannot be up-streamed or transferred to a member of the Group which would otherwise be able to apply it immediately for the purpose of repaying the Facilities without:
(a)	it being unlawful to do so or breaching the fiduciary or statutory duties of the relevant officers or directors of any member of the Group or giving rise to a material risk of personal liability to do so;

(b)	breaching a financial assistance prohibition, corporate benefit restriction or prohibition, constitutional document restriction or prohibition or other legal restriction or prohibition applicable to a member of the Group;

(c)	in relation to members of the Target Group only, breaching the terms of any agreement entered into before the assumption of Effective Management Control of the Target provided that such agreements were only entered into, approved or committed to (where such commitment, pursuant to the applicable law, binds the relevant member of the Target Group to enter into such agreements) by directors of the Target and its Subsidiaries not appointed by the Company and/or Bidco;

(d)	any member of the Group incurring Tax costs which, in aggregate, exceed 15 per cent. of the amount which would otherwise be due to be prepaid; or

(e)	such up-stream or transfer having been approved by a duly convened shareholders’ meeting of the Company and where (i) such shareholders’ meeting is necessary for the relevant up-stream or transfer to a member of the Group and (ii) the Company has used its best endeavours to obtain such approval.
“Trapped Cash Repayment Amount” has the meaning given to it in Clause 7.16 (Repayment of PT Facility from Trapped Cash).
“Treasury Stock” means, in relation to the Target, any issued share capital of the Target owned or held by the Target and/or by PT Multimedia provided that PT Multimedia is controlled by the Target and, in relation to PT Multimedia, any issued share capital of PT Multimedia owned or held by PT Multimedia.
“Type B Shares” means the class of shares issued by the Company, in accordance with the articles of association of the Company, in relation to which the voting rights are limited to one vote per shareholder, irrespective of the number of shares of such class held by an individual shareholder from time to time.
“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.
“Utilisation” means a utilisation of a Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means:
(a)	a Settlement Utilisation Request; and/or

(b)	a Utilisation Request or Subsequent Utilisation Request as each such term is defined in each relevant Facility Agreement.
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
“Vivo” means Brasilcel N.V. and/or VIVO Participações S.A. (formerly Telesp — Celular Participações S.A.).
1.2 Construction
(a) Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, the “Arranger”, any “Borrower”, any “Cash Confirmation Bank”, any “Co-Borrower”, any “Finance Party”, any “Hedging Bank”, any “Lender”, any “Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;
(iv)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation (including any indemnity) is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law being one with which it is the practice of the relevant person or, in the case of a Finance Party, the banking industry in the relevant jurisdiction to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Lisbon time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears:
(i)	a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(ii)	a term defined in any other Finance Document but not defined in this Agreement shall have the same meaning as in that Finance Document.
(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e)	No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate or any other document signed by a director, officer or employee save in the case of gross negligence or fraud in which case liability (if any) will be determined in accordance with applicable law.

(f)	Where a person (the “first person”) is required to “ensure” or “procure” certain acts or circumstances in relation to any other person (the “second person”) and the first person owns 90 per cent. or less of the equity in the second person and the balance of the equity is not owned by an Affiliate of the first person, such first person shall only be obliged to use its reasonable efforts to ensure or procure, subject to all limitations and restrictions on the influence it may exercise as a parent or shareholder over such second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee of such acts or circumstances.

(g)	In this Agreement, where it relates to a Dutch entity, a reference to:
(i)	a winding-up, administration or dissolution includes a Dutch entity being:
(A)	declared bankrupt (failliet verklaard); or

(B)	dissolved (ontbonden);
(ii)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(iii)	insolvency includes a bankruptcy and moratorium;

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder;

(vi)	“security right” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(vii)	an attachment includes a beslag; and

(viii)	a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.
1.3	Third party rights

Other than a Hedging Bank in relation to Clause 15 (Joint and several liability) and unless otherwise expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2
THE FACILITIES
2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, each of (i) the Cash Confirmation, (ii) the Acquisition, (iii) the payment of Acquisition Costs, (iv) the refinancing of amounts drawn by the Company and/or Bidco, (v) the funding of dividend payments and intra-Group transfers and (vi) the refinancing of Existing Target Debt will be financed by the Facilities, as more specifically set out in the relevant Facility Agreement.

(b)	The Acquisition Facility, the Cash Confirmation Facility and the Back-up Facility will be available for utilisation by the Company and Bidco.

(c)	The PT Facility will be available for utilisation by the Target, PT Multimedia, PTBV, PTC, TMN or (from the date on which it becomes a member of the Target Group) Optimus, subject in each case to the relevant entity acceding to this Agreement and the PT Facility Agreement as an Additional Borrower in accordance with the terms of Clause 22.2 (Additional Borrowers).

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party and/or each Hedging Bank under the Finance Documents are several. Failure by a Finance Party or a Hedging Bank to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party or Hedging Bank is responsible for the obligations of any other Finance Party or Hedging Bank under the Finance Documents.

(b)	The rights of each Finance Party and each Hedging Bank under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party or a Hedging Bank from an Obligor shall be a separate and independent debt.

(c)	A Finance Party or a Hedging Bank may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Company as Obligors’ agent

Each Obligor (other than the Company):
(a)	irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents, and irrevocably authorises:
(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents other than any Hedging Documents (including amendments and variations of and consents under any such Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Borrower pursuant to the Finance Documents to the Company; and
(b)	confirms that:
(i)	it will be bound by any action taken by the Company under or in connection with the Finance Documents other than any Hedging Documents; and

(ii)	each Finance Party may rely on any action purported to be taken by the Company on behalf of that Borrower.
2.4	Acts of the Company

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by or inability of the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

2.5	Professional Market Party representation by Lenders

Each Lender who is or may be required to lend to a Dutch Obligor makes the following representations and warranties to such Dutch Obligor:
(a)	each Lender which is a party to this Agreement on the date hereof represents and warrants to the Dutch Obligor that it is a Professional Market Party; and

(b)	each Existing Lender and each New Lender acknowledges and is aware that the Dutch Obligor has relied upon such representation and warranty for the purpose of complying with Dutch regulatory requirements.
3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it solely for the purposes set out in the applicable Facility Agreement, where relevant in accordance with the Funds Flow Memorandum.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS TO EFFECTIVENESS

(a)	The obligations of the Lenders under this Agreement and under each Facility Agreement will not become effective until the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent

(acting reasonably). The Agent shall notify the Company, the Lenders and the Cash Confirmation Banks promptly upon being so satisfied.

(b)	Notwithstanding paragraph (a) above, no Lender shall be obliged to fund a utilisation under a Utilisation Request delivered pursuant to a Facility Agreement until any conditions to utilisation required under a relevant Facility Agreement have been satisfied.

SECTION 3
UTILISATION
5.	UTILISATION

(a)	Subject to the terms of this Agreement and the relevant Facility Agreement, each Lender severally agrees to make Loans to the relevant Borrower during the relevant Availability Period, in amounts (in euro) as provided in the relevant Facility Agreement.

(b)	The Agent will promptly notify the Lenders of the amount of each Lender’s participation in a Loan following receipt of a Utilisation Request.

(c)	The Obligors acknowledge that no Lender will be obliged to fund its participation in a Loan under a Facility if, as a result of such Loan:
(i)	the Total Acquisition Facility Commitments (less any commitment cancelled on receipt of the relevant Result Notice pursuant to the success of the relevant Offer) and/or Total Back-up Facility Commitments would be exceeded; and/or

(ii)	the aggregate of the PT Total Facility Commitments and the Back-up Facility Commitments would exceed €4,000,000,000, other than, in the case of a Loan (the “Refinancing Loan”) the purpose of which is to refinance, directly or indirectly, an existing Loan (the “Existing Loan”), under a Facility where:
(A)	the aggregate of the Existing Loan and the Refinancing Loan exceeds the Total Acquisition Facility Commitments (less any commitment cancelled as referred to above) and/or the Total Back-up Facility Commitments, as the case may be, only to effect such refinancing; and

(B)	the Existing Loan and the Refinancing Loan are together outstanding for a period no later than the close of business on the date of Utilisation of the Refinancing Loan.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

Each Borrower shall repay the Loans borrowed by it in full on the repayment dates and in the relevant percentage repayment instalments set out for each Facility in the relevant Facility Agreement.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If at any time after the relevant Lender becomes a party to this Agreement and a Facility Agreement it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or any Facility Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, either:
(i)	the Commitment of that Lender will be immediately cancelled and each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); or

(ii)	the Company may, if it gives the Agent and that Lender not less than 10 Business Days’ prior notice, arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations to a New Lender or Existing Lender (as each such term is defined in Clause 21.1 (Assignments and transfers by the Lenders) willing to accept that transfer and any participation in a Utilisation shall be transferred for a purchase price equal to the outstanding principal amount of such Lender’s participation in such Utilisation and all accrued interest, fees and other amounts payable on the proposed date of transfer to such Lender under the terms of this Agreement but remaining unpaid on the proposed date of transfer; and
(c)	any replacement of a Lender pursuant to paragraph (b)(ii) above must take place no later than the earlier of (i) the date falling 90 days after the date the Lender notified the Agent of its inability to perform any of its obligations under the relevant Facility and this Agreement or to fund or maintain its participation in any Loan due to unlawfulness and (ii) the last day of any applicable grace period permitted by law.
7.2	Change of Control

(a)	In this Clause 7.2:
(i)	a “Change of Control” will occur:

(A)	if at any time:
(I)	any single person or group of persons acting in concert (other than the Azevedo Family) acquires, directly or indirectly, beneficially more than 50 per cent. of the issued share capital of, or the ability directly or indirectly to exercise at least 50 per cent. of the voting rights in, Sonae, SGPS, S.A.; or

(II)	the Azevedo Family does not hold, directly or indirectly, beneficially both:
(x)	more than 33.34 per cent. of the issued share capital of, or the ability directly or indirectly to exercise at least 33.34 per cent. of the voting rights in, Sonae; and

(y)	the right to appoint the majority of the board of directors of Sonae, or the power to manage or direct Sonae by virtue of rights under a contract or other legally binding arrangement;
(B)	if at any time while the Release Condition remains unsatisfied:
(I)	any single person or group of persons acting in concert (other than a single person or group of persons acting in concert which are controlled by Sonae) acquires, directly or indirectly, beneficially more than 50 per cent. of the voting rights in the Company; or

(II)	Sonae, does not hold, directly or indirectly, beneficially both:
(x)	more than 33.34 per cent. of the issued share capital of, or the ability directly or indirectly to exercise at least 33.34 per cent. of the voting rights in, the Company; and

(y)	the right to appoint the majority of the members of the board of directors of the Company;
(C)	if at any time while the Release Condition is satisfied:
(I)	any single person or group of persons acting in concert (other than a single person or group of persons acting in concert which are controlled by Sonae) acquires, directly or indirectly, beneficially more than 50 per cent. of the voting rights in, the Company or the right to appoint the majority of the members of the board of directors of the Company; or

(II)	Sonae, does not hold, directly or indirectly, beneficially more than 33.34 per cent. of the issued share capital of, or the ability directly or indirectly to exercise at least 33.34 per cent. of the voting rights in, the Company; or
(D)	at any time after the PT Settlement Date, the Company and/or Bidco ceases together in aggregate to hold, directly or indirectly, beneficially more than 50 per cent. of the voting rights in the Target or ceases together in aggregate to hold, directly or indirectly, the right to determine the composition of the board of directors of the Target;

(ii)	for the purpose of paragraph (a)(i) above:
(A)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate together with a view to obtaining or consolidating control of another body corporate; and

(B)	the number of “voting rights” with respect to Type B Shares of the Company will be calculated as being equal to the number of shareholders holding Type B Shares and attending the most recent General Assembly of the Company; and
(iii)	notwithstanding paragraph (a)(i) above each of:
(A)	the Equity Arrangement; and

(B)	up to the date falling nine months after the date of any Indirect Equity Subscription, that Indirect Equity Subscription,

will not constitute a Change of Control.
(b)	If a Change of Control occurs:
(i)	the Company shall promptly notify the Agent upon becoming aware of that event; and

(ii)	each Lender may by notice to the Company require its participation in the Facilities to be immediately cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable within 30 days of such notice.
7.3	Mandatory cancellation

If:
(a)	the PT Offer is withdrawn at the request of the Company and/or Bidco; or

(b)	the PT Offer lapses by operation of law or otherwise; or

(c)	the PT Offer is cancelled or terminated by the CMVM; or

(d)	if the Offer is not successful or any conditions of the Offer are not met,

then, on the relevant date (which in the case of paragraph (d) above shall be the date of the Result Notice), all of the Available Commitments in respect of each Facility shall be automatically and immediately cancelled.
7.4	Mandatory prepayment from Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Intra-Group Proceeds and/or Net Proceeds

(a)	In this Clause 7.4:

“Acquired Securities Disposal Proceeds” means any cash proceeds realised from any disposal of PT Tendered Securities and/or PTM Shares, in each case after the relevant Settlement Date, by any member of the Group to any person who is not a member of the Group in accordance with paragraph (b)(xi) of Clause 19.15 (Disposals), net of (i) all taxes applicable on, or (ii) any taxes in respect of any capital gain resulting from, such disposal and of all costs, commissions, fees and expenses reasonably incurred by such member of the Group in arranging and effecting such disposal.

“Net Equity Proceeds” means:
(i)	50 per cent. of the cash proceeds of any issue of shares or any issue of equity-linked instruments actually received in cash by any member of the Group other than the Company (the “Recipient”), other than:
(A)	any such proceeds received by the Recipient from another member of the Group; and

(B)	any such proceeds received by the Recipient in respect of any issue of shares or any issue of equity-linked instruments falling within sub-paragraph (b)(ix) of Clause 19.21 (Issue of shares); and
(ii)	in relation to the Company, 100 per cent. of any Cure Amounts that are contributed or subscribed in order to cure a breach of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) and/or Clause 18.2 (Financial condition of the Target Accounting Group) in accordance with the provisions of Clause 18.5 (Equity cure), in each case after deduction of all costs, commissions, fees and expenses reasonably incurred by such member of the Group in connection with such issue of shares or equity-linked instruments.
“Net Intra-Group Proceeds” means the cash consideration actually received by the Company in respect of the disposal by the Company to members of the Target Group of the PTM Shares and other assets owned by the Company, net of (i) all taxes applicable on, or (ii) any taxes in respect of any capital gain resulting from, such disposal and of all costs, commissions, fees and expenses reasonably incurred by such member of the Group in arranging and effecting such disposal.
“Net Proceeds” means the cash consideration actually received by any member of the Group in respect of the disposal, to any person who is not another member of the Group, of all or any part of its business, undertaking or assets:
(i)	excluding any Acquired Securities Disposal Proceeds, Net Intra-Group Proceeds or Net Meditel Proceeds;

(ii)	excluding the amount of cash consideration generated by any disposal which, when aggregated with the amount of cash consideration generated by other disposals received during the term of this Agreement by any member of the Group, does not exceed €25,000,000 (or its equivalent in another currency or currencies) (but ignoring, for the purposes of determining whether or not this limit has been met, the amount of any Acquired Securities Disposal Proceeds, Net Meditel Proceeds and/or Net Intra-Group Proceeds received by the Company and/or Bidco and any other disposal proceeds received by the Company and/or Bidco already applied (or deposited in the Prepayment Account for application) in prepayment of the Facilities);

(iii)	excluding, once the threshold amount set out in paragraph (ii) above has been met, the amount of cash consideration generated by any disposal which, when aggregated with the amount of cash consideration generated by each other single disposal forming part of the same transaction, does not exceed €2,500,000 (or its equivalent in another currency or currencies); and

(iv)	excluding disposals permitted by paragraphs (b)(i) to (b)(iv), b(v) (but only to the extent that such proceeds are not applied in prepayment of Acquisition Facility Loans in accordance with that paragraph or are equal to or less than €150,000,000), (b)(vii), (b)(viii) (but only with respect to disposal proceeds which are otherwise (A) permitted to be retained by the disposing entity in accordance with other provisions of this Agreement or (B) required to be prepaid in accordance with the provisions of this Agreement), (b)(xi), (b)(xiii) to (b)(xvii) (except to the extent that the relevant disposal is approved on the condition that the proceeds realised are applied in prepayment of the Facilities) and (b)(xx) of Clause 19.15 (Disposals),

in each case:
(A)	net of (i) all taxes applicable on, or (ii) any taxes in respect of any capital gain resulting from, such disposal and of all costs, commissions, fees and expenses reasonably incurred by such member of the Group in arranging and effecting such disposal; and

(B)	after deducting any amount required to discharge any Financial Indebtedness permitted pursuant to Clause 19.20 (Financial Indebtedness) that is subject to Security permitted pursuant to Clause 19.12 (Negative pledge) (other than pursuant to the Security Documents) (including any applicable prepayment or cancellation fee) which any member of the Group is obliged to discharge in relation to the asset sold, transferred or disposed of in order for such sale, transfer or disposal to take place to the extent that such permitted Financial Indebtedness was not incurred immediately prior to such disposal for the purpose of that disposal.
“Net Meditel Proceeds” means any cash proceeds realised from a disposal pursuant to paragraph (b)(xviii) of Clause 19.15 (Disposals) (the “Meditel Disposal”) net of (i) all taxes applicable on, or (ii) any taxes in respect of any capital gain resulting from, such disposal and of all costs, commissions, fees and expenses reasonably incurred by such member of the Group in arranging and effecting such disposal, after deducting any amount applied or allocated to be applied towards an acquisition permitted pursuant to paragraph (b)(xiv)(B) of Clause 19.13 (Acquisitions and investments) provided that such amount has been applied within 18 months of the date of the Meditel Disposal.

(b)	The Company shall ensure that 100 per cent. of any Acquired Securities Disposal Proceeds, Net Equity Proceeds and/or Net Intra-Group Proceeds received by it and Bidco are in each case paid into the Prepayment Account in accordance with Clause 7.7 (Prepayment Account) for application in accordance with Clause 7.8 (Application of Proceeds).

(c)	The Company shall ensure that 100 per cent. of any Net Proceeds received by it and/or Bidco which either:
(i)	individually; or

(ii)	when aggregated with the amount of any other Net Proceeds in aggregate received by it and/or by Bidco, equal or exceed €10,000,000 are in each case paid into the Prepayment Account in accordance with Clause 7.7 (Prepayment Account) for application in accordance with Clause 7.8 (Application of Proceeds).
(d)	The Company shall procure that any Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Proceeds and/or Net Meditel Proceeds received by any member of the Group (other than the Company and/or Bidco), other than any Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Proceeds or Net Meditel Proceeds which constitute Trapped Cash (but only until such proceeds no longer constitute Trapped Cash), are applied either:
(i)	as soon as reasonably practicable and in any event within six months (or within 18 months of their receipt in the case of Net Meditel Proceeds towards the purchase of Sonaecom assets (including PTM Shares) which assets are to be used in the Group’s business); or

(ii)	within six months (or 18 months in the case of Net Meditel Proceeds) of their receipt, by way of dividend, capital reduction or any other form of capital distribution (each a “distribution”) to the relevant member of the Group’s immediate parent (and the Company and/or Bidco shall further procure that each immediate parent shall, if it is not the Company or Bidco, in turn apply the proceeds of any such distribution other than any proceeds which constitute Trapped Cash until those proceeds no longer constitute Trapped Cash, by way of further distribution to its immediate parent).
(e)	The Company and/or Bidco shall (and the Company shall ensure that each other member of the Group other than Bidco will) use all reasonable endeavours to take such action or steps as may be necessary to ensure that Acquired Securities Disposal Proceeds, Net Equity Proceeds or Net Proceeds which fall within the definition of “Trapped Cash” cease to constitute Trapped Cash as soon as practicable after the same becomes “Trapped Cash”.

(f)	To the extent permitted by law and provided that no significant costs and/or expenses (other than, for the avoidance of doubt, any legal fees and/or any fees incurred in the registration and/or perfection of the Security) would be incurred by the Group by providing such security, any Trapped Cash will be transferred to an interest bearing account of the Company, Bidco, the Target or PT Finance B.V. with the Agent (the “Trapped Cash Account”) (or any other member of the Group approved by the Agent), secured in favour of the Lenders.

(g)	No amount may be withdrawn or transferred from the Trapped Cash Account except:
(i)	(on any amounts held therein ceasing to constitute Trapped Cash) to be applied in accordance with paragraph (d)(ii) above or as otherwise permitted under this Agreement;

(ii)	to invest in Cash Equivalent Investments, provided that:
(A)	Security in favour of, and satisfactory to, the Finance Parties, in such form as the Agent may agree, is granted in respect of such investments for the period from when such Cash Equivalent Investments are made or entered into until they terminate; and

(B)	any such investments are liquidated and credited back to the Trapped Cash Account promptly on such amounts ceasing to constitute Trapped Cash, for application in accordance with paragraph (i) above;
(iii)	to be applied in prepayment of any amounts outstanding under the PT Facility provided that in respect of any such prepayment the provisions of Clause 7.16 (Repayment of PT Facility from Trapped Cash) shall apply; or

(iv)	with the prior consent of the Majority Lenders.
(h)	Any amount not permitted to be applied to the Trapped Cash Account pursuant to paragraph (f) above may be applied in prepayment of any amounts outstanding under the PT Facility provided that in respect of any such prepayment the provisions of Clause 7.16 (Repayment of PT Facility from Trapped Cash) shall apply.

(i)	This Clause 7.4 is subject to the provisions of Clause 19.33 (Release Condition).

7.5	Mandatory prepayment from Net Share Capital Increase Proceeds

(a)	In this Clause 7.5:

“Net Share Capital Increase Proceeds” means the cash proceeds received by the Company and/or Bidco (pursuant to the Share Capital Increase either directly or indirectly through an Indirect Equity Subscription (if any) in respect of such Share Capital Increase) in an amount not exceeding the amount of the Share Capital Increase after deducting (without double-counting):
(i)	fees and transaction costs incurred in connection with the Share Capital Increase or any Indirect Equity Subscription; and/or

(ii)	Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of such Share Capital Increase.
(b)	The Company shall ensure that any Net Share Capital Increase Proceeds other than any Net Share Capital Increase Proceeds permitted to be applied in accordance with Clause 19.19 (Restricted payments) are paid into the Prepayment Account in accordance with Clause 7.7 (Prepayment Account) for application in accordance with Clause 7.8 (Application of Proceeds).

7.6	Mandatory prepayment from Net Dividends received by the Company and/or Bidco from Target

(a)	In this Clause 7.6:

“Net Dividends” means any dividends, distributable reserves, retained earnings, proceeds of any capital reduction or any other form of capital distribution (each a “distribution”) to shareholders in any financial year of the Company received in cash by the Company and/or Bidco from the Target on or after the date of this Agreement after deducting any Taxes payable in respect of any such distribution and after deducting all costs, commissions, fees and expenses reasonably incurred in effecting any such distribution.

(b)	The Company and/or Bidco shall ensure that any Net Dividends received by the Company and/or Bidco at any time are paid into the Prepayment Account in accordance with Clause 7.7 (Prepayment Account) for application in accordance with Clause 7.8 (Application of Proceeds).

(c)	This Clause 7.6 is subject to provisions of Clause 19.33 (Release Condition).

7.7	Prepayment Account

(a)	In this Clause 7.7:

“Eligible Proceeds” means Acquired Securities Disposal Proceeds, Net Dividends, Net Intra-Group Proceeds, Net Proceeds and/or Net Share Capital Increase Proceeds as the context requires.

“Excess Proceeds” means Eligible Proceeds remaining after deduction of the Interest Payment Amount.

“Interest Payment Amount” means the amount equal to the amount of interest payable on the Acquisition Facilities and Back-up Facility A for the 12-month period immediately following the proposed Prepayment Date notified by the Company to the Agent in relation to Eligible Proceeds, as calculated by the Agent.

“Proceeds” means Acquired Securities Disposal Proceeds, Net Dividends, Net Equity Proceeds, Net Intra-Group Proceeds, Net Proceeds and/or Net Share Capital Increase Proceeds, as the context requires.

(b)	The Company shall ensure that all Proceeds (or an equal amount) are paid directly into (or, within five Business Days after the date (the “Receipt Date”) on which any Proceeds have been received by the Company and/or Bidco (or, in relation to Net Equity Proceeds only, by any other member of the Group), are transferred into) the Prepayment Account.

(c)	Within five Business Days after the Receipt Date (as defined in paragraph (b) above on which any Proceeds have been received by the Company and/or Bidco (or, in relation to Net Equity Proceeds only, by any other member of the Group), the Company shall notify the Agent of the Receipt Date, the amount in euro equal or equivalent to those Proceeds and, subject to paragraph (d) below, the proposed date of prepayment of those Proceeds or, as the case may be, Excess Proceeds (the “Prepayment Date”) (which must be at least five Business Days after the date of that notice).

(d)	The Company may (at its option in relation to Eligible Proceeds only) direct the Agent by written notice to transfer an amount up to the Interest Payment Amount into the Interest Account for application against payments of interest due on the Acquisition Facilities and Back-up Facility A when such amounts fall due for payment.

(e)	No amount may be withdrawn or transferred from the Prepayment Account except:
(i)	to make the prepayments as required under Clause 7.8 (Application of Proceeds) or as otherwise permitted under this Agreement;

(ii)	to transfer amounts not exceeding the Interest Payment Amount from time to time to the Interest Account;

(iii)	to invest in Cash Equivalent Investments, provided that:

(A)	Security in favour of, and satisfactory to, the Finance Parties, in such form as the Agent may agree, is granted in respect of such investments for the period from when such Cash Equivalent Investments are made or entered into until they terminate; and

(B)	any such investments are liquidated and credited back to the Prepayment Account on or before the last day of the then-current Interest Period; or
(iv)	with the prior consent of all the Lenders.
(f)	No amount may be withdrawn or transferred from the Interest Account except:
(i)	to make payments of interest falling due in respect of the Acquisition Facility and Back-up Facility A as required under Clause 7.8 (Application of Proceeds) or as otherwise permitted under this Agreement; or

(ii)	with the prior consent of all the Lenders.
(g)	The Company irrevocably authorises the Agent to withdraw amounts credited to the Prepayment Account and/or the Interest Account and apply such amounts against cancellations and prepayments or, as the case may be, interest payments which are due under the Acquisition Facilities and/or Back-up Facility A in accordance with Clause 7.8 (Application of Proceeds).

(h)	The Security Agent acknowledges and agrees that interest shall accrue at normal commercial rates on amounts credited to the Prepayment Account, the Trapped Cash Account and the Interest Account and that the account holder shall, provided that an Event of Default which is continuing has not occurred, be entitled to receive such interest in accordance with the mandate relating to the relevant account (which shall be paid to the order of the account holder).

(i)	The Company shall grant Security in favour of the Finance Parties in such form as the Agent may agree in respect of the Prepayment Account and the Interest Account.

7.8	Application of Proceeds

(a)	Any Proceeds or, as the case may be, Excess Proceeds in respect of which the Company has delivered a notice under paragraph (c) of Clause 7.7 (Prepayment Account) shall be applied in the following order, in each case until the relevant Utilisations or other liabilities that have arisen under the Finance Documents other than the Hedging Documents have been satisfied in full:
(i)	first (but only with respect to Proceeds or, as the case may be, Excess Proceeds attributable to Acquired Securities Disposal Proceeds arising from a disposal of PTM Shares), in prepayment and permanent reduction of Back-up Facility A Loans;

(ii)	second, in prepayment and permanent reduction of any Acquisition Facility Repayment Instalments that fall due for payment under the PT Acquisition Facility Agreement and the PTM Acquisition Facility Agreement, as the case may be, pro rata on the date which is two years after the PT Settlement Date;

(iii)	third, in prepayment and permanent reduction pro rata of Acquisition Facility Loans (and such prepayment of Acquisition Facility Loans shall be made pro rata across the remaining Acquisition Facility Repayment Instalments); and

(iv)	fourth, in prepayment and permanent reduction pro rata of Back-up Facility A Loans.

(b)	Amounts to be prepaid under paragraph (a) above shall be applied on the last day of the then-current Interest Period relating to the Loan to be prepaid, unless the Company gives the Agent five Business Days’ prior written notice of its intention to make such payment before the last day of such Interest Period (in which case the Company shall pay Break Costs in accordance with the provisions of the relevant Facility Agreement(s)).

(c)	Any Interest Payment Amount in respect of which the Company has delivered a notice under paragraph (d) of Clause 7.7 (Prepayment Account) shall be applied on the last day of an Interest Period relating to the relevant Acquisition Facility Loan or Back-up Facility A, Loan as the case may be, unless the Company gives the Agent five Business Days’ prior written notice to make such payment before the last day of such Interest Period (in which case the Company shall pay Break Costs in accordance with the provisions of the relevant Acquisition Facility Agreement or the Back-up Facility A Agreement).

7.9	Voluntary cancellation

(a)	The Company and/or Bidco may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €10,000,000) of an Available Facility provided that:
(i)	no such cancellation may be made in respect of all or any part of the Cash Confirmation Facilities; and

(ii)	in respect of any cancellation of any Available Facility under the Acquisition Facility on or about the Settlement Date, only one Business Day’s notice need be given to the Agent.
(b)	Any cancellation under this Clause 7.9 shall reduce the Commitments of the Lenders rateably under the relevant Facility.

7.10	Voluntary prepayment of Acquisition Facility Loans

(a)	Subject to Clause 7.15 (Substitution of Borrower) below, a Borrower to which an Acquisition Facility Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice (the “Prepayment Notice”), prepay the whole or any part of any Acquisition Facility Loan (but, if in part, being an amount that reduces the amount of the Acquisition Facility Loan by a minimum amount of €10,000,000 or the amount of such Acquisition Facility Loan, if lower).

(b)	An Acquisition Facility Loan may only be voluntarily prepaid on or after the last day of the Availability Period for the Acquisition Facility (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	The proceeds of any prepayment of Acquisition Facility Loans under this Clause 7.10 shall be applied in the following order, in each case until the relevant Utilisations or other liabilities have been satisfied in full:
(i)	first, in prepayment and permanent reduction of any Acquisition Facility Repayment Instalment that falls due for payment under the PT Acquisition Facility Agreement and the PTM Acquisition Facility Agreement, as the case may be, on the date which is two years after the PT Settlement Date; and

(ii)	second, in prepayment and permanent reduction pro rata of Acquisition Facility Loans and Back-up Facility A Loans (and such prepayment of Acquisition Facility Loans shall be made pro rata across the remaining Acquisition Facility Repayment Instalments).
7.11	Voluntary prepayment of Back-up Facility A Loans

(a)	The Borrower to which a Back-up Facility A Loan has been made may, at any time, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Back-up Facility A Loan (but, if in part, being an amount that reduces the amount of the Back-up Facility A Loan by a minimum amount of €10,000,000 or the amount of such Back-up Facility Loan, if lower).

(b)	A Back-up Facility A Loan may only be voluntarily prepaid on or after the last day of the Availability Period for Back-up Facility A (or, if earlier, the day on which the applicable Available Facility is zero).

7.12	Voluntary prepayment of Back-up Facility B Loans and/or PT Facility Loans

The Borrower to which a Back-up Facility B Loan or a PT Facility Loan has been made may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Back-up Facility B Loan or a PT Facility Loan (but, if in part, being an amount that reduces the Back-up Facility B Loan or a PT Facility Loan by a minimum amount of €10,000,000).

7.13	Right of repayment and cancellation in relation to a single Lender or replacement of a Non-Consenting Lender or Non-Funding Lender

(a)	In this Clause 7.13 and in Clause 7.14 (Replacement of a Lender):
(i)	“Non-Consenting Lender” means any Lender which does not agree to a consent, waiver or amendment if:
(A)	the Company or the Agent has requested a consent under or waiver or amendment of any provision of any Finance Document;

(B)	that consent, waiver or amendment requires the agreement of all the Lenders; and

(C)	the Majority Lenders have agreed to that consent, waiver or amendment; and
(ii)	“Non-Funding Lender” means:
(A)	any Lender which has failed to make or participate in any Utilisation as required by this Agreement; or

(B)	any Lender which has given notice to a Borrower or the Agent that it does not intend to make or participate in any Utilisation as required by this Agreement or has repudiated its obligation to do so.
(b)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 10.2 (Tax gross-up); or

(ii)	following a change in law or in the underlying calculation of the Mandatory Costs pursuant to the relevant Facility Agreement there is a material increase in such Mandatory Cost and in respect of which a Lender claims such increased amount (a “Material Mandatory Cost Increase”); or

(iii)	any Lender claims indemnification from the Company under Clause 10.3 (Tax indemnity) or Clause 11.1 (Increased Costs); or

(iv)	any Lender becomes a Non-Consenting Lender; or

(v)	any Lender becomes a Non-Funding Lender,
then, while the circumstance giving rise to the gross-up requirement, Material Mandatory Cost Increase or indemnification continues or the relevant Lender remains a Non-Consenting Lender or a Non-Funding Lender, as the case may be, either:
(A)	the Company may give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans; or

(B)	the Company or the Majority Lenders may, if it gives or, as the case may be, they give the Agent and that Lender not less than 10 Business Days’ prior notice, arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations to a New Lender or an Existing Lender (as each such term is defined in Clause 21.1 (Assignments and transfers by the Lenders) willing to accept that transfer and any participation in a Utilisation shall be transferred for a purchase price equal to the outstanding principal amount of such Lender’s participation in such Utilisation and all accrued interest, fees and other amounts payable on the proposed date of transfer to such Lender under the terms of this Agreement but remaining unpaid on the proposed date of transfer.
(c)	On receipt of a notice referred to in paragraph (b)(A) above, the Commitment of that Lender shall immediately be reduced to zero.

(d)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (b)(A) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan (together with accrued interest on and all other amounts owing to that Lender under the Finance Documents).

7.14	Replacement of a Lender

The replacement of a Lender pursuant to Clause 7.13 (Right of repayment and cancellation in relation to a single Lender or replacement of a Non-Consenting Lender or Non-Funding Lender) shall be subject to the following conditions:
(a)	no Finance Party shall have any obligation to find a replacement Lender;

(b)	any replacement of a Non-Consenting Lender must take place no later than 90 days after the earlier of (i) the date the Non-Consenting Lender notified the Agent of its refusal to agree to the relevant consent, waiver or amendment and (ii) the deadline (being not less than 20 Business Days after the Lender received the request for the relevant consent, waiver or amendment) by which the Non-Consenting Lender failed to reply to that request;

(c)	any Lender replaced pursuant to Clause 7.13 (Right of repayment and cancellation in relation to a single Lender or replacement of a Non-Consenting Lender or Non-Funding Lender) shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that Lender under any Finance Document; and

(d)	if the Company fails to identify a lender to replace the Lender specified in paragraph (b)(i)-(v) of Clause 7.13 (replacement of a Non-Consenting Lender or Non-Funding Lender) within 10 Business Days following the earlier of the dates specified in paragraph (ii) (A) and (B), the relevant Borrowers may prepay that Lender (without premium or penalty) alone, without any obligation to pay monies to any other Lender on a pro rata or other basis.
7.15	Substitution of Borrower

(a)	If the Company wishes to substitute a new Borrower that is a party to the relevant Acquisition Facility Agreement for an existing Borrower under such Acquisition Facility Agreement in accordance with the relevant provisions of such Agreement, it shall notify the Agent of this in writing at the time that it delivers a Prepayment Notice in respect of Acquisition Facility Loans utilised by that existing Borrower, and that new Borrower (the “New Acquisition Facility Borrower”) shall become a Borrower in respect of Acquisition Facility Loans in an amount equal to the amount of the Acquisition Facility Loans that are prepaid by the existing Borrower (the “Prepaid Acquisition Facility Loans”) and the relevant Lenders shall be deemed to have advanced to the New Acquisition Facility Borrower Loans in an amount equal to the Prepaid Acquisition Facility Loans on the date that the prepayment set out in the Prepayment Notice is made, in accordance with the provisions of the relevant Acquisition Facility and provided that the conditions to drawdown set out in the relevant Acquisition Facility Agreement that apply in relation to Utilisations of such Acquisition Facility Loans have been met.

(b)	If the Company wishes to substitute a new Borrower that is a party to the Back-up Facility A Agreement for an existing Borrower under Back-up Facility A in accordance with clause 6.4 of the Back-up Facility A Agreement, it shall notify the Agent of this in writing at the time that it delivers a Prepayment Notice in respect of Loans utilised by that existing Borrower, and that new Borrower (the “New Back-up Facility A Borrower”) shall become a Borrower in respect of Back-up Facility A Loans in an amount equal to the amount of the Loans that are prepaid by the existing Borrower (the “Prepaid Back-up Facility A Loans”) and the relevant Lenders shall be deemed to have advanced to the New Back-up Facility A Borrower Loans in an amount equal to the Prepaid Back-up Facility A Loans on the date that the prepayment set out in the Prepayment Notice is made in accordance with the provisions of the Back-up Facility A Agreement, provided that the conditions to drawdown set out in the Back-up Facility A Facility Agreement that apply in relation to Utilisations of such Back-up Facility A Loans have been met.

7.16	Repayment of PT Facility from Trapped Cash

(a)	Subject to paragraphs (b) and (c) below, the Borrower to which a PT Facility Loan has been made may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, repay or prepay the whole or any part of a PT Facility Loan (but, if in part, being an amount that reduces the PT Facility Loan by a minimum amount of €10,000,000) using amounts standing to the credit of the Trapped Cash Account and/or any Trapped Cash held by a member of the Target Group that cannot be applied to the Trapped Cash Account.

(b)	In the event of any repayment or, as the case may be, prepayment pursuant to paragraph (a) above, an amount of the PT Facility Commitment equal to the amount of such repayment or, as the case may be, prepayment (a “Trapped Cash Repayment Amount”) shall cease to be available for any purpose under the PT Facility other than a subsequent Utilisation to finance a distribution by the Target to its shareholders by way of dividends, share capital reductions, share buy-back or any other form of return of capital pursuant to paragraph (a)(iii) of clause 4.1 of the PT Facility Agreement.

(c)	The Company shall procure that at such time as any cash held by the Target Group ceases to constitute Trapped Cash, the Target shall promptly submit a Utilisation Request under the PT Facility Agreement for an amount equal to the aggregate of any Trapped Cash Repayment Amounts to be applied in accordance with paragraph (d) of Clause 7.4 (Mandatory prepayment from Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Intra-Group Proceeds and/or Net Proceeds).

7.17	Restrictions

(a)	Any notice of cancellation, prepayment or Utilisation given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation, prepayment or Utilisation is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to payment of any Break Costs, without premium or penalty.

(c)	Subject to paragraph (a) of Clause 7.15 (Substitution of Borrower), no Borrower may reborrow any part of an Acquisition Facility which is prepaid.

(d)	No Borrower may reborrow any part of Back-up Facility A which is prepaid.

(e)	Unless a contrary indication appears in this Agreement, any part of Back-up Facility B or the PT Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

(f)	No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(g)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(h)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

7.18	Automatic cancellation

Any Commitment outstanding but undrawn at the end of its applicable Availability Period shall be automatically cancelled and may not be subsequently reinstated.

SECTION 5
COSTS OF UTILISATION
8.	INTEREST

8.1	Interest

Loans under a Facility Agreement shall bear interest (including default interest) at the rate determined in accordance with the terms of that agreement.

8.2	Due dates

Interest on each Loan under a Facility Agreement shall be due and payable in accordance with the terms of the Facility Agreement under which that Loan is outstanding.

8.3	Adjustments to applicable Margin

The applicable Margin applying in respect of each Loan shall be adjusted, to the extent applicable, on the dates stipulated and in accordance with the terms of the Facility Agreement under which the Loan is made.

9.	FEES

9.1	Arrangement fee

The Company shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

9.2	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

9.3	Security Agent fee

The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
10.	TAX GROSS-UP AND INDEMNITIES

10.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

“Tax Treaty” means any agreement between two or more jurisdictions for the avoidance of double taxation.

10.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Company.

(c)	Subject to paragraph (d) below, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor to the relevant Finance Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Facility Office of a Finance Party is, at the date of this Agreement and/or at the Syndication Date and/or at the date a Finance Party becomes a Party (the “Reference Date”), located in a jurisdiction which gives rise to a requirement for any Obligor to make any payment to such Finance Party subject to a Tax Deduction,
(i)	where in the case of any such requirement applicable to an Obligor incorporated in Portugal the deduction or withholding is required to be made at a rate greater than 15 per cent., then such Obligor shall only be obliged to increase the amount that it is required to pay to that Finance Party pursuant to paragraph (c) above up to a maximum deduction or withholding rate (in relation to the Tax Deduction being assessed) of 15 per cent., unless the rate of Tax Deduction, taking into account the relevant domestic legislation or double taxation agreements applicable to a Finance Party in an EU

Member State, in a country with whom Portugal has entered into a Tax Treaty, or in an OECD member country, in which a Facility Office of that Finance Party is located, increases after the Reference Date above 15 per cent. due to a change after the Reference Date in (or in the interpretation, administration or application of) any law, or double taxation agreement, or any published practice or published concession of any relevant tax authority (a “Tax Deduction rate increase”), in which case such Obligor shall be obliged to increase the amount that it is required to pay to that Finance Party taking into consideration the new maximum deduction or withholding rate in result of the Tax Deduction rate increase, unless if on the Reference Date the Finance Party was already subject to a deduction or withholding rate higher than 15 per cent., in which case the gross-up will only be made taking into consideration a 15 per cent. deduction or withholding rate added only by the percentage rate increase; and
(ii)	where the relevant Finance Party has failed to comply with its obligations to supply application forms in accordance with paragraph (e) below and the relevant Obligor or the Company is able to demonstrate that the payment could have been made to that Finance Party without, or at a lower rate of, Tax Deduction had that Finance Party complied with its obligations under paragraph (e) below, in which case such Obligor shall only be obliged to increase the amount that it is required to pay such Finance Party pursuant to paragraph (c) above up to the amount it would have been obliged to pay had such Finance Party complied with its obligations under paragraph (e) below.
(e)	Each Finance Party shall, promptly following any request made by the appropriate Obligor to the Agent no later than 15 days prior to the date on which the obligation to make the Tax Deduction occurs (other than in respect of Interest Periods lasting 15 days or less, where such request will be delivered at the beginning of such Interest Period), complete and deliver to the appropriate Obligor or to any appropriate authority such application forms (if any), and at such times as may reasonably be requested by the Obligor and which are required by any appropriate authority (and which it can properly and lawfully complete and deliver) and take any such action (if any) as is necessary, for the purpose of any relevant double taxation treaty applicable to the relevant sum paid or payable by the Obligor to that Finance Party (or to any other person on its behalf under any of the Finance Documents) to enable that Obligor to be able to obtain authority in accordance with that double taxation treaty not to deduct or withhold (or to deduct or withhold at a reduced rate) from a sum payable under any of the Finance Documents by that Obligor to that Finance Party (or to any other person on its behalf under any of the Finance Documents) any tax, levy, withholding, duty or other deduction of whatever nature imposed, levied or assessed by the government of Portugal or the government of the Netherlands or any political sub-division or authority thereof or therein which it would otherwise be required to deduct or withhold. That Obligor shall give to each Finance Party such assistance as it may reasonably require in connection with the completion and filing of such forms and the taking of such other action as described above.

(f)	If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3	Tax indemnity

(a)	The Company and Bidco shall (within five Business Days of written demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 10.2 (Tax gross-up).
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 10, notify the Agent.

10.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party in its sole discretion (acting in good faith) determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines (in good faith) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

10.5	Stamp taxes

(a)	The Company and Bidco shall pay and, within five Business Days of written demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable any stamp duty taxes assessed to a Protected Party in respect of any Finance Document (other than in relation to any Assignment Agreement) (an “Assessment”).

(b)	Irrespective of whether the Company and/or Bidco decides to challenge an Assessment pursuant to paragraph (d) below, any payment must be made within the time period for voluntary payment established by the respective laws following notification of such Assessment.

(c)	Upon being notified of an Assessment, the Protected Party will notify the Agent, the Company and Bidco, of that Assessment, in order that both the Company and/or Bidco may proceed with the payment of such Assessment within the time period referred to in paragraph (b) above.

(d)	In the event that either entity should decide to challenge the Assessment, the Protected Party will attach, together with the notification referred to in paragraph (c) above, powers of attorney granting to the Company and/or Bidco, the necessary powers to make any filings or follow any other legal procedures to challenge such Assessment.

10.6	Value added tax

(a)	All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

11.	INCREASED COSTS

11.1	Increased Costs

(a)	Subject to Clause 11.3 (Exceptions), the Company and Bidco shall, within five Business Days of a written demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation occurring after the date on which that Finance Party became a party to this Agreement, or (ii) compliance with any law or regulation made after the date on which that Finance Party became a party to this Agreement.

(b)	In this Agreement, “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

11.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 11.1 (Increased Costs) shall as soon as reasonably practicable notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide to the Agent a certificate (a copy of which shall be provided by the Agent to the Company upon request) confirming the amount of its Increased Costs (giving reasonable details of the circumstances giving rise to such claim and of the calculation of the Increased Cost).

11.3	Exceptions

(a)	Clause 11.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 10.3 (Tax indemnity) (or would have been compensated for under Clause 10.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 10.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards — A Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, by a regulator or by a Finance Party or any of its Affiliates); and

(vi)	claimed more than 120 days after the later of the date on which the claim arose and the date on which the relevant Finance Party or Affiliate became aware of the claim.
(b)	In this Clause 11.3, a reference to a “Tax Deduction” has the meaning given to that term in Clause 10.1 (Definitions).

12.	OTHER INDEMNITIES

12.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within five Business Days of written demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum. If the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless an Event of Default has occurred and is continuing, refund any such excess amount to the relevant Obligor.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2	Other indemnities

The Company and Bidco shall (or shall procure that a Borrower will), within five Business Days of written demand, indemnify the Agent and each other Finance Party against any cost, loss or liability (excluding any loss of Margin) incurred by the Agent or such other Finance Party (but, in the case of a Finance Party taking separate action in respect of an event or set of circumstances where the Agent is taking action on behalf of itself and/or the other Finance Parties, only to the extent the costs of such separate action are reasonably incurred) as a result of:
(a)	the occurrence of any Event of Default to the extent such cost, loss or liability has not otherwise been reimbursed to the Agent or such Finance Party under this Agreement;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 25 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
12.3	Indemnity to the Agent

The Company and Bidco shall promptly indemnify the Agent against any reasonable cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default, provided that:
(i)	if the Company requests that such investigation be carried out, the cost and expense of each such investigation shall be borne by the Company; and

(ii)	where the Company has not requested that such investigation be carried out, the cost and expense of each such investigation shall be borne by the Company unless the investigation fails to demonstrate that there is a Default which has not otherwise been disclosed to the Agent prior to the date of commencement of such investigation, in which event the cost or expense of such investigation shall be borne by the Lenders in proportion to their Commitments and participations in outstanding Loans at the time of such investigation; or
(b)	acting or relying on any notice, request or instruction from any member of the Group which it reasonably believes to be genuine, correct and appropriately authorised, in each case save to the extent that such cost, loss or liability is caused by the gross negligence or wilful misconduct of the Agent.

12.4	Indemnity of the Security Agent

Each Obligor shall promptly indemnify the Security Agent and every receiver and delegate against any reasonable cost, loss or liability incurred by any of them as a result of:
(a)	the taking, holding, protection or enforcement of the Security;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each receiver and delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents, save to the extent that such cost, loss or liability is caused by the gross negligence or wilful misconduct of the Security Agent, receiver or delegate.

12.5	Acquisition financing indemnity

The Company and Bidco shall, within five Business Days of written demand, indemnify each Finance Party, each of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees or agents (each an “Indemnified Party”) against any cost, expense, loss or liability (including legal fees) incurred by that Indemnified Party (otherwise than by reason of the gross negligence or wilful misconduct of that Indemnified Party) related to, arising out of or in connection with any claim, suit, investigation or proceeding arising out of or in connection with:
(a)	the Offer (whether or not made);

(b)	any Indemnified Party financing or refinancing, or agreeing to finance or refinance, any Acquired Securities (purchased by Bidco or any person acting in concert with the Company); or

(c)	the use of proceeds of any Loan.
13.	MITIGATION BY THE LENDERS

13.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount (or increased amount) becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 10 (Tax gross-up and indemnities) or Clause 11 (Increased Costs) or pursuant to a Material Mandatory Cost Increase including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Company and Bidco shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would reasonably be expected to have an adverse effect upon its business, operations or financial condition or cause it to incur a cost (other than any minor costs and expenses of an administrative nature).

14.	COSTS AND EXPENSES

14.1	Transaction costs and expenses

The Company and Bidco shall, within five Business Days of written demand, pay the amount of all costs and expenses agreed in the Mandate Letter.

14.2	Amendment costs and expenses

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Company and Bidco shall, within five Business Days of written demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement excluding, for the avoidance of doubt, any management time of the Agent and/or the Security Agent.

14.3	Enforcement costs and expenses

The Company and Bidco shall, within five Business Days of written demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

14.4	Security Agent costs and expenses

The Company shall, within five Business Days of written demand, pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document excluding, for the avoidance of doubt, any management time of the Security Agent.

14.5	Finance Party to provide invoice

If an Obligor is required to pay any amount to any Finance Party in accordance with the terms of this Agreement (other than with respect to payments of interest, commission and principal), then, upon receipt of such payment, such Finance Party will deliver to that Obligor an invoice, receipt or other written demand or evidence within 10 Business Days of such receipt.

SECTION 7
JOINT AND SEVERAL LIABILITY
15.	JOINT AND SEVERAL LIABILITY

15.1	Joint and several liability

Each Co-Borrower irrevocably and unconditionally agrees that it is jointly and severally liable as a principal debtor with each Borrower in respect of which it is a Co-Borrower for, and undertakes to each Finance Party and each Hedging Bank jointly and severally to pay to each Finance Party and each Hedging Bank on demand, all amounts payable under the Finance Documents by each Borrower in respect of which it is a Co-Borrower, however those amounts arise.

15.2	Reinstatement

(a)	If as a result of insolvency or any similar event:
(i)	any payment by a Co-Borrower is avoided, reduced or must be restored; or

(ii)	any discharge or arrangement (whether in respect of the obligations of any Borrower in respect of which it is a Co-Borrower or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other thing which is avoided, reduced or must be restored,
(A)	the liability of each Co-Borrower in respect of that Borrower shall continue or be reinstated as if the payment, discharge or arrangement had not occurred; and

(B)	each Finance Party and Hedging Bank (as applicable) shall be entitled to recover the value or amount of that payment or security from any Co-Borrower in respect of that Borrower, as if the payment, discharge or arrangement had not occurred.
(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

(c)	No novation of this Agreement (whether or not such novation is intended to amend or terminate obligations under this Agreement) shall alter the joint and several liability of each Co-Borrower with respect to the obligations of the Borrowers in respect of which it is a Co-Borrower as set out in this Clause 15.

15.3	Waiver of defences

The obligations of each Co-Borrower under Clause 15.1 (Joint and several liability) will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations (whether or not known to it or any Finance Party). This includes:
(a)	any time, consent or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.
15.4	Immediate recourse

Each Co-Borrower waives any right it may have of first requiring any Finance Party or Hedging Bank (or any trustee or agent on its behalf) to proceed against or enforce or seek to enforce any other powers, remedies, rights or security or claim payment from any person before claiming from that Co-Borrower. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.5	Appropriations

Until all amounts which may be or become payable by the Borrowers or the Co-Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party and Hedging Bank (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or Hedging Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower or Co-Borrower shall be entitled to the benefit of the same; and

(b)	hold in a suspense account bearing interest at a reasonable commercial rate any moneys received from any Borrower or Co-Borrower or on account of any Borrower or Co-Borrower’s liability under this Clause 15.
15.6	Non-competition

Unless with respect to any Borrower and its Co-Borrowers:
(a)	all amounts which may be or become payable by such Borrower and its Co-Borrowers under the Finance Documents have been irrevocably paid in full; or

(b)	the Agent (acting on behalf of the Majority Lenders) otherwise directs, neither such Borrower nor its Co-Borrowers will, after a claim has been made or by virtue of any payment or performance by it under this Clause 15:
(i)	claim, rank, prove or vote as a creditor of the other of them or its estate in competition with any Finance Party or Hedging Bank (or any trustee or agent on its behalf); or

(ii)	receive, claim or have the benefit of any payment, distribution, guarantee or security from or on account of the other of them, or exercise any right of set-off as against the other of them.
Each Borrower and Co-Borrower must hold in trust for and immediately pay or transfer to the Agent any payment or distribution or benefit of security received by it contrary to this Clause 15 or in accordance with any directions given by the Agent under this Clause 15.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
16.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 16 (other than the representation and warranty in Clause 16.29 (Professional Market Party representation of the Dutch Obligor(s)), which is made solely by Dutch Obligors) to each Finance Party on the date of this Agreement, unless otherwise stated only in relation to itself or, to the extent expressed to be applicable to them, its Subsidiaries (if any) and at the times specified in Clause 16.31 (Repetition).

16.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	It and each of its Material Subsidiaries has obtained all Authorisations necessary for the conduct of its business, all of which are in full force and effect, where failure to do so would, or would reasonably be expected to, have a Material Adverse Effect.

16.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document are legal, valid, binding and enforceable subject to:
(a)	the Legal Reservations; or

(b)	in the case of any Security Document, any Perfection Requirements.
16.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which the relevant Obligor is a party do not and will not, subject to the Legal Reservations:
(a)	conflict with:
(i)	any law or regulation applicable to it in any material respect;

(ii)	its or any of its Material Subsidiaries’ constitutional documents;

(iii)	any agreement or instrument binding upon it or any of its Material Subsidiaries or any of its or any of its Material Subsidiaries’ assets (other than the Existing Target Debt); or

(iv)	any Authorisations obtained by it or any of its Material Subsidiaries, in the cases of paragraphs (iii) and (iv) above to the extent that such conflict would, or would reasonably be expected to, have a Material Adverse Effect; and

(b)	(except as provided in any Security Document or to the extent it is permitted under paragraph (b) of Clause 19.12 (Negative pledge)) result in the existence of, or oblige it to create, any Security over any of its assets.
16.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance of and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

16.5	Validity and admissibility in evidence

All Authorisations required:
(a)	to enable it lawfully to enter into, exercise its rights in and comply with its obligations in the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents;

(b)	subject to the Legal Reservations, to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	subject to the Legal Reservations and subject to any Perfection Requirements, to enable it to create the Security to be created pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been (or will by the required date be) obtained or effected and are (or will be) in full force and effect.

16.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents to which it is a party (other than the Security Documents) and Portuguese law as the governing law of the Security Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document to which it is a party (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its jurisdiction of incorporation and in relation to a Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Finance Document.

16.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction and no stamp, registration or similar tax is payable in respect of the Finance Documents, save for stamp tax due on (i) the principal amount utilised by the Company or any Borrower incorporated in Portugal under the Finance Documents and interest payable on such principal at the rate of 4 per cent. payable in Portugal, and (ii) any guarantee given or security interest created in connection with the Finance Documents which is not materially ancillary to the relevant Finance Documents and executed, granted or entered into on the same date as the Finance Documents or the relevant Loan as applicable.

16.8	Deduction of Tax

As at the date of this Agreement (or in case of an Additional Borrower on the date that such Additional Borrower becomes a Borrower), all amounts payable by the relevant Borrower under the Finance Documents may be made without any Tax Deduction (save for withholding tax on interest payments by the Company or any Borrower incorporated in Portugal to a non-resident Finance Party at the rate of 20 per cent. or any lower rate that may apply under any applicable double taxation treaty).

16.9	No Default

(a)	Save as notified pursuant to Clause 17.7 (Notification of Default), no Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes (or which would, with the expiry of any grace period, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

16.10	Information Package

Save as specifically disclosed to the Agent by the Company in writing not less than five Business Days prior to (i) the date on which Syndication commences and (ii) the date on which the Arrangers commence a new phase of syndication of the Facilities (the date of which shall have been notified to the Company by the Arrangers at least 10 Business Days in advance of such applicable date):
(a)	(other than with respect to financial projections or opinions expressed or, to the extent obtained from reputable third party sources, factual information constituting market analysis, industry-related assumptions and macro-economic assumptions) the factual information in the Information Package was (or, so far as it relates to the Target and/or any of its Subsidiaries, was to the best of the knowledge and belief of each Original Borrower) true and accurate in all material respects at the date thereof or as at the date (if any) at which it is stated;

(b)	any financial projections contained in the Information Package have been prepared on the basis of recent (and, in the case of the Target and its Subsidiaries, publicly available) historical information and on the basis of reasonable assumptions (or, so far as those assumptions relate to the Target and/or any of its Subsidiaries, assumptions which, to the best of the knowledge and belief of each Original Borrower, are reasonable) and were arrived at after due and careful consideration;

(c)	any opinions expressed in the Information Package (other than from reputable third party sources) were made on the basis of reasonable assumptions (or, so far as those assumptions relate to the Target and/or any of its Subsidiaries, assumptions which, to the best of the knowledge and belief of each Original Borrower, are reasonable) and were arrived at after due and careful consideration;

(d)	to the best of the knowledge and belief of the Company:

(i)	any third party sources from which information included in the Information Package was obtained were reputable sources; and

(ii)	any information obtained from third party sources and included in the Information Package was reasonable and not misleading in any respect;
(e)	to the best of its knowledge and belief after due and careful enquiry, no event or circumstance has occurred or arisen and no factual information has been omitted from the Information Package and no information has been given or withheld that results in the information, projections, opinions expressed or assumptions contained in the Information Package being untrue or misleading in any material respect as at their stated date; and

(f)	for the purposes of this Clause 16.10, assumptions will be taken to be reasonable if they were reasonable in light of the facts known to the Company at the time the assumptions were made.
16.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with IFRS consistently applied unless otherwise expressly referred to in such Original Financial Statements (or the notes thereto).

(b)	The Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date to which the Original Financial Statements were drawn up.

(d)	The financial year end of the Group and each member of the Group is 31 December.

(e)	The Business Plan was prepared on a cash flow basis representing a simplified version of IFRS and with the appropriate simplifications of, and variations from, IFRS policies and accounting principles which were necessary in order to develop such model at that time.

16.12	Pari passu ranking

Without limiting Clause 16.14 (Security), its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.13	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened in writing against it or any of its Subsidiaries.

(b)	No labour disputes which could reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened in writing against it or any of its Subsidiaries.

16.14	Security

(a)	Subject to paragraph (a) of Clause 19.23 (Security) and any applicable Perfection Requirements, each Security Document creates (or, once entered into, will create), in favour of the Security Agent for the benefit of the Secured Parties, the Security which it is expressed to create fully perfected with the ranking and priority it is expressed to have.

(b)	The constitutional documents of any member of the Group do not and would not restrict or inhibit in any manner any transfer of any shares of any member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document.

16.15	Ownership

It and each of its Material Subsidiaries is (or, in the case of the Target Assets, the Company and Bidco, will from the relevant Settlement Date be) the absolute legal owner of all the assets over which it purports to create Security pursuant to any Security Document (together with all the inherent rights in such assets), free from any Security other than as permitted under Clause 19.12 (Negative pledge).

16.16	Assets

It and each of its Material Subsidiaries has (or, in the case of the Target Assets, the Company and Bidco, will from the Settlement Date have) good and marketable title to, or valid leases or licences of, or is otherwise entitled to use (in each case, on arm’s length terms or better), all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted, in each case except to the extent that failure to have such title, leases or licences would, or would reasonably be expected to, have a Material Adverse Effect.

16.17	Environmental Laws and Licences

It and each of its Subsidiaries has:
(a)	complied with all Environmental Laws to which it may be subject;

(b)	obtained all Environmental Licences required in connection with its business; and

(c)	complied with the terms of those Environmental Licences,
in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

16.18	Group Structure

(a)	Assuming completion of the Acquisition, the Group Structure Chart shows:
(i)	each member of the Group and any person in whose shares any member of the Group has an interest (in relation to the Target Group, to the best of its knowledge and belief) (and the percentage of the issued share capital held, and whether legally, by that member), in each case both as at the date of this Agreement and as it will be immediately after the Settlement Date;

(ii)	the jurisdiction of incorporation or establishment of each person shown in it; and

(iii)	the status of each person shown in it which is not a limited liability company or corporation.

(b)	Each Obligor is, or on the Settlement Date will be, directly or indirectly a wholly-owned Subsidiary of the Company (other than the Target, PT Multimedia and Optimus).

16.19	No prior business

Bidco is a holding company and has not traded (other than by entering into the Finance Documents and the Offer Documents) nor does it have liabilities to any person other than pursuant to the Finance Documents and the Offer Documents and in respect of payment of Acquisition Costs, legal fees, auditors’ fees and other similar fees and expenses.

16.20	No Financial Indebtedness or Security

(a)	Neither it nor any member of the Group has any Financial Indebtedness other than as permitted by paragraph (b) of Clause 19.20 (Financial Indebtedness).

(b)	No Security exists over all or any of its (or any of its Subsidiaries’) assets other than as permitted by paragraph (b) of Clause 19.12 (Negative pledge).

16.21	Target Shares and Target Group Shares

(a)	Forthwith:
(i)	after the PT Settlement Date and the PTM Settlement Date, respectively, the PT Shares and the PTM Shares of shareholders who have accepted the PT Offer and the PTM Offer, respectively (the “Target Shares”);

(ii)	upon completion of any Squeeze-Out in respect of any PT Shares (the “Compulsory Acquisition Shares”), those Compulsory Acquisition Shares; and

(iii)	following any purchase of PT Shares directly or indirectly in the open market by the Company and/or Bidco or any of their respective Subsidiaries after the PT Settlement Date or where any PT Shares are tendered after the PT Settlement Date (the “Open Market Shares”), those Open Market Shares, will, in each case, together with all inherent rights in such shares, be owned by the Company and/or Bidco and the Company and/or Bidco will be entitled to and will forthwith become the legal owner of all such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares including, in each case, all inherent rights in such shares, free from any Security other than Security created pursuant to the Security Documents.

(b)	In relation to:
(i)	Target Shares, Compulsory Acquisition Shares and/or Open Market Shares; and

(ii)	the shares of members of the Target Group,
which in each case are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document:
(A)	those shares are or will be (or, in the case of the shares of members of the Target Group, to the best of the knowledge and belief of the holder of those shares after due and careful enquiry, are or will be) issued, fully paid, non-assessable and (subject to any applicable laws and/or regulations), save as disclosed to and agreed by the Agent (acting on the instructions of the Majority Lenders), freely transferable, and there are or will be (or, in the case of the shares of members of the Target Group, to the best of the knowledge and belief of the holder of those shares after due and careful enquiry, there are or will be) no moneys or liabilities outstanding or payable in respect of any such shares;
(B)	no person has or is (or, in the case of the shares of members of the Target Group, to the best of the knowledge and belief of the holder of those shares after due and careful enquiry, no person has or is) entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any of those shares (including any right of pre-emption, conversion or exchange).
(c)	Except for Bidco and the Company, no member of the Group has purchased or holds and/or will purchase or hold PT Shares.

(d)	Except for Bidco, the Company and the Target, no member of the Group has purchased and holds and/or will purchase or hold PTM Shares.

16.22	Intellectual Property

(a)	So far as the Company is aware, it and its Subsidiaries are the sole legal owners (including all inherent rights) of or have licensed to them or are otherwise entitled to use all Intellectual Property used in their businesses where failure to have such ownership or licensee rights or right of use would, or would reasonably be expected to, have a Material Adverse Effect. So far as the Company is aware after due and careful enquiry, there are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ Intellectual Property which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)	To the best of its knowledge and belief, neither it nor any of its Subsidiaries has infringed any Intellectual Property of any third party in any material respect where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

(c)	So far as it is aware, there has been no material infringement or threatened or suspected infringement of or challenge to the validity of any material Intellectual Property owned by or licensed to any member of the Group, where such infringement or threatened infringement would, or would reasonably be expected to, have a Material Adverse Effect.

16.23	Solvency

(a)	Neither it nor any Material Subsidiary is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of the law of the jurisdiction in which it is incorporated (except, in the case of persons incorporated in England and Wales, under section 123(2) of the Insolvency Act 1986 or, in the case of persons incorporated in the Republic of Portugal, Article 3(2) of Decree Law no. 200/2004 of 18 August 2004 or analogous concepts in other jurisdictions), nor will it become so in consequence of entering into any Finance Document, making the Acquisition and/or performing any transaction contemplated by any Transaction Document.

(b)	Neither it nor any Material Subsidiary has taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in writing in relation to anything referred to in Clause 20.7 (Insolvency proceedings).

16.24	Taxes

It and each of its Subsidiaries which is a Material Subsidiary has paid all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non-payment other than any Taxes:
(a)	being contested by it in good faith and in accordance with the relevant procedures;

(b)	for which adequate reserves are being maintained in accordance with IFRS; and

(c)	subject to paragraph (b)(xi) of Clause 19.12 (Negative pledge), where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.
16.25	Centre of main interests and establishments

For the purposes of Council Regulation (EC) no. 1346/2000 on insolvency proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no establishment (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

16.26	Pensions

(a)	Neither it nor any of its Subsidiaries which is a Material Subsidiary has any material liability in respect of any pension scheme (other than those disclosed in the consolidated financial statements of the Target Group dated 31 December 2005 or the Pensions Report) and there are no circumstances which would give rise to such a liability which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)	It and each of its Subsidiaries which is a Material Subsidiary is in compliance in all material respects with all applicable laws and material contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of it or its Material Subsidiaries and/or any of its or its Material Subsidiaries’ employees, save where failure to do so would, or would reasonably be expected to, have a Material Adverse Effect.

16.27	Insurances

(a)	The insurances required by Clause 19.24 (Insurance) are in full force and effect as required by this Agreement.

(b)	To the best of the knowledge and belief of each Original Borrower, no event or circumstance has occurred, and there has been no failure to disclose a fact, which would entitle any insurer to reduce or avoid its liability under any such insurance.

16.28	The Offer

(a)	From the relevant Announcement Date, no amendment, waiver, variation or revision of any Offer Document and no reopening or extension of the PT Offer or the PTM Offer has been made which would breach Clause 19.10 (The PT Offer) or Clause 19.11 (The PTM Offer).

(b)	Upon satisfaction of the conditions to the PT Offer and the PTM Offer and at the time of the first Utilisation to make a PT Securities Payment in relation to the PT Offer and a PTM Shares Payment in relation to the PTM Offer, the Company and/or Bidco shall (or, immediately following such Utilisation, shall):

(i)	have acquired and own the Acquired Securities and all inherent rights relating thereto free and clear of Security (except the Security created pursuant to the Security Documents);

(ii)	have made such PT Securities Payment and PTM Shares Payment in full; and

(iii)	have unrestricted and unfettered right to such Acquired Securities.
16.29	Professional Market Party representation of the Dutch Obligor(s)

It is in compliance with the Financial Services Act and any regulations issued pursuant thereto.

16.30	Works Council

None of the Dutch Obligors has a Works Council (Ondernemingsraad) under the Dutch Works Councils Act (Wet op de ondernemingsraden).

16.31	Repetition

(a)	The Repeating Representations (and, in the case of paragraph (a)(ii) below, the representations set out in Clauses 16.5 (Validity and admissibility in evidence), 16.7 (No filing or stamp taxes) and 16.8 (Deduction of Tax)) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:
(i)	the date of each Utilisation Request and the first day of each Interest Period; and

(ii)	in the case of an Additional Borrower, the day on which the Company becomes (or it is proposed that the Company becomes) an Additional Borrower, provided that Clause 16.28 (The Offer) shall not repeat at any time after the occurrence of the PTM Settlement Date.

(b)	The representations and warranties set out in Clause 16.10 (Information Package) are deemed to be made by each Obligor:
(i)	with respect to the Information Memorandum, on the date on which the Information Memorandum is approved by the Company and for one month after such date, and on the date on which the Arrangers commence a new phase of syndication of the Facilities and for one month after such date;

(ii)	with respect to the Reports (other than the Business Plan), on the date of this Agreement; and

(iii)	with respect to the Business Plan, on the date of this Agreement and on each date on which the Arrangers commence a new phase of syndication of the Facilities and for one month after such date, in each case by reference to the facts and circumstances then existing.

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Annual and semi-annual financial statements

The Company shall supply to the Agent in sufficient copies for all Lenders that have requested them in writing:
(a)	as soon as the same become available, but in any event within 120 days (or 150 days in the case of the first financial year ending after the date on which the Company and/or Bidco first appoints a majority of the members of the board of the Target) after the end of each of its financial years:
(i)	each of its and the Target’s audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Obligor and each Material Subsidiary for that financial year; and
(b)	as soon as the same become available, but in any event within 90 days (or 120 days in the case of the first financial half-year ending after the date on which the Company and/or Bidco first appoints a majority of the members of the board of the Target) after the end of each half of each of its financial half-years:
(i)	each of its and the Target’s consolidated financial statements for that financial half-year; and

(ii)	the financial statements of each Obligor and each Material Subsidiary for that financial half-year.
17.2	Quarterly financial statements

The Company shall supply to the Agent in sufficient copies for all Lenders that have requested them as soon as the same become available, but in any event within 60 days (or 90 days in the case of the first financial quarter ending after the date on which the Company and/or Bidco first appoints a majority of the members of the board of the Target) after the end of each Accounting Quarter ending on or about 31 March or 30 September in each year, its and the Target’s consolidated financial statements for that Accounting Quarter.

17.3	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 17.1 (Annual and semi-annual financial statements) and Clause 17.2 (Quarterly financial statements), a Compliance Certificate setting out (i) (in reasonable detail) computations as to compliance with Clause 18 (Financial covenants) as at the date as at which those financial statements were drawn up, (ii) a list of Subsidiaries that constitute Material Subsidiaries demonstrating compliance with the Coverage Test and (iii) a list of Subsidiaries that constitute Insolvency Significant Subsidiaries.

(b)	Each Compliance Certificate shall be signed by a director of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 17.1 (Annual and semi-annual financial statements), shall be reported on by the Company’s auditors in the form specified in Part II of Schedule 7 (Form of Compliance Certificates).

17.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 17.1 (Annual and semi-annual financial statements) and Clause 17.2 (Quarterly financial statements) shall be certified by a director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	Each set of annual, semi-annual and quarterly financial statements delivered pursuant to paragraphs (a)(i) and (b)(i) of Clause 17.1 (Annual and semi-annual financial statements) and Clause 17.2 (Quarterly financial statements) shall include:
(i)	(in the case of annual and semi-annual financial statements only) a consolidated cashflow statement for the relevant financial year or financial half-year;

(ii)	a profit and loss account as at the end of the relevant financial year, financial half-year or Accounting Quarter;

(iii)	a consolidated balance sheet as at the end of the relevant financial year, financial half-year or Accounting Quarter;

(iv)	(in the case of quarterly financial statements only) in respect of any Accounting Quarter commencing after the expiry of the first complete financial year of the Company after the PT Settlement Date, a comparison with the corresponding Accounting Quarter in the previous year;

(v)	details of mandatory prepayments of the Facilities or reductions of the Commitments which occurred during that financial year, financial half-year or Accounting Quarter; and

(vi)	(in the case of annual financial statements only) management commentary on the Group’s performance during that financial year.
(c)	The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 17.1 (Annual and semi-annual financial statements) and Clause 17.2 (Quarterly financial statements) is prepared using IFRS accounting policies and financial reference periods consistent in all material respects with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies or has previously notified the Agent that there has been a material change in IFRS accounting policies or reference periods to those applied in the preparation of the Business Plan and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:
(i)	a description of any change necessary to reflect the IFRS, accounting policies and reference periods upon which the Business Plan was prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 18 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Business Plan.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Business Plan was originally prepared.

(d)	If the Company notifies the Agent of a change in accordance with paragraph (c) above, the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable, these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed, they shall take effect and be binding on each of the Parties in accordance with their terms.

17.5	Annual Budget

(a)	The Company shall supply to the Agent in sufficient copies for all Lenders that have requested them as soon as the same becomes available, but in any event no later than:
(i)	in respect of the first financial year commencing after the PT Settlement Date, within 60 days after the start of that financial year; and

(ii)	in respect of each subsequent financial year, 30 days after the start of that financial year, a Budget in respect of that financial year in the Agreed Form.

(b)	Each Budget shall include:
(i)	a projected consolidated cashflow statement and profit and loss account of the Group for that financial year and for each accounting Month of that financial year;

(ii)	a projected consolidated balance sheet of the Group as at the end of each accounting Month of that financial year;

(iii)	projected Capital Expenditure of the Group for that financial year;

(iv)	projected levels of the financial ratios in Clause 18.1 (Financial condition of the Sonaecom Accounting Group) and Clause 18.2 (Financial condition of the Target Accounting Group) as at the end of, or, as the case may be, in respect of the Relevant Period ending at the end of, each Accounting Quarter of that financial year;

(v)	projected EBITDA of the Group for that financial year and for each accounting Month of that financial year; and

(vi)	a management commentary on:
(A)	the proposed activities of the Group during that year; and

(B)	the principal assumptions underlying the projections in that Budget.
(c)	If any updated Budget has been prepared by the Company to reflect any material change to the projections in the then most recent Budget, the Company shall supply to the Agent such updated Budget in sufficient copies for all Lenders.

17.6	Information: miscellaneous

(a)	Subject to paragraph (b) below, the Company shall supply to the Agent (in sufficient copies for all Lenders that have requested them, if the Agent so requests (subject to paragraph (ii) below)):

(i)	all documents dispatched by the Company to all its shareholders (or any class of them) in their capacity as shareholders but not otherwise) or to all of its creditors generally at the same time as they are dispatched provided that, in the case of shareholder communications, such documents are generally required to be dispatched to the shareholders under applicable corporate governance regulations and save to the extent that such documents are already publicly available through an electronic link to a website the details of which have been previously notified to the Agent;

(ii)	a copy of all Offer Documents and any publicly available information delivered to the CMVM in connection with the Acquisition, either by providing the Agent with a physical or electronic copy or by providing the Agent with the electronic link to the relevant part of the CMVM website where a copy of such documents are available (and the Agent shall either post the physical or electronic copy or the electronic link on Intralinks or any equivalent electronic document hosting services);

(iii)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened (in writing) or pending against any Obligor or Material Subsidiary which are reasonably likely to be adversely determined and which would, if adversely determined, have, or would reasonably be expected to have, a Material Adverse Effect;

(iv)	promptly upon becoming aware of them, the details of any labour dispute that has, or could reasonably be expected to have, a Material Adverse Effect;

(v)	promptly upon becoming aware of them, the details of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, would have, or would reasonably be expected to have, a Material Adverse Effect or result in liabilities of, and/or expenditure by, one or more Material Subsidiaries in excess of €30,000,000 (or its equivalent in another currency or currencies) in aggregate;

(vi)	promptly upon becoming aware of them, the details of any actual or proposed amendment to or waiver or consent under, any breach of or default under, any notice given or received under and any claim or potential claim made by or against any member of the Group under any Offer Document;

(vii)	promptly upon becoming aware of them, the details of any claim(s) and/or potential claim(s) for an amount in excess of €30,000,000 (or its equivalent in another currency or currencies) in aggregate made by or on behalf of any member of the Group under any insurance policy;

(viii)	promptly upon becoming aware of them, the details of any Subsidiary that has become a Material Subsidiary;

(ix)	promptly upon becoming aware of them, the details of any actual or potential claims filed by a shareholder of the Target, PT Multimedia or the Company in relation to the PT Offer or the PTM Offer;

(x)	promptly upon becoming aware of them, copies of any official correspondence between the Company and/or Bidco and the CMVM in relation to the Acquisition;

(xi)	promptly upon becoming aware of them, such further information regarding the Acquisition or the financial condition, business, operations and prospects of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(xii)	within the earlier of (A) 90 Business Days after the date on which the Company and/or Bidco take Effective Management Control of the Target, and (B) the last day of the Clean-up Period, details of any Existing Target Debt or Security referred to in paragraph (vi) of Clause 19.12 (Negative pledge);

(xiii)	on or prior to the date falling 30 days prior to the Switchover Date, details of its election to dispose of either all of its interests in PT Multimedia or all of its interests in PTC;

(xiv)	on or prior to the date of disposal by the Company to the Target of Novis and/or Optimus, delivery of a “fairness opinion” in respect of such disposal and, in respect of any other disposal by the Company to the Target, delivery of a copy of any “fairness opinion” that has been prepared in respect of such disposal; and

(xv)	promptly upon becoming aware of such information, the acquisition price per PT Share of any Market Purchases made after the date of this Agreement by or on behalf of the Company and/or Bidco.
(b)	The obligation to provide any information required in accordance with paragraph (a) above shall in all circumstances be subject to any confidentiality restrictions or other legal restrictions on the provision of such information to the Agent or the Lenders entered into in the ordinary course of business (provided that such restrictions have not been entered into with a view to circumventing the requirement to provide such information).

(c)	If any confidentiality restrictions referred to in paragraph (b) above apply, the Company shall use reasonable endeavours to obtain a waiver or release from such restrictions.

17.7	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor or the Default has already been cured).

17.8	Offer-related documents

(a)	The Company shall promptly supply to the Agent a copy of any Offer Document not provided as a condition precedent and a copy of any amendment or revision to any Offer Document approved by the CMVM.

(b)	The Company shall promptly supply to the Agent such explanation or details as it may reasonably request of any item in, or in any draft of, any Offer Document (such explanation or details being to the best of its knowledge and belief so far as any item relates to the Target, PT Multimedia and/or any of their Subsidiaries).

(c)	The Company shall promptly supply to the Agent such further information relating to the PT Offer, the PTM Offer or (after Effective Management Control of the Target is taken) the Existing

Target Debt as the Agent may request on the basis of reasonable requests made by the Lenders.

17.9	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.
If any Lender does not agree to the delivery of information to an electronic website, then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent in a form that can be delivered to an individual e-mail address of such Lender.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall, promptly upon becoming aware of its occurrence, notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agent under paragraph (i) or (v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may (at its own expense) request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

17.10	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of the event described in paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall, promptly upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall, promptly upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 22 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

17.11	Portuguese listing rules restriction on provision of restriction

The obligations of each member of the Group to provide information pursuant to the Finance Documents are subject at all times to any restrictions imposed by virtue of any disclosure rules under relevant laws (including, but not limited to, Portuguese and U.S. securities laws that are applicable in relation to any securities issued by Sonae or by any member of the Group (including, after the Settlement Date, any member of the Target Group)).

18.	FINANCIAL COVENANTS

18.1	Financial condition of the Sonaecom Accounting Group

The Company shall ensure that:
(a)	Minimum Cumulative EBITDA: the aggregate of Consolidated EBITDA of the Sonaecom Accounting Group and the aggregate of Consolidated EBITDA of the Target Accounting Group to the extent not included in the Sonaecom Accounting Group for the Relevant Period ending on each Relevant Date will not be less than the amounts set out opposite that Relevant Date in the relevant column in the table below:

Minimum Cumulative EBITDA
Relevant Date	€ (millions)
30 September 2007	1,401
31 December 2007	1,868
31 March 2008	2,356
30 June 2008	2,845
30 September 2008	3,334
31 December 2008	3,822
31 March 2009	4,346
(b)	Leverage: the ratio of Consolidated Total Net Debt of the Sonaecom Accounting Group on each Relevant Date to Consolidated EBITDA of the Sonaecom Accounting Group for the Relevant Period ending on that Relevant Date will not exceed the ratio set out opposite that Relevant Date in the relevant row in the Financial Model (adjusted in accordance with Clause 18.5 (Equity cure) and paragraph (a) of Clause 18.6 (Confirmation of Financial Covenant Ratios);

(c)	Interest Cover: the ratio of Consolidated EBITDA to Consolidated Net Interest Payable of the Sonaecom Accounting Group for each Relevant Period ending on a Relevant Date will not be less than the ratio set out opposite that Relevant Date in the relevant column in the Financial Model (adjusted in accordance with Clause 18.5 (Equity cure) and paragraph (a) of Clause 18.6 (Confirmation of Financial Covenant Ratios); and

(d)	Cashflow Cover: subject to paragraph (d) of Clause 18.6 (Confirmation of Financial Covenant Ratios), the ratio of Aggregate Cashflow to Net Debt Service for each Relevant Period ending on a Relevant Date will not be less than the ratio set out opposite that Relevant Date in the relevant column in the Financial Model (adjusted in accordance with Clause 18.5 (Equity cure) and paragraph (a) of Clause 18.6 (Confirmation of Financial Covenant Ratios).
18.2	Financial condition of the Target Accounting Group

The Company shall ensure that:

(a)	Leverage: the ratio of Consolidated Total Net Debt of the Target Accounting Group on each Relevant Date to Consolidated EBITDA of the Target Accounting Group for the Relevant Period ending on that Relevant Date will not exceed the ratio set out opposite that Relevant Date in the relevant column in the Financial Model (adjusted in accordance with Clause 18.5 (Equity cure) and paragraph (a) of Clause 18.6 (Confirmation of Financial Covenant Ratios); and

(b)	Interest Cover: the ratio of Consolidated EBITDA to Consolidated Net Interest Payable of the Target Accounting Group for each Relevant Period ending on a Relevant Date will not be less than the ratio set out opposite that Relevant Date in the relevant column in the Financial Model (adjusted in accordance with Clause 18.5 (Equity cure) and paragraph (a) of Clause 18.6 (Confirmation of Financial Covenant Ratios).
18.3	Cashflow cover in the event of a merger

Subject to paragraph (e) of Clause 18.6 (Confirmation of Financial Covenant Ratios), the Company shall ensure that the ratio of Consolidated Cashflow to Net Debt Service for each Relevant Period ending on a Relevant Date will not be less than the ratio set out opposite that Relevant Date in the relevant column in the Financial Model (adjusted in accordance with Clause 18.5 (Equity cure) and paragraph (a) of Clause 18.6 (Confirmation of Financial Covenant Ratios)), and the first such Relevant Date shall be with respect to the first Relevant Period after the occurrence of any such merger referred to in paragraph (e) of Clause 18.6 (Confirmation of Financial Covenant Ratios).

18.4	Financial covenant calculations
(a)	The “Minimum Cumulative EBITDA” financial covenant test set out in paragraph (a) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) shall be tested on the last day of the first Accounting Quarter which occurs more than six Months after the PT Settlement Date (the “Initial Relevant Date”) and on each subsequent Relevant Date occurring on or before the earlier of:
(i)	the date which is 18 Months after the Initial Relevant Date;

(ii)	the date on which the Release Condition is first satisfied; and

(iii)	the Relevant Date notified as such by the Company to the Agent.
(b)	The “Leverage”, “Interest Cover” and “Cashflow Cover” financial covenant tests set out in paragraphs (b), (c) and (d) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group), the “Leverage” and “Interest Cover” financial covenant tests set out in paragraphs (a) and (b) of Clause 18.2 (Financial condition of the Target Accounting Group) and the “Cashflow Cover” financial covenant test set out in Clause 18.3 (Cashflow cover in the event of a merger), respectively, shall be tested on each Relevant Date occurring on or after the earlier of:
(i)	the date which is 21 Months after the Initial Relevant Date;

(ii)	the first Relevant Date which occurs after the date on which the Release Condition is first satisfied; and

(iii)	the Relevant Date notified as such by the Company to the Agent
(with the first such Relevant Date to occur being the “Switchover Date”).

(c)	Capital Expenditure, Consolidated Cashflow, Consolidated EBITDA, Consolidated Interest Payable, Consolidated Net Interest Payable, Consolidated Total Debt, Consolidated Total Net Debt and Working Capital shall be calculated and interpreted on a consolidated basis in accordance with IFRS and shall be expressed in euro.

(d)	Capital Expenditure, Consolidated Cashflow, Consolidated EBITDA, Consolidated Interest Payable, Consolidated Net Interest Payable and Working Capital shall be determined (except as needed to reflect the terms of this Clause 18) from the financial statements of the Group and Compliance Certificates delivered under Clause 17.1 (Annual and semi-annual financial statements), Clause 17.2 (Quarterly financial statements) and Clause 17.3 (Compliance Certificate).

(e)	Aggregate Cashflow and Aggregate EBITDA shall be determined (except as needed to reflect the terms of this Clause 18) from the unconsolidated financial statements of the Company and Bidco delivered under Clause 17.1 (Annual and semi-annual financial statements), Clause 17.2 (Quarterly financial statements) and Clause 17.3 (Compliance Certificate).

(f)	For the purpose of this Clause 18, no item shall be included or excluded more than once in any calculation.

(g)	If an entity or business listed in the table below is sold, transferred or otherwise disposed of by any member of the Sonaecom Accounting Group during a Relevant Quarter, the Minimum Cumulative EBITDA requirements set out in the table in paragraph (a) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) in respect of the Relevant Period shall be adjusted by deducting the amount set out opposite the relevant entity or business listed in the table below in respect of the Relevant Quarter coinciding with the end of such Relevant Period.

	Relevant Quarter
Relevant entity or	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09
business	€ (millions)
PTC	595	793	996	1,199	1,402	1,605	1,815
PT Multimedia	157	209	274	340	405	471	543
Meditel	152	203	259	316	372	428	493
(h)	Notwithstanding paragraph (g) above, during any Relevant Quarter in which the financial statements of Meditel have not been included in the Sonaecom consolidated financial statements, the Minimum Cumulative EBITDA requirements set out in the table in paragraph (a) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group)

shall be adjusted on each Relevant Date so that there shall be deducted from the Minimum Cumulative EBITDA in respect of the Relevant Period ending on a Relevant Date the amount set out opposite Meditel in respect of the corresponding Relevant Quarter provided that, if the Meditel acquisition occurs during a Relevant Quarter, such acquisition shall be deemed (for the purposes of setting of Minimum Cumulative EBITDA requirements in the table in paragraph (a) of Clause 18.1 (Financial condition of Sonaecom Accounting Group)) to have occurred immediately after the end of such Relevant Quarter.
18.5	Equity cure

(a)	If, at any time after the Switchover Date has occurred, the requirements of paragraphs (b), (c) or (d) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group), the requirements of paragraph (a) and/or (b) of Clause 18.2 (Financial condition of the Target Accounting Group) and/or the requirements of Clause 18.3 (Cashflow cover in the event of a merger) (each, as the case may be, a “Relevant Financial Covenant”) are not met in respect of a Relevant Period, the cash proceeds received by the Company and/or the Target pursuant to any New Equity (a “Cure Subscription”) or additional Subordinated Debt (a “Cure Loan”) (in each case in accordance with this Agreement) after the end of that Relevant Period but prior to the end of the period of 20 Business Days following the date on which the Compliance Certificate setting out the calculations in respect of the relevant covenant determination is required to be delivered pursuant to Clause 17.3 (Compliance Certificate) shall be included in a recalculation of the Relevant Financial Covenant by making a pro forma adjustment:
(i)	in the case of the financial covenants set out in paragraph (b) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) and paragraph (a) of Clause 18.2 (Financial condition of the Target Accounting Group), to Consolidated Total Net Debt (solely for the purpose of ascertaining compliance with the Relevant Financial Covenant and not for any other purpose) such that Consolidated Total Net Debt is decreased by an amount equal to but not exceeding the amount of the applicable Cure Subscription or Cure Loan required in order to cure the Relevant Financial Covenant breach which is received during the Relevant Period and prior to the delivery of the Compliance Certificate in relation to that Relevant Period, or within 20 Business Days of delivery of the Compliance Certificate (but (A) in respect of any such proceeds received after the end of the Relevant Period, on the basis that they are treated as having been received in the last three months of the Relevant Period and (B) subject in each case to the limitations on equity cure and the further provisions of this Clause 18.5);

(ii)	in the case of the financial covenants set out in paragraph (c) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) and paragraph (b) of Clause 18.2 (Financial condition of the Target Accounting Group), to Consolidated Net Interest Payable (solely for the purpose of ascertaining compliance with the Relevant Financial Covenant and not for any other purpose) such that Consolidated Net Interest Payable is decreased by an amount equal to but not exceeding the amount of interest which would be payable with respect to Loans to be prepaid from the proceeds of the Cure Subscription or Cure Loan which is received during the Relevant Period and prior to the delivery of the Compliance Certificate in relation to that Relevant Period, or within 20 Business Days of delivery of the Compliance Certificate (but (A) in respect of any such proceeds received during or after the end of the Relevant Period, on the basis that they are treated as having been received at the beginning of the Relevant Period and (B) subject in each case to the limitations on equity cure and the further provisions of this Clause 18.5).

(iii)	in the case of the financial covenant set out in paragraph (d) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group), to Aggregate Cashflow (solely for the purpose of ascertaining compliance with the Relevant Financial Covenant and not for any other purpose) such that Aggregate Cashflow is increased by an amount equal to but not exceeding the amount of the applicable Cure Subscription or Cure Loan required in order to cure the Relevant Financial Covenant breach which is received during the Relevant Period and prior to the delivery of the Compliance Certificate in relation to that Relevant Period, or within 20 Business Days of delivery of the Compliance Certificate (but (A) in respect of any such proceeds received after the end of the Relevant Period, on the basis that they are treated as having been received in the last three months of the Relevant Period and (B) subject in each case to the limitations on equity cure and the further provisions of this Clause 18.5); or

(iv)	in the case of the financial covenant set out in Clause 18.3 (Cashflow cover in the event of a merger), to Consolidated Cashflow (solely for the purpose of ascertaining compliance with the Relevant Financial Covenant and not for any other purpose) such that Consolidated Cashflow is increased by an amount equal to but not exceeding the amount of the applicable Cure Subscription or Cure Loan required in order to cure the Relevant Financial Covenant breach which is received during the Relevant Period and prior to the delivery of the Compliance Certificate in relation to that Relevant Period, or within 20 Business Days of delivery of the Compliance Certificate (but (A) in respect of any such proceeds received after the end of the Relevant Period, on the basis that they are treated as having been received in the last three months of the Relevant Period and (B) subject in each case to the limitations on equity cure and the further provisions of this Clause 18.5),
(the relevant decreased amount in paragraphs (i) and (ii) above and increased amount in paragraphs (iii) and (iv) above each being a “Cure Amount”).

(b)	If, after giving effect to the recalculation referred to in paragraph (a) above, the requirements of the Relevant Financial Covenants are met, then (subject to the other provisions of this Clause 18.5) the requirements of paragraphs (a) to (d) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group), paragraphs (a) and (b) of Clause 18.2 (Financial condition of the Target Accounting Group) and Clause 18.3 (Cashflow cover in the event of a merger) shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply with such requirements and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for the purposes of the Finance Documents.

(c)	The relevant Cure Amount shall be applied as set out in accordance with paragraphs (a)(i) to (a)(iv) above, in each case solely for the purpose of ascertaining compliance with the Relevant Financial Covenants at the end of the Relevant Period immediately prior to the receipt and application of such Cure Amount in accordance with this Clause 18.5 and as at the end of the next three following Relevant Periods.

(d)	Not more than one Cure Subscription or Cure Loan may occur in any two consecutive Accounting Quarters (determined on a rolling basis) and not more than five Cure Subscriptions or Cure Loans may occur prior to the date which is seven years after the Closing Date.

(e)	Any Cure Amount must be applied first in prepayment of Loans as provided for in Clause 7.10 (Voluntary prepayment of Acquisition Facility Loans) and thereafter in prepayment of Loans as provided for in Clause 7.11 (Voluntary prepayment of Back-up Facility A Loans).

(f)	Prior to making a Cure Subscription or Cure Loan, the Company shall deliver to the Agent a certificate signed by two directors of the Company setting out the reasons for the breach of the Relevant Financial Covenant(s) and the nature of the remedial action being taken, confirming that to the best of their knowledge the requirements of the Relevant Financial Covenant will be met after making the Cure Subscription or Cure Loan (taking account of the effect of any prepayment of Loans pursuant to paragraph (e) above).

18.6	Confirmation of Financial Covenant Ratios

(a)	For the purpose of setting the financial covenants for paragraphs (b), (c) and (d) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) and paragraphs (a) and (b) of Clause 18.2 (Financial condition of the Target Accounting Group), the following adjustments shall be made in the Financial Model:
(i)	on the PTM Settlement Date, the Business Plan shall be adjusted to reflect:
(A)	the aggregate of the PT Shares owned by Bidco and/or the Company on such date;

(B)	the aggregate of the PTM Shares owned by Bidco and/or the Company after the settlement of the PTM Shares on such date;

(C)	the PT Offer Settlement Amount;

(D)	the amount of any Loans drawn by the Company and Bidco to refinance any PT Shares owned by the Company and Bidco immediately prior to the PT Settlement Date;

(E)	the PTM Offer Settlement Amount; and

(F)	the actual amount paid by the Company and/or Bidco in respect of Acquisition Costs;
(ii)	notwithstanding paragraph (i) above, if:
(A)	on the PTM Settlement Date, the Company and/or Bidco together hold PT Shares representing 80 per cent. or more of the issued share capital of the Target; and

(B)	the Company and/or Bidco notifies the Agent within three Business Days of the PT Offer Settlement Date that the Remaining Acquisition Facility Commitments Limit is greater than zero, the original base case data shall, on the day following the last day of the PT Acquisition Facility Availability Period, be further adjusted to reflect:
(x)	the aggregate of (i) the PT Shares owned by Bidco and/or the Company on the PT Settlement Date (after settlement of the PT Offer) and (ii) acquired by Bidco and/or the Company after the PT Settlement Date and on or before the last day of the PT Acquisition Facility Availability Period;

(y)	the amount paid for any Market Purchases and/or Squeeze-Out of minority shareholders of the Target; and

(z)	the actual amount of any Acquisition Costs incurred pursuant to such Market Purchases and the Squeeze-Out.
(b)	Within five Business Days of the setting of any financial ratios in accordance with paragraph (a) above, the Company and the Agent will deliver to the Lenders an annex to the Business Plan showing:
(i)	a set of ratios pursuant to the relevant adjustments set out in paragraph (a) above, further adjusted to reflect the disposal of PTC; and

(ii)	a set of ratios pursuant to the relevant adjustments set out in paragraph (a) above, further adjusted to reflect the disposal of PT Multimedia.
(c)	On or prior to the date falling 30 days prior to the Switchover Date the Company shall notify the Agent of its election to dispose of either all of its interests in PT Multimedia or all of its interests in PTC and the Agent shall notify the Lenders which of the ratios set out in paragraph (b) above shall apply from the Switchover Date (and for the avoidance of doubt, the other set of ratios shall be discarded).
(d)	Paragraph (d) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) shall not apply following any merger of the Company with the Target.
(e)	Clause 18.3 (Cashflow cover in the event of a merger) shall only apply following any merger of the Company and/or Bidco with the Target.
18.7	Definitions

“Aggregate Cash Flow” means, in relation to any Relevant Period, Aggregate EBITDA for that Relevant Period adjusted:
(a)	by deducting any increase or adding any decrease in Working Capital in the Company and Bidco during that Relevant Period;

(b)	by deducting amounts paid during the Relevant Period by the Company and Bidco in respect of Capital Expenditure other than Capital Expenditure to the extent funded from New Equity or Subordinated Debt permitted to be applied for that purpose under this Agreement (other than any Cure Amount contributed or subscribed in order to cure any actual or anticipated breach of Clause 18.1 (Financial condition of the Sonaecom

Accounting Group) and/or Clause 18.2 (Financial condition of the Target Accounting Group) pursuant to Clause 18.5 (Equity cure));

(c)	by deducting amounts paid during the Relevant Period by the Company and/or Bidco in cash in respect of Tax;

(d)	by excluding any other non-cash items taken into account in calculating Aggregate EBITDA;

(e)	for the cash effect of extraordinary and exceptional items, to the extent that cash was actually received or expended during the Relevant Period;

(f)	by adding the aggregate amount received during the Relevant Period by the Company and/or Bidco in cash in respect of any rebate of Tax;

(g)	by deducting the cost of acquisition of any shares or businesses to the extent not included in Aggregate EBITDA;

(h)	by excluding the effect of all cash movements associated with the Acquisition and any Acquisition Costs, to the extent included in Aggregate EBITDA or in any other paragraph of this definition;

(i)	by adding the net proceeds of any sale, lease, transfer or other disposal of assets received during that Relevant Period (other than, to the extent included in Aggregate EBITDA, any such proceeds received in relation to a sale, lease, transfer or other disposal permitted under paragraph (b)(i) of Clause 19.15 (Disposals));

(j)	by adding the amount of any dividends or other profit distributions (net of Tax) received by the Company and/or Bidco from any other person during that Relevant Period;

(k)	by deducting the amount of any dividends or other profit distributions paid in cash by the Company during that Relevant Period;

(l)	by adding the positive difference between the aggregate of all voluntary and mandatory prepayments made after the PT Settlement Date under the PT Acquisition Facility Agreement and the PTM Acquisition Facility Agreement up to the beginning of the Relevant Period, and the aggregate of all originally scheduled payments of principal due under the PT Acquisition Facility Agreement and the PTM Acquisition Facility Agreement up to the beginning of the Relevant Period; and

(m)	by adding the aggregate of Cash and Cash Equivalents outstanding in the balance sheet of the Company and Bidco as at the beginning of the Relevant Period.
“Aggregate EBITDA” means the aggregated “net operating income” of the Company and Bidco for the Relevant Period as stated in the unconsolidated financial statements of each of the Company and Bidco for the Relevant Period adjusted by adding back depreciation, amortisation, provisions and impairment losses.

“Capital Expenditure” means any expenditure which should in accordance with IFRS be treated as capital expenditure in the consolidated financial statements of the Group.

“Consolidated Cash and Cash Equivalents” means, at any time, “Cash and Cash Equivalents” as stated in the relevant financial statements of the Covenant Group as at the Relevant Date.

“Consolidated Cash Flow” means, in relation to any Relevant Period, Consolidated EBITDA for that Relevant Period adjusted:
(a)	by deducting any increase or adding any decrease in Working Capital during that Relevant Period;

(b)	by deducting amounts paid during the Relevant Period by the relevant Covenant Group in respect of Capital Expenditure other than Capital Expenditure to the extent funded from New Equity or Subordinated Debt permitted to be applied for that purpose under this Agreement (other than any Cure Amount contributed or subscribed in order to cure any actual or anticipated breach of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) and/or Clause 18.2 (Financial condition of the Target Accounting Group) pursuant to Clause 18.5 (Equity cure));

(c)	by deducting amounts paid during the Relevant Period by the relevant Covenant Group in cash in respect of Tax;

(d)	by excluding any other non-cash items taken into account in calculating Consolidated EBITDA (other than to the extent already taken into account in movements in Working Capital);

(e)	for the cash effect of extraordinary and exceptional items, to the extent that cash was actually received or expended during the Relevant Period;

(f)	by adding the aggregate amount received during the Relevant Period by the relevant Covenant Group in cash in respect of any rebate of Tax;

(g)	by deducting the cost of acquisition of any shares or businesses to the extent not included in Consolidated EBITDA;

(h)	by excluding the effect of all cash movements associated with the Acquisition and any Acquisition Costs, to the extent included in Consolidated EBITDA or in any other paragraph of this definition;

(i)	by adding the net proceeds of any sale, lease, transfer or other disposal of assets received during that Relevant Period (other than, to the extent included in Consolidated EBITDA, any such proceeds received in relation to a sale, lease, transfer or other disposal permitted under paragraph (b)(i) of Clause 19.15 (Disposals));

(j)	by adding the amount of any dividends or other profit distributions (net of Tax) received by any member of the relevant Covenant Group from any person which is not a member of the Covenant Group during that Relevant Period;

(k)	by deducting the amount of any dividends or other profit distributions paid in cash by the Company during that Relevant Period;

(l)	by adding the positive difference between the aggregate of all voluntary and mandatory prepayments made after the PT Settlement Date under the PT Acquisition Facility Agreement and the PTM Acquisition Facility Agreement up to the beginning of the

Relevant Period, and the aggregate of all originally scheduled payments of principal due under the PT Acquisition Facility Agreement and the PTM Acquisition Facility Agreement up to the beginning of the Relevant Period; and

(m)	by adding the aggregate of Cash and Cash Equivalents outstanding in the balance sheet of the relevant Covenant Group as at the beginning of the Relevant Period.
“Consolidated EBITDA” means consolidated “net operating income” of the relevant Covenant Group for the Relevant Period as stated in the financial statements of the Covenant Group for the Relevant Period adjusted by adding back depreciation, amortisation, provisions and impairment losses provided that (i) if a member of the relevant Covenant Group makes a disposal during a Relevant Period, such disposal shall be deemed to have occurred prior to the commencement of such Relevant Period and the Company shall include in the relevant Compliance Certificate sufficient information describing such pro forma adjustments and (ii) that if a member of the relevant Covenant Group acquires new revenue-generating assets during a Relevant Period, such acquisition shall be deemed to have occurred prior to the commencement of such Relevant Period and the Company shall include in the relevant Compliance Certificate sufficient information describing such pro forma adjustments.

“Consolidated Interest Payable” means “Interest expense” of the relevant Covenant Group referred to in the note to “other net financial income/(expenses)” in each case as stated in the financial statements of the Covenant Group for the Relevant Period adjusted by (i) adding back acceptance commissions and commitment fees incurred by the relevant Covenant Group in effecting, servicing or maintaining Consolidated Total Debt during that Relevant Period, (ii) deducting any capitalised interest on any Subordinated Debt and (iii) deducting any amortisation fees, costs and expenses incurred in connection with the repayment, prepayment or other amortisation of any liabilities specified in the definition of “Consolidated Total Debt”.

“Consolidated Net Interest Payable” means Consolidated Interest Payable less “interest income” of the relevant Covenant Group as referred to in the note to “other net financial/income expenses” as stated in the financial statements of the relevant Covenant Group for the Relevant Period.

“Consolidated Total Debt” means, in respect of the relevant Covenant Group, on the Relevant Date the aggregate of the following:
(a)	“medium and long-term loans” as included in “Non-Current Liabilities” as stated in the financial statements most recently provided;

(b)	“other non-current financial liabilities” as included in “Non-Current Liabilities” as stated in the financial statements most recently provided;

(c)	“short-term and other loans” as included in “Current Liabilities” as stated in the financial statements most recently provided including, for the avoidance of doubt, any loans permitted pursuant to paragraph (b)(xiii) of Clause 19.20 (Financial Indebtedness); and

(d)	“other current financial liabilities” as included in “Current Liabilities” as stated in the financial statements most recently provided, after excluding:

(i)	to the extent included above, any amounts recorded as “Fair value of derivatives”;

(ii)	to the extent included above, liabilities in respect of pensions and/or healthcare; and

(iii)	Subordinated Debt.
“Consolidated Total Net Debt” means, on the Relevant Date, Consolidated Total Debt less Consolidated Cash and Cash Equivalents.

“Covenant Group” means, in respect of the financial covenants set out in paragraphs (a) to (c) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group) and Clause 18.3 (Cashflow cover in the event of a merger), the Sonaecom Accounting Group and, in respect of the financial covenants set out in Clause 18.2 (Financial condition of the Target Accounting Group), the Target Accounting Group.

“Financial Model” means the financial model set out in “worksheet 6. Ratios Outputs” of the Business Plan and prepared in respect of the financial covenants set out in Clause 18.1 (Financial condition of the Sonaecom Accounting Group), the financial covenants set out in Clause 18.2 (Financial condition of the Target Accounting Group) and in respect of Clause 18.3 (Cashflow cover in the event of a merger).

“Net Debt Service” means, in respect of any Relevant Period, the aggregate of:
(a)	Consolidated Net Interest Payable in relation to the PT Acquisition Facility Agreement and the PTM Acquisition Facility Agreement; and

(b)	the aggregate of all scheduled payments of principal under the PT Acquisition Facility Agreement and the PTM Acquisition Facility Agreement (ignoring any adjustment made to scheduled payments as a result of any voluntary or mandatory prepayments) falling due but excluding any amounts falling due under the Back-up Facility Loans which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation, and so that no amount shall be included more than once.

“PT Acquisition Facility Availability Period” means the Availability Period as such term is defined in the PT Acquisition Facility Agreement.

“Relevant Date” means the date specified in the table entitled “Financial Covenants” set out in sheet 6 “Ratios Outputs” of the Financial Model as the date as at (or to) which a particular financial ratio or covenant is being tested.

“Relevant Period” means, in respect of the financial covenants set out in paragraph (a) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group), the period commencing on 01 January 2007 up to the applicable Relevant Date and, in respect of the financial covenants set out in paragraphs (b) and (c) of Clause 18.1 (Financial condition of the Sonaecom Accounting Group), paragraphs (a) and (b) of Clause 18.2 (Financial condition of the Target Accounting Group) and Clause 18.3 (Cashflow cover in the event of a merger), each period of four consecutive Accounting Quarters ending on a Relevant Date.

“Relevant Quarter” means each period of three months specified in the table set out in paragraph (g) of Clause 18.4 (Financial covenant calculations).

“Working Capital” means, on the Relevant Date, the total assets of the relevant Covenant Group (other than Consolidated Cash and Cash Equivalents and long-term investments (tangible, intangible and other financial investments)) less liabilities (other than Consolidated Total Debt and provisions for other risks and liabilities), deducting any effect of deferred taxes.

19.	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

(a)	Each Obligor shall (and the Company shall ensure that each Material Subsidiary will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and, if requested by the Agent, supply certified copies to the Agent of) any Authorisation required under any applicable law or regulation to:
(i)	enable it to perform its obligations under the Finance Documents and the Offer Documents;

(ii)	subject to the Legal Reservations and the Perfection Requirements, ensure the legality, validity, enforceability and admissibility in evidence in its jurisdiction of any Finance Documents and the Offer Documents; and

(iii)	enable it to carry on its business as it is being conducted from time to time, if failure to obtain, comply with or maintain any such Authorisation could reasonably be expected to have a Material Adverse Effect.

(b)	The Company shall ensure that the Perfection Requirements are complied with promptly and in any event before the final date on which it is necessary to carry out any such Perfection Requirement in order to achieve the relevant perfection, protection or priority of any Security Document.

19.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each Material Subsidiary will) comply in all respects with all laws to which it may be subject, if failure so to comply could reasonably be expected to have a Material Adverse Effect.

19.3	Environmental Laws and Licences

Each Obligor shall (and the Company shall ensure that each Material Subsidiary will):
(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required in connection with its business; and

(c)	comply with the terms of those Environmental Licences,
in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

19.4	Taxes

(a)	Each Obligor shall (and the Company shall ensure that each Material Subsidiary will) pay all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non-payment, unless and only to the extent that failure to pay those Taxes does not constitute and could not reasonably be expected to constitute a Material Adverse Effect.

(b)	Paragraph (a) above does not apply to any Taxes:
(i)	being contested by an Obligor or the relevant Material Subsidiary in good faith and in accordance with the relevant procedures;

(ii)	which have been disclosed in its financial statements and for which adequate reserves are being maintained in accordance with IFRS; and

(iii)	subject to paragraph (b)(xi) of Clause 19.12 (Negative pledge), where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.
(c)	No Obligor may change its residence for Tax purposes where to do so would materially adversely affect the interests of the Lenders.

19.5	Merger

No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into any amalgamation, demerger, merger or corporate reconstruction other than:
(a)	any amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group, provided that:
(i)	if that member of the Group was an Obligor immediately prior to such reorganisation being implemented, all of the business and assets of that member are retained by one or more other Obligors; and

(ii)	if that member of the Group is not an Obligor, so long as any assets distributed as a result of such reorganisation are distributed to other members of the Group, and, in the case of paragraphs (i) and (ii) above:
(A)	the surviving entity of any such reorganisation is liable for the obligations of the member of the Group it has merged with;

(B)	the surviving entity is incorporated in the same jurisdiction as that member of the Group or, where the entities merging are incorporated in different Participating Member States, in one of those Participating Member States; and

(C)	the Agent and the Security Agent are given 30 days’ notice by the Company (accompanied by a memorandum explaining the reasons for such reorganisation) and they, acting reasonably, are satisfied that such reorganisation will not materially and adversely affect any security (both in terms of value and its legality, validity and enforceability) created in favour of the Finance Parties under the Security Documents;

(b)	any amalgamation, merger, consolidation or corporate reconstruction between:
(i)	Optimus and TMN;

(ii)	Optimus and Novis;

(iii)	Novis and PT Multimedia;

(iv)	Novis and PTC; and/or

(v)	provided that the Company holds directly or indirectly PT Shares representing 90 per cent. of the issued share capital of the Target, the Company and/or Bidco and/or the Target,
and provided that:
(A)	in respect of paragraphs (i) to (iv) above, where the shares of one or more of the entities to be merged are pledged pursuant to the Security Documents, the shares of the resulting entity to the extent not otherwise pledged in favour of the Secured Parties pursuant to the Security Documents shall be pledged in favour of the Secured Parties in respect of the same Secured Obligations; and

(B)	in respect of paragraph (v) above, and to the extent the existing Security over the Target Shares is not maintained after such a merger has been effected then (both in terms of value and its legality, validity and enforceability) Security equivalent to the Security granted pursuant to the Security Documents over the Target Shares (both in terms of value and its legality, validity and enforceability) and acceptable to the Lenders, shall be granted in favour of the Secured Parties;
(c)	any amalgamation, demerger, merger, consolidation or corporate reconstruction effected pursuant to the ADC Approval provided that:
(i)	where the shares of one or more of the entities to be merged or demerged are pledged pursuant to the Security Documents, the shares of the resulting entity or, as the case may be, entities (to the extent not otherwise pledged in favour of the Secured Parties pursuant to the Security Documents) shall be pledged in favour of the Secured Parties in respect of the same Secured Obligations; and

(ii)	paragraph (i) above shall not apply in respect of any demerged entity which has been demerged in contemplation of its disposal and which is so disposed of promptly after such demerger.
19.6	Change of business

The Company shall ensure that no material change is made to the general nature of the business of the Company or the Group taken as a whole from that carried on by the Target Group and/or the Company at the date of this Agreement other than as contemplated by Clause 3.4 of the Structure Memorandum and/or as envisaged by the ADC Approval or as otherwise permitted pursuant to this Agreement.

19.7	Holding Company

(a)	Neither Bidco nor the Company shall trade, carry on any business, own any asset or incur any liability other than:
(i)	ownership of shares in the Target Group;

(ii)	any liabilities incurred, or Security created, under the Transaction Documents;

(iii)	in the case of the Company only, providing general services to other members of the Sonaecom Accounting Group (including, but not limited to, administrative, legal, fiscal, treasury, consultancy, systems, human resources, regulatory, insurance and brokerage, property facilities management, financial, treasury and pension funds management services) of a type customarily provided by a Holding Company to its Subsidiaries;

(iv)	employing employees whose services are required for provision of the services described in paragraph (iii) above or whose services are otherwise necessary in order to conduct the operations of the Group;

(v)	in connection with any approved employee or management incentive or participation scheme operated by any member of the Group;

(vi)	as a result of any transactions contemplated by the Structure Memorandum;

(vii)	in the case of the Company only, ownership of shares in Optimus, Novis and PTM; and/or

(viii)	in the case of the Company only, owning shares in Holding Companies, telecommunications, IT/IS, media and internet companies and (provided they are engaged in the provision of services of the nature described in paragraph (iii) above to members of the Sonaecom Accounting Group as their principal business) such service companies.
(b)	Paragraph (a) above shall not apply to Bidco following any merger of Bidco with the Target or (following any group reorganisation) with any merged entity comprising the business and assets of the Target.
19.8	Pari passu

Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.9	Offer Documents

No Obligor shall (and the Company shall ensure that no other member of the Group will) amend, terminate, give any waiver or consent under, or agree or decide not to enforce, in whole or in part, any term or condition of the Offer Documents or the Squeeze-Out Documents, save for amendments, waivers or consents which:
(a)	are minor or technical;

(b)	could not reasonably be expected to materially and adversely affect the interests of the Lenders;

(c)	are imposed by the CMVM;

(d)	are approved in writing by the Agent (acting on the instructions of the Majority Lenders), which approval shall be deemed to be granted if not refused within 10 days following such request.
19.10	The PT Offer

(a)	The maximum price for each PT Share payable by the Company and/or Bidco in the course of the PT Offer and any Squeeze-Out shall not exceed €9.50.

(b)	The Company shall not, without the consent of the Agent (acting on the instructions of the Majority Lenders) reopen (except as part of any Squeeze-Out) or extend the PT Offer, except for an extension as a consequence of the registration of a counter offer and in any case for an extension period not exceeding 10 weeks from the last Business Day of the initial period of the PT Offer.

19.11	The PTM Offer

(a)	The maximum price per PTM Share payable by the Company and/or Bidco in the course of the PTM Offer shall not exceed €9.03.

(b)	The Company shall not, without the consent of the Agent (acting on the instructions of the Majority Lenders), reopen or extend the PTM Offer except for an extension as a consequence of the registration of a counter offer and in any case for an extension period not exceeding 10 weeks from the last Business Day of the initial period of the PTM Offer.

19.12	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Paragraph (a) above does not apply to:
(i)	any Existing Security except to the extent that the originally agreed principal amount of Financial Indebtedness secured by that Security exceeds the amount stated in Part I of Schedule 8 (Security) (other than by way of capitalisation of interest);

(ii)	any Security created pursuant to any Finance Document;

(iii)	any lien or right of set-off arising by operation of law (or by contract to the same effect) and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(iv)	any retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to any member of the Group and not as a result of any default or omission by any member of the Group;

(v)	any netting or set-off arrangement entered into under a hedging transaction where the obligations of the parties are calculated by reference to net exposure, to the extent such transaction is permitted under Clause 19.27 (Hedging);

(vi)	any Security in respect of Existing Target Debt and any other Security in the Target Group existing immediately before the date on which Effective Management Control of the Target is taken, provided that such Security has only been approved or executed or committed to (where such commitment, pursuant to the applicable laws, binds the relevant member of the Target Group to execute such Security) by directors of the Target and/or its Subsidiaries not appointed by the Company and/or Bidco;

(vii)	any Security arising under any finance or capital lease and provided that:
(A)	the amount thereby secured does not exceed €75,000,000 (or its equivalent in any other currency) before the Switchover Date and thereafter €150,000,000 (or its equivalent in any other currency); and

(B)	the Financial Indebtedness secured thereby is permitted under paragraph (b)(xviii) of Clause 19.20 (Financial Indebtedness);
(viii)	any netting, cash pooling or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(ix)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;
(x)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:
(A)	the Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;
(xi)	any Security arising by operation of law in favour of the government, the state or any local authority in respect of taxes, assessments or government charges which are being contested in good faith by the relevant Obligor or member of the Group and for which adequate accounting provision has been made by the relevant Obligor or member of the Group;

(xii)	any Security arising on rental deposits in connection with leases or occupation of leasehold premises in the ordinary course of business;

(xiii)	Security replacing existing Security as part of a refinancing of Financial Indebtedness permitted under the terms of this Agreement, provided that the amount of Financial Indebtedness thereby secured is not increased and does not benefit from Security over any increased amount of assets and revenues from that existing prior to such replacement;

(xiv)	Security over goods or documents of title to goods arising in the ordinary course of documentary credit transactions entered into in the ordinary course of trading;

(xv)	Security in respect of any receivables financings provided that:
(A)	the amount thereby secured does not exceed €50,000,000 (or its equivalent in any other currency); and

(B)	the Financial Indebtedness secured thereby is permitted under paragraph (b)(xviii) of Clause 19.20 (Financial Indebtedness);
(xvi)	transactions permitted under Clause 19.5 (Merger);

(xvii)	Security over:
(A)	any Vivo shares that are acquired after the date of this Agreement (“Acquired Vivo Shares”); and

(B)	up to 25 per cent. of the Vivo shares owned by the Company as at the date of this Agreement, in each case securing Financial Indebtedness raised by a member of the Group to purchase Acquired Vivo Shares provided that any member of the Group holding any Vivo shares which are not secured in favour of the provider of Financial Indebtedness under paragraph (b)(viii) of Clause 19.20 (Financial Indebtedness) shall be contractually bound to submit its shares to the same proceedings in the event of any enforcement of the Security held over the Vivo shares by the provider of Financial Indebtedness.

(xviii)	Security arising as a result of legal proceedings discharged within 30 days or otherwise being contested in good faith (and not constituting an Event of Default) with a reasonable prospect of success, provided that the amount secured in respect of all such claims being contested at any time does not exceed, in aggregate, €50,000,000 (or its equivalent in another currency or currencies);

(xix)	any Security over bank accounts held with, or documents of title deposited with, banks or financial institutions under the general business conditions of such banks or financial institutions;

(xx)	Security over ownership interests in Joint Ventures in which a member of the Group has an ownership interest (but only if the relevant member of the Group was committed to do so by virtue of an arrangement in place prior to the date of this Agreement or by reference to ownership interests acquired after the date of this Agreement);

(xxi)	Security granted by members of the Group over shares in, or loans made to, any Joint Venture in which a member of the Group has an ownership interest where such security is granted in respect of obligations of the Joint Venture pursuant to the relevant Joint Venture agreement (but only if the relevant member of the Group was committed to do so by virtue of an arrangement in place prior to the date of this Agreement or by reference to ownership interests acquired after the date of this Agreement);

(xxii)	Security granted to secure obligations of members of the Group regarding pension obligations, provided the amount of such secured obligations does not exceed €50,000,000 (or its equivalent in another currency or currencies);

(xxiii)	any Security in respect of sale and leaseback transactions provided that:
(A)	the amount secured by such transactions (net of taxes, costs, commission, fees and expenses) does not, in aggregate, exceed €150,000,000 (or its equivalent in another currency or currencies); or

(B)	the proceeds of such sale and leaseback transactions are applied in repayment or prepayment of Acquisition Facility Loans;
(xxiv)	any Security approved by the Majority Lenders, such approval not to be unreasonably withheld or delayed; or

(xxv)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (xxiv) above) does not exceed €100,000,000 (or its equivalent in another currency or currencies).
19.13	Acquisitions and investments

(a)	Subject to Clause 19.33 (Release Condition), no Obligor shall (and the Company shall ensure that no other member of the Group will) without the consent of the Majority Lenders (such consent not to be unreasonably withheld) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to acquire (or acquire an interest in) a company, shares or securities or a business or undertaking.

(b)	Paragraph (a) above does not apply to:
(i)	the Acquisition;

(ii)	any acquisition by way of merger provided that the merger is permitted pursuant to Clause 19.5 (Merger);

(iii)	any acquisition or investment, whether forming part of a single transaction or a series of related transactions, in an aggregate principal amount not exceeding:
(A)	€300,000,000; or

(B)	if the disposal referred to in paragraph (b)(ix) of Clause 19.15 (Disposals) has occurred and the Company has indicated to the Agent it will not make any acquisition pursuant to paragraph (xiii) below, €400,000,000, and in each case, until the Switchover Date, such aggregate principal amount taking into account the amount of net indebtedness of such investment or asset acquired;

(iv)	any acquisition of PT Shares made other than pursuant to the terms of the PT Offer or the Squeeze-Out funded using the proceeds of a PT Acquisition Facility Loan or a PT Facility Loan (each as defined in the relevant Facility Agreement);

(v)	any acquisition of PT Shares (including any Treasury Stock up to the maximum amount permitted by applicable law) made other than pursuant to the terms of the PT Offer or the Squeeze-Out and/or any acquisition of PTM Shares made other than pursuant to the terms of the PTM Offer (provided that the PTM Shares so acquired are resold within 365 days of the date of their acquisition), where in each case the consideration paid, in aggregate, for such PT Shares and/or PTM Shares is equal to or less than €5,000,000;

(vi)	the acquisition by a member of the Group of any share or asset sold, leased, transferred or otherwise disposed of by another member of the Group provided that such disposal is permitted under Clause 19.15 (Disposals);

(vii)	the acquisition by a member of the Group of any share or asset sold, leased, transferred or otherwise disposed of by a member of the Sonaecom Accounting Group (that is not otherwise a member of the Group) provided that such disposal is permitted under Clause 19.15 (Disposals) and in an amount not exceeding €100,000,000 (or its equivalent in another currency or currencies) during the term of this Agreement;

(viii)	the acquisition by a member of the Sonaecom Accounting Group (that is not otherwise a member of the Group) of any share or asset sold, leased, transferred or otherwise disposed of by a member of the Group provided that such disposal is permitted under Clause 19.15 (Disposals) and in an amount not exceeding €50,000,000 (or its equivalent in another currency or currencies) during the term of this Agreement;

(ix)	an acquisition of a company, shares or securities or a business or undertaking (“Participation”) in the telecoms industry (including shares in the Target or PTM) funded using New Equity and/or Subordinated Debt provided that, prior to the Switchover Date, the proportionate amount of gross assets, EBITDA and/or revenues of the acquired Participation does not, in aggregate, exceed 5 per cent. of the gross assets, Consolidated EBITDA and/or consolidated revenues of the Group during the term of this Agreement. For the purposes of this paragraph, if the acquired Participation does not represent the entire company, all issued shares or securities or the entire business or undertaking, the amount of gross assets, EBITDA and/or revenues of the acquired Participation to be counted for the purposes of this paragraph shall be calculated as the portion of gross assets, EBITDA and/or revenues of the acquired Participation bears to the total gross assets, EBITDA and/or revenues of the entire company, all issued shares or securities or on the entire business or undertaking of which such Participation formed a part;

(x)	acquisitions made/agreed prior to the date of the PT Acquisition Facility Agreement (or, in the case of the Target and its Subsidiaries, prior to the date Effective Management Control of the Target is taken provided that such acquisitions have been made, agreed or committed to (where such commitment, pursuant to applicable law, binds the relevant member of the Target Group to make such acquisitions) only by directors of the Target and/or its Subsidiaries not appointed by the Company and/or Bidco;

(xi)	the acquisition of interests in Joint Ventures in an aggregate amount not exceeding €100,000,000 (or its equivalent in another currency or currencies), prior to the

Switchover Date only, such aggregate amount taking into account the amount of actual Financial Indebtedness of the relevant Joint Venture;

(xii)	provided that no disposal of Vivo shares as contemplated in paragraph (xiv) below has occurred, the acquisition of shares or other ownership interests in Vivo and subject to the provisions of paragraph (b)(viii) of Clause 19.20 (Financial Indebtedness);

(xiii)	either:
(A)	the acquisition of:
(I)	up to 33 per cent. of the shares or other ownership interests in Meditel (for an equity value not exceeding €300,000,000); and/or

(II)	the shares of any minority shareholders to whom it is obliged to make an offer pursuant to any squeeze-out triggered as a result of the acquisition of shares referred to in paragraph (A)(I) above; or
(B)	the acquisition of shares or other ownership interests in a business equivalent to Meditel (and with equivalent or better leverage) and provided that:
(I)	such business is located in (x) a jurisdiction with an equivalent or better country credit rating than Morocco, (y) any country where the Group and the Target Group has investments (as at the date of this Agreement), or (z) South Africa, Algeria, Morocco, Tunisia or Egypt; and

(II)	any financing at the level of such business is on a non-recourse basis to the members of the Sonaecom Group, other than in respect of such business and its Subsidiaries, with the proceeds of a disposal permitted under paragraph (b)(xviii) of Clause 19.15 (Disposals) made within 18 months of the date of receipt of such proceeds, and in each case provided that binding agreements relating to the disposal of Vivo shares permitted under paragraph (b)(ix) of Clause 19.15 (Disposals) have been entered into on or prior to such acquisition contemplating financial settlement to occur on or about the same date as such acquisition;

(xiv)	the acquisition of warrants, options or similar instruments issued by a member of the Group in relation to any management or employee, or other similar, share scheme or of shares in such member of the Group issued, to the extent that such schemes have not otherwise been identified by the Company prior to the date of this Agreement pursuant to those warrants or options provided that, upon acquisition, such warrants, options or similar instruments will be extinguished or subject to the Security created by the Security Documents; or

(xv)	the acquisition of PTM Shares pursuant to the PTM Equity Swap;
19.14	Joint Ventures

(a)	Subject to Clause 19.33 (Release Condition), except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is permitted under Clause 19.12 (Negative pledge), Clause 19.13 (Acquisitions and investments), Clause 19.15 (Disposals), Clause 19.17 (Loans or credit), Clause 19.18 (Guarantees) or Clause 19.20 (Financial Indebtedness).

19.15	Disposals

(a)	Subject to Clause 19.33 (Release Condition), no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other sale, lease, transfer or disposal:
(i)	of assets by any member of the Group in the ordinary course of business of the disposing entity;

(ii)	of assets by a member of the Group to another member of the Group;

(iii)	of assets by a member of the Group to a member of the Sonaecom Accounting Group (which is not also a member of the Group) in an amount not exceeding €50,000,000 in aggregate during the term of this Agreement (or its equivalent in another currency or currencies);

(iv)	of assets by a member of the Sonaecom Accounting Group (which is not also a member of the Group) to a member of the Group in an amount not exceeding €100,000,000 in aggregate during the term of this Agreement (or its equivalent in another currency or currencies);

(v)	of assets pursuant to a sale and lease back where the proceeds (net of taxes, costs, commission, fees and expenses) do not exceed €150,000,000 in aggregate during the term of this Agreement (or its equivalent in another currency or currencies) or are applied in repayment or prepayment of the Acquisition Facility Loans;

(vi)	of any asset pursuant to a contractual arrangement:
(A)	made by a member of the Target Group prior to the date on which Effective Management Control of the Target is taken, provided that such arrangement has been approved, executed or committed to (where such commitment, pursuant to applicable law, binds the relevant member of the Target Group to enter into such arrangement only by directors of the Target and/or its Subsidiaries not appointed by the Company and/or Bidco;
(B)	made by any other member of the Group prior to the date on which any Facility Agreement is entered into if previously disclosed by the Company to, and approved by, the Agent (acting on the instructions of the Majority Lenders);
(vii)	to a Joint Venture in which any member of the Group has an ownership interest in an amount not exceeding €25,000,000 in aggregate during the term of this Agreement (or its equivalent in another currency or currencies);

(viii)	contemplated by the Strategic Options Letter;

(ix)	of all of the shares or other ownership interests in Vivo;

(x)	of any asset where the gross assets, EBITDA and/or revenues of the assets disposed of (when aggregated with the gross assets, EBITDA and/or revenues of all other assets disposed of pursuant to this paragraph (x) since the date of this Agreement) do not exceed 10 per cent. of the total gross assets, EBITDA and/or revenues of the Group (determined from the most recent consolidated financial statements of the Group);

(xi)	of PT Shares or PTM Shares in the market;

(xii)	arising as a result of security permitted under Clause 19.12 (Negative pledge);

(xiii)	of assets (other than shares in members of the Group) in exchange for, or where the net after-tax proceeds are used to acquire, other assets comparable or superior as to type and quality;

(xiv)	of obsolete, surplus or redundant vehicles, computers, furniture, plant, machinery, real estate or equipment;

(xv)	constituted by a lease or licence of intellectual property rights, equipment or real property rights not required for the conduct of the business or operations of the Group entered into in the ordinary course of business;

(xvi)	of assets leased to third parties or of rights under leases to third parties;

(xvii)	arising as a result of a transaction which is permitted under Clause 19.5 (Merger);

(xviii)	of all the shares or other ownership interests in Meditel;

(xix)	required pursuant to the ADC Approval; or

(xx)	approved by the Majority Lenders, such approval not to be unreasonably withheld or delayed.
19.16	Arm’s length terms
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) except on arm’s length terms (or better).

(b)	Paragraph (a) above does not apply to:

(i)	any intra-group transactions expressly permitted by the terms of this Agreement other than the sale of any Sonaecom assets to a member of the Target Group;

(ii)	any transaction expressly required pursuant to the Transaction Documents;

(iii)	any arrangement permitted under Clause 19.19 (Restricted payments);

(iv)	any transaction of any member of management of any member of the Group pursuant to a management participation or incentive scheme;

(v)	any contract or arrangement contemplated to be subject to discounts and subsidies consistent with common industry practices and in line with the Group’s business strategy from time to time;

(vi)	loans to or guarantees of indebtedness of directors or employees permitted under Clause 19.17 (Loans or credit) or Clause 19.18 (Guarantees); or

(vii)	any disposal, on terms other than pursuant to this Clause 19.16, made pursuant to paragraph (b)(xiv) of Clause 19.15 (Disposals) or any disposal that is otherwise permitted under this Agreement and is expressly contemplated by the Parties to this Agreement to be on non-arm’s length terms.
19.17	Loans or credit

(a)	Subject to Clause 19.33 (Release Condition), no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	any trade credit (including, without limitation, by way of lease or loan of equipment) extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	a loan made by a member of the Group to another member of the Group;

(iii)	any loan made by a member of the Group to a member of the Sonaecom Accounting Group (which is not also a member of the Group) provided that the amount of such loan when aggregated with the amount of all other loans to such members of the Sonaecom Accounting Group and the aggregate maximum liability under any permitted guarantees issued with respect to the obligations of such members of the Sonaecom Accounting Group does not exceed €50,000,000 (or its equivalent in another currency or currencies);

(iv)	any credit balance held by a member of the Group with a bank in the ordinary course of its banking arrangements;

(v)	a loan made by a member of the Group in the ordinary course of business to an employee or director of any member of the Sonaecom Accounting Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not at any time exceed €5,000,000 (or its equivalent in another currency or currencies);

(vi)	cash deposits made in the ordinary course of business or treasury operations;

(vii)	deferred consideration for up to 120 days on a permitted disposal of up to 20 per cent. of the aggregate consideration for such permitted disposal but in an amount not exceeding in aggregate:
(A)	with respect to the disposal of PTC, or as the case may be PT Multimedia or Vivo and/or pursuant to the implementation of the ADC Approval, €200,000,000 (or its equivalent in another currency or currencies); or

(B)	with respect to any other assets, €50,000,000 (or its equivalent in another currency or currencies);
(viii)	any loan in existence (or any subsequent and successive renewal thereof) on the date of this Agreement or, in the case of the Target Group, on the date on which Effective Management Control of the Target is taken provided that such loans have been approved, executed or committed to (where such commitment, pursuant to applicable law, binds the relevant member of the Target Group to provide such loans) only by directors of the Target and/or its Subsidiaries not appointed by the Company and/or Bidco;

(ix)	credit granted under leases or loans of equipment to third parties or similar arrangements entered into in the ordinary course of business;

(x)	a loan to any member of the Sonae Group (other than a member of the Group) in the course of the normal day-to-day treasury operations of the Group provided that the amount of that loan when aggregated with the amount of all other such loans does not exceed €50,000,000 (or its equivalent in another currency or currencies) and balance zeroed on each Accounting Quarter;

(xi)	a loan made or credit given to a Joint Venture in which a member of the Group has an ownership interest provided that the amount of the loan when aggregated with the amount of all other such loans when aggregated with the aggregate principal amount of any permitted guarantees to such members outstanding at that time (without double-counting) does not exceed €50,000,000 (or its equivalent in another currency or currencies);

(xii)	any loan not falling within paragraphs (i) to (xi) above the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any such loans and the aggregate liability (whether actual or contingent) of any guarantees at that time which are permitted under paragraph (b)(xxi) of Clause 19.18 (Guarantees) (without double-counting), exceed €50,000,000 (or its equivalent in another currency or currencies);

(xiii)	the Shareholder’s Funds Deposit;

(xiv)	any Loans approved by the Majority Lenders, such approval not to be unreasonably withheld or delayed.

19.18	Guarantees

(a)	Subject to Clause 19.33 (Release Condition) no Obligor shall (and the Company shall ensure that no other member of the Group will) issue any guarantee in respect of any liability or obligation of any person.

(b)	Paragraph (a) above does not apply to:
(i)	any guarantee arising under the Finance Documents;

(ii)	any guarantee issued by a member of the Group in respect of the obligations of another member of the Group;

(iii)	any guarantee approved by the Majority Lenders, such approval not to be unreasonably withheld or delayed;

(iv)	any guarantee issued by a member of the Group in respect of the obligations of a member of the Sonaecom Accounting Group (which is not also a member of the Group) where the aggregate maximum liability of the members of the Group under all such guarantees when aggregated with the aggregate principal amount or any permitted loans to such members outstanding at that time does not exceed €50,000,000 (or its equivalent in another currency or currencies);

(v)	issued by a member of the Group on arm’s length terms in the ordinary course of business (including, for the avoidance of doubt, any counter-indemnities given in respect of guarantees issued by financial institutions in favour of Portuguese tax authorities in respect of rebates and/or disputes relating to Tax or in the normal course of business) (but not in respect of Financial Indebtedness nor to or for the benefit of, or in respect of the liabilities of, a Restricted Person);

(vi)	any customary indemnity to a purchaser in relation to a disposal permitted under Clause 19.15 (Disposals);

(vii)	any guarantee permitted under paragraph (b) of Clause 19.20 (Financial Indebtedness);

(viii)	any guarantee in connection with finance or capital leases (in an amount not exceeding €75,000,000 prior to the Switchover Date and €150,000,000 after the Switchover Date (or, in each case, its equivalent in another currency or currencies));

(ix)	any customary indemnity in relation to any hedging transaction entered into pursuant to Clause 19.27 (Hedging);

(x)	any guarantee in respect of a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances for members of the Group;

(xi)	the endorsement of negotiable instruments in the ordinary course of trade;

(xii)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(xiii)	guarantees granted by persons or undertakings acquired pursuant to permitted acquisitions existing at the time of that acquisition;

(xiv)	guarantees to landlords;

(xv)	any guarantee given by a member of the Group in respect of the obligations of a Joint Venture in which a member of the Group has an ownership interest, or any guarantee by a Joint Venture of the obligations of its Subsidiaries, where the aggregate maximum liability of the members of the Group under all such guarantees when aggregated with the aggregate principal amount of any permitted loans to such members outstanding at that time (without double-counting) does not exceed €50,000,000 (or its equivalent in another currency or currencies);

(xvi)	any guarantee given by a member of the Group (A) in respect of the obligations of a former Subsidiary of such member of the Group or (B) in respect of the obligations of Vivo, where such member of the Group has received an indemnity in respect of the maximum aggregate amount of its liabilities under such guarantee for the full term of such guarantee provided that the credit standing of the indemnity provider is equivalent to or better than the credit standing of the Sonaecom Accounting Group;

(xvii)	guarantees in favour of banks or other institutions which have guaranteed rent obligations of a member of the Group;

(xviii)	any guarantee given under or arising by operation of law under which any member of the Group assumes general liability for obligations of another member of the Group incorporated or tax resident in the same country;

(xix)	any guarantee given by a member of the Group in the ordinary course of business in respect of the obligations of a director or employee of any member of the Group if the outstanding amount of any such guarantee when aggregated with the amount of all guarantees to employees and directors of members of the Group does not exceed €5,000,000 (or its equivalent in another currency or currencies);

(xx)	any guarantee in existence on the date of this Agreement and notified to the Agent or, in the case of the Target Group, the date on which Effective Management Control of the Target is taken provided that such guarantee has been approved, executed or committed to (where such commitment, pursuant to the applicable law, binds the relevant member of the Target Group to provide such guarantee) only by directors of the Target and/or its Subsidiaries not appointed by the Company and/or Bidco; or

(xxi)	any guarantee not falling within paragraphs (i) to (xx) above where the aggregate liability (whether actual or contingent) of members of the Group under all such guarantees does not, when aggregated with the aggregate principal amount of any loans outstanding at that time which are permitted under paragraph (b)(xii) of Clause 19.17 (Loans or credit) (without double-counting), at any time exceed €50,000,000 (or its equivalent in another currency or currencies).
(c)	Notwithstanding any other provision of this Clause 19.18, each guarantee, indemnity and other obligation of any Dutch Obligor expressed to be assumed in this Agreement shall be deemed not to be assumed by such Dutch Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207(c) or 2:98(c) of the Dutch Civil Code (the “Prohibition”) and the provisions of this Agreement and the other Transaction Documents shall be construed accordingly. For the avoidance of doubt, it is expressly acknowledged that the relevant Dutch Obligors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

19.19	Restricted payments

(a)	Subject to Clause 19.33 (Release Condition), no Obligor shall (and the Company shall ensure that no other member of the Group will) (i) pay any amount in respect of dividends or distributions of any kind, (ii) pay any amount in respect of Subordinated Debt or Financial Indebtedness owing to a Restricted Person, (iii) make any investment in or pay any fee to a Restricted Person or (iv) pay any amount in the form of a fee or commission to any Restricted Person, other than amounts payable to a Restricted Person other than its capacity as a shareholder for services provided to one or more members of the Group.

(b)	Paragraph (a) above shall not apply to:
(i)	fees or commission payable pursuant to the Finance Documents or payable on arm’s length terms to third parties (other than members of the Group and Restricted Persons) for service or advice provided to the relevant member of the Group in the ordinary course of business;
(ii)	any repayment of Financial Indebtedness and/or interest accrued in respect of such Financial Indebtedness made available to a member of the Group by a member of the Sonae Group in accordance with paragraph (b)(xiii) of Clause 19.20 (Financial Indebtedness) in an amount not exceeding the amount of such Financial Indebtedness and/or interest accrued in respect of such Financial Indebtedness;

(iii)	payments to any Restricted Person or any advisor to any Restricted Person for corporate finance, mergers and acquisitions and transaction advice actually provided to the Group on bona fide arm’s length terms (plus any applicable VAT) not exceeding €5,000,000 per annum; or

(iv)	any repayment of such portion of any loan from a direct or indirect shareholder of the Company and Bidco financing the Shareholder’s Funds Deposit applied in settlement of the PT Offer or the PTM Offer on the relevant Settlement Date and interest accrued on such portion up to an amount not exceeding the lesser of:
(A)	the amount of such loans and/or interest (such interest not to exceed a rate of 10 per cent. per annum) actually incurred or accrued; and

(B)	the aggregate of the Net Share Capital Increase Proceeds,

provided that such loans and/or interest are repaid immediately on the receipt of funds from the earlier of (i) any Indirect Equity Subscription or (ii) the Share Capital Increase,
provided in each case (other than in relation to paragraph (iv) above) that at the time of such prepayment no Event of Default which is continuing has occurred or would be likely to occur as a result of such payment being made.

19.20	Financial Indebtedness

(a)	Subject to Clause 19.33 (Release Condition) no Obligor shall (and the Company shall ensure that no other member of the Group will) incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	any Financial Indebtedness arising under any Finance Document, in each case in the form delivered as a condition precedent to this Agreement;

(ii)	any Financial Indebtedness permitted pursuant to Clause 19.17 (Loans or credit) and/or Clause 19.18 (Guarantees);

(iii)	any Existing Target Debt (including, for the avoidance of doubt, existing, unused available credit facilities) or any subsequent and successive refinancings of such Existing Target Debt which comply with all of the other terms of this Agreement or otherwise on terms acceptable to the Majority Lenders;

(iv)	Existing Acquiror Financial Indebtedness (including, for the avoidance of doubt, existing, unused available credit facilities, but excluding the Shareholder’s Funds Deposit) or any subsequent and successive refinancings of such Existing Acquiror Financial Indebtedness which comply with all of the other terms of this Agreement or otherwise on terms acceptable to the Majority Lenders;

(v)	Financial Indebtedness refinancing the PT Facility (up to the date falling 42 Months after the PT Settlement Date, on terms which are at least as favourable as the terms of the PT Facility and which comply with all of the other terms of this Agreement or otherwise are on terms acceptable to the Majority Lenders);

(vi)	Financial Indebtedness of any person acquired after the Closing Date incurred under existing arrangements at the date of the acquisition, but not incurred or increased or its maturity extended in contemplation of, or since, that acquisition;

(vii)	Financial Indebtedness incurred by the Target or its Subsidiaries to fund the acquisition of assets from members of the Group (other than the Target and its Subsidiaries);

(viii)	Financial Indebtedness incurred by any member of the Group to purchase shares or other ownership interests in Vivo after the date of this Agreement;

(ix)	deferred payment arrangements in relation to the cost of acquisition of any asset;

(x)	Financial Indebtedness in connection with hedging transactions permitted under Clause 19.27 (Hedging);

(xi)	Financial Indebtedness of the Target and/or its Subsidiaries to fund the payment of dividends or other distributions to Bidco and/or the Company;

(xii)	Financial Indebtedness arising under any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (provided that any debit balances do not exceed €50,000,000 (or its equivalent in another currency or currencies));

(xiii)	any loan to the Company or a member of the Group by a member of the Sonae Group in the course of the normal day-to-day treasury operations of the Group and provided that such loans have a maturity of 364 days or less and the aggregate of all such loans shall not at any time exceed €200,000,000;

(xiv)	any loan to the Company and/or Bidco by a member of the Sonae Group or any other shareholder made as a bridge loan to the receipt of the Net Share Capital Increase Proceeds;

(xv)	Financial Indebtedness for the sole purpose of financing debt service on interest payments in respect of the Acquisition Facilities and the Back-up Facilities for an amount not exceeding €125,000,000 and raised by the Company/Bidco during the period from the PT Settlement Date to the earlier of:
(A)	the date of receipt by the Company of the Net Share Capital Increase Proceeds; and

(B)	the date falling six months after the PT Settlement Date,

provided that such Financial Indebtedness is drawn down on a euro-for-euro basis with, or (at the election of the Company) after, any loans, up to an amount not exceeding €125,000,000 permitted by paragraph (xiv) above;
(xvi)	any loan financing the Shareholder’s Funds Deposit;

(xvii)	any Subordinated Debt; or

(xviii)	any Financial Indebtedness (in addition to any undrawn commitments falling within paragraphs (iii) and (iv) above not owed to a Restricted Person and not falling within paragraphs (i) to (xvii) above, the aggregate outstanding principal amount of which across the Group does not at any time exceed €175,000,000 prior to the Switchover Date or €400,000,000 after the Switchover Date (or, in each case, its equivalent in another currency or currencies).
19.21	Issue of shares

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will):
(i)	issue any share to any person; or

(ii)	grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group (including any right of pre-emption, conversion or exchange), or alter any right attaching to any share capital of any member of the Group.
(b)	Paragraph (a) above does not apply to:
(i)	New Equity;

(ii)	the issue of shares pursuant to the Share Capital Increase;

(iii)	the issue of shares by a member of the Group (other than the Company) to any other member of the Group (provided that the new shares are subject to the same security, if any, under the Security Documents as the shares already in issue);

(iv)	the issue of shares by a member of the Group to management and/or employees of the Group pursuant to any management or employee incentive plan (that may be amended from time to time);

(v)	the issue of shares by a member of the Group to management and/or employees to the extent legally required, where it is required by law to have more than one shareholder;

(vi)	if the Net Equity Proceeds received in respect of such shares are applied in accordance with the provisions of Clause 7.4 (Mandatory prepayment from Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Intra-Group Proceeds and/or Net Proceeds);

(vii)	the issue of convertible or exchangeable instruments by the Target; or

(viii)	the issue of shares in any member of the Group where such issue of shares does not result in dilution of the Group’s inherent rights in respect of its equity interest in such member immediately prior to such issue of shares.
19.22	Coverage Test
The Company shall ensure that at all times after delivery of the consolidated financial statements for the first Accounting Quarter commencing after the PT Settlement Date, the Coverage Test will be satisfied if:
(a)	the aggregate of the unconsolidated gross assets (excluding any intra-Group loans) of Subsidiaries that are Material Subsidiaries (without double-counting and excluding any interests in any Subsidiaries which are Material Subsidiaries) exceeds 80 per cent. of the consolidated gross assets of the Group;

(b)	the aggregate of the unconsolidated net revenues of Subsidiaries that are Material Subsidiaries (without double-counting and excluding any revenues from Subsidiaries which are Material Subsidiaries) exceeds 80 per cent. of the consolidated net revenues of the Group; and

(c)	the aggregate of the unconsolidated EBITDA of Subsidiaries that are Material Subsidiaries (without double-counting and excluding any dividends or distributions from Subsidiaries which are Material Subsidiaries) exceeds 80 per cent. of the consolidated EBITDA of the Group, in each case calculated by reference to the then most recent annual audited unconsolidated financial statements of each Subsidiary and the then most recent annual audited consolidated financial statements of the Group (the “Coverage Test”).
19.23	Security

(a)	The Company shall promptly notify the Agent if any member of the Group whose shares are subject to Security in favour of the Finance Parties and the Hedging Banks pursuant to the Security Documents issues further or additional shares to a member of the Group.

(b)	Following notification pursuant to paragraph (a) above, the Company will ensure that, within 14 days of such issue of shares, the relevant member of the Group that receives those shares will provide Security over those shares pursuant to the relevant Security Documents.

(c)	Each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly take all such action as the Agent or the Security Agent may reasonably require:
(i)	for the purpose of perfecting or protecting any of the Finance Parties’ or Hedging Banks’ rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents; and

(ii)	for the purpose of facilitating the realisation of any of that Security, including the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Agent or the Security Agent may reasonably require.

(d)	No Obligor shall (and the Company shall ensure that no other member of the Group will) do, or consent to the doing of, anything which might prejudice the validity, enforceability or priority of any of the Security created pursuant to the Security Documents in any way materially prejudicial to the commercial interest of the Finance Parties and the Hedging Banks.

(e)	The Company shall procure that:
(i)	shares representing more than 50 per cent.; and

(ii)	if the Results Notice shows that pursuant to the PT Offer the Company and/or Bidco will hold more than 66.66 per cent. of the issued share capital of the Target, shares representing at least 66.66 per cent., of the issued share capital of the Target are, at all times after the PT Settlement Date, fully and unconditionally pledged in favour of the Secured Parties pursuant to the Security Documents.

19.24	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and material assets in all material respects with reputable independent underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business (but excluding, at the election of the Company or the relevant Obligor, business interruption insurance) where in any such case failure to do so could reasonably be expected to have a Material Adverse Effect.

19.25	Pensions

Each Obligor shall (and the Company shall procure that each other member of the Group will) ensure that all pension schemes maintained or operated by or for the benefit of any member of the Group and/or any of its employees are maintained and operated in all material respects in accordance with all applicable laws where failure to do so could reasonably be expected to have a Material Adverse Effect.

19.26	Intellectual Property

Each Obligor shall (and the Company shall ensure that each other member of the Group will):
(a)	take all reasonable action to obtain, safeguard, maintain in full force and effect and preserve its ability to enforce all Intellectual Property necessary for the conduct of its business as conducted from time to time, and not discontinue the use of any such Intellectual Property, including:
(i)	paying all applicable renewal fees, licence fees and other outgoings; and

(ii)	performing and complying with all material laws and material obligations to which it is subject as registered proprietor, beneficial owner, user, licensor or licensee of any such necessary Intellectual Property;
(b)	promptly notify the Agent of any material infringement or threatened or suspected material infringement of or any challenge to the validity of any such necessary Intellectual Property owned by or licensed to it which may come to its notice and supply the Agent (if requested) with all information in its possession relating thereto;

(c)	use reasonable endeavours to prevent third parties infringing any such necessary Intellectual Property;

(d)	take all necessary steps (including legal proceedings) to enforce the confidentiality of and prevent any improper use of any trade secret which is Intellectual Property;

(e)	not disclose any material trade secret which is Intellectual Property owned by or licensed to any member of the Group other than under enforceable Confidentiality Undertakings, in the case of paragraphs (a) to (d) above where failure to do so could reasonably be expected to have a Material Adverse Effect; or

19.27	Hedging
(a)	The Company shall ensure that the hedging required by the Hedging Letter is effected within 120 days after the PT Settlement Date (and is maintained in effect for the duration required thereunder) in accordance with the terms of the Hedging Letter.

(b)	At or before the time that any member of the Group enters into any Hedging Document with a Hedging Bank, the Company shall ensure that the counterparty accedes as a Hedging Bank to the Intercreditor Agreement.

(c)	The Company may fulfil its obligations to hedge under the Hedging Letter by entering into arrangements in accordance with the terms of the Hedging Letter with a reputable third party hedge counterparty (the “Hedge Counterparty”) provided that such Hedge Counterparty:
(i)	may not at any time benefit from any Security granted by a member of the Group (whether provided under the Security Documents or otherwise) other than that Security which is permitted under paragraph (b)(v) of Clause 19.12 (Negative pledge);

(ii)	has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.
(d)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter (or agree to enter) into any derivative transaction other than:
(i)	the hedging transactions required by the Hedging Letter; or

(ii)	transactions to hedge actual or projected exposures (including interest rate or foreign exchange exposures) arising in the ordinary course of business of a member of the

Group and/or under any permitted acquisitions and/or under any permitted disposals made by a member of the Group.
19.28	Financial assistance

The Company shall ensure that all payments between members of the Group, and any Security created pursuant to any Security Document by any member of the Group, are made or created in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

19.29	Structure Memorandum and Strategic Options Letter

The Company undertakes to notify the Agent of any proposed modifications or amendments to the Structure Memorandum and/or the Strategic Options Letter prior to such modifications or amendments taking effect and in any event (other than in respect of modifications or amendments that would not adversely affect the interests of the Lenders, other than in immaterial respects) to obtain the written consent of the Majority Lenders (not to be unreasonably withheld or delayed) in respect of such modifications or amendments.

19.30	Distribution policy

The Company agrees that it will, at the request of the Agent, advise the Agent, not more than once per month, of its distribution policy having taken into account how monies may lawfully be upstreamed by direct and/or indirect subsidiaries of the Company to the Company and with a view to balancing the interests of the Lenders and the Company in amortising the Acquisition Facilities, taking into account potential cash leakage to minority shareholders and the effect on the overall gearing of the Group.

19.31	The Squeeze-Out offer

The Company shall deliver to the Agent not later than five Business Days prior to their being executed a draft of the Squeeze-Out Documents.

19.32	Competition authorities undertaking

The Company shall comply with the conditions and obligations imposed on the Company by the Portuguese Competition Authority in relation to the Acquisition, save to the extent that failure to comply with the obligations imposed on the Company could not reasonably be expected to have a Material Adverse Effect.

19.33	Release Condition
(a)	During the period (if any) that the Release Condition is satisfied, the following obligations and restrictions shall be suspended and shall not apply:
(i)	the requirement to apply Acquired Securities Disposal Proceeds, Net Dividends, Net Equity Proceeds, Net Intra-Group Proceeds, Net Meditel Proceeds or Net Proceeds in mandatory prepayment of the Facilities (as provided for in Clause 7.4 (Mandatory prepayment from Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Intra-Group Proceeds and/or Net Proceeds) and Clause 7.6 (Mandatory prepayment from Net Dividends received by the Company and/or Bidco from Target));

(ii)	the restrictions on acquisitions set out in Clause 19.13 (Acquisitions and investments);

(iii)	the restrictions on Joint Ventures set out in Clause 19.14 (Joint Ventures);

(iv)	the restrictions on disposals set out in Clause 19.15 (Disposals);

(v)	the restrictions on making loans set out in Clause 19.17 (Loans or credit);

(vi)	the restrictions on giving guarantees set out in Clause 19.18 (Guarantees);

(vii)	the restrictions set out in Clause 19.19 (Restricted payments);

(viii)	the restrictions on incurring Financial Indebtedness set out in Clause 19.20 (Financial Indebtedness); and

(ix)	the requirement to discuss the making of distributions set out in Clause 19.30 (Distribution policy).
(b)	If at any time after the Release Condition has been satisfied the Release Condition subsequently ceases to be satisfied:
(i)	any breach of this Agreement that arises solely as a result of the obligations and restrictions referred to in paragraph (a) above ceasing to be suspended shall not (provided it did not constitute an Event of Default at the time the relevant date or event or occurrence took place) constitute an Event of Default until the date falling 30 days after the date on which the Release Condition ceases to be satisfied (the “Covenant Reapplication Date”), provided that the obligations and restrictions referred to in paragraph (a) above shall apply again with effect from the Covenant Reapplication Date;

(ii)	subject to paragraph (iii) below, paragraph (a)(i)(B) of Clause 7.2 (Change of Control) shall re-apply until such time as the Release Condition is again satisfied; and

(iii)	any triggering event under this Agreement that arises solely as a result of the obligations and restrictions referred to in paragraphs (a)(i)(B) of Clause 7.2 (Change of Control) above ceasing to be suspended shall not (provided it did not constitute a trigger event pursuant to paragraph (a)(i)(C) of Clause 7.2 (Change of Control) at the time the relevant date or event or occurrence took place) constitute a triggering event under Clause 7.2 (Change of Control).
19.34	Registration of board appointments

The Company shall use its best endeavours to ensure that within five Business Days of the first appointment of members of the board of the Target by the Company and/or Bidco occurring after the PT Settlement Date, the duly completed request for registration of such appointments shall be filed with the Companies Register of Portugal.

19.35	Compliance with Financial Services Act

Each Dutch Obligor shall ensure that subject to the representation in Clause 2.5 (Professional Market Party representation by Lenders) being true at all times, it does not require a licence as a credit institution (Kredietinstelling) under sections 3.4 and 3.5 of the Financial Services Act.

19.36	American Depositary Receipts
(a)	The Company shall use its best endeavours to ensure that as soon as possible after the PT Settlement Date and in any event not later than 30 days after such date, all underlying shares in respect of ADRs acquired by the Company and/or Bidco pursuant to the PT Offer are removed from the ADS Programme and that Security in favour of the Finance Parties is granted over such shares pursuant to Portuguese law in form and substance satisfactory to the Agent.

(b)	To the extent such underlying shares in respect of ADRs have not been removed from the ADS Programme within 10 Business Days after the PT Settlement Date, the Company shall promptly grant Security pursuant to New York law over those ADRs acquired by the Company and/or Bidco.

20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 20 is an Event of Default.
20.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or

(ii)	a Disruption Event; and
(b)	payment is made within:
(i)	in the case of payment of principal and/or interest under paragraph (a) above, three Business Days of its due date; or

(ii)	in any other case under paragraph (a) above, five Business Days of its due date or, in any case under paragraph (a)(ii) above (other than in respect of principal and interest), three Business Days of the cessation of the relevant Disruption Event.
20.2	Major breaches

(a)	Any requirement of Clause 7.2 (Change of Control), Clause 7.4 (Mandatory prepayment from Acquired Securities Disposal Proceeds, Net Equity Proceeds, Net Intra-Group Proceeds and/or Net Proceeds), Clause 7.5 (Mandatory prepayment from Net Share Capital Increase Proceeds), Clause 7.6 (Mandatory prepayment from Net Dividends received by the Company and/or Bidco from Target), Clause 19.8 (Pari passu), Clause 19.10 (The PT Offer), Clause 19.11 (The PTM Offer), Clause 19.12 (Negative pledge), Clause 19.19 (Restricted payments), Clause 19.20 (Financial Indebtedness), Clause 19.30 (Distribution policy) and Clause 19.36 (American Depositary Receipts) is not satisfied or remedied within five Business Days of the earlier to occur of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

(b)	Any requirement of Clause 18.1 (Financial condition of the Sonaecom Accounting Group), Clause 18.2 (Financial condition of the Target Accounting Group) or, to the extent applicable, Clause 18.3 (Cashflow cover in the event of a merger) is not satisfied and such non-compliance, if it can be remedied, is not remedied within 20 Business Days of the date on which the Company is required to deliver the relevant financial statements and accompanying Compliance Certificate in accordance with Clause 18.5 (Equity cure).

20.3	Other obligations

(a)	Subject to paragraph (b) below, an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment) and Clause 20.2 (Major breaches)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier to occur of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

20.4	Misrepresentation

(a)	Any written representation or written statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and the misrepresentation, if capable of remedy, is not remedied within 20 Business Days of the earlier to occur of the Agent giving notice to the Company or the relevant Obligor or the Company or the relevant Obligor otherwise becoming aware of it.

(b)	No Event of Default shall occur under paragraph (a) above by reason of any representation by a Dutch Obligor set out in Clause 16.29 (Professional Market Party representation of the Dutch Obligor(s)) being untrue in any material respect as a result of a Lender’s representation under Clause 2.5 (Professional Market Party representation by Lenders), Clause 21.10 (Professional Market Party representation of the New Lenders) and/or an Assignment Agreement (as relevant) as to its status as a Professional Market Party being untrue.

20.5	Cross Default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an Event of Default (however described).

(c)	No Event of Default will occur under this Clause 20.5:
(i)	if the relevant Financial Indebtedness is owed to another member of the Sonaecom Accounting Group; and/or

(ii)	for so long as the obligation to repay the relevant Financial Indebtedness is being contested by a member of the Group in good faith and by appropriate means and has, in the opinion of the Agent, a reasonable prospect of success; and/or

(iii)	if the aggregate principal amount of Financial Indebtedness falling within paragraphs (a) and (b) above (together) is €25,000,000 (or its equivalent in any other currency or currencies) or less.
20.6	Insolvency

(a)	An Obligor or an Insolvency Significant Subsidiary:
(i)	is unable or admits its inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more classes of its creditors generally with a view to rescheduling any of its indebtedness.
(b)	A moratorium is declared in respect of any indebtedness of any Obligor or Insolvency Significant Subsidiary.
20.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Insolvency Significant Subsidiary;

(ii)	a composition, compromise, assignment or arrangement with any class of creditors of any Obligor or Insolvency Significant Subsidiary;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or Insolvency Significant Subsidiary or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or Insolvency Significant Subsidiary, or any analogous procedure or step is taken in any jurisdiction.

(b)	No Event of Default under this Clause 20.7 will occur:
(i)	if such action, legal proceedings or other procedure or step is frivolous or vexatious and is being contested by the relevant Obligor or Insolvency Significant Subsidiary in good faith by appropriate means and provided that such action, legal proceedings or other procedure or step is dismissed or withdrawn within an appropriate time period (such time period to be established further to advice from independent legal advisers of recognised standing) with respect to the laws and procedures of the relevant jurisdiction; or

(ii)	in relation to paragraph (a)(iv) above only, if within 15 Business Days of any member of the Group becoming aware of such corporate action, legal proceedings or other formal procedure or step (each an “Enforcement Action”), such Enforcement Action has been discontinued.
20.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (penhora) affects any material asset or assets of an Obligor or Material Subsidiary and is not discharged within 120 days of it becoming aware of the same.

20.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company other than pursuant to a permitted disposal under Clause 19.15 (Disposals).

20.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents.

20.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.12	Security and subordination

Any Security Document, or indemnity in or any subordination under any Finance Document (other than any Security Document), is not in full force and effect or any Security Document does not create in favour of the Finance Parties the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

20.13	Intercreditor Agreement

Any party (other than a Finance Party or a Hedging Bank) fails to comply with its obligations under the Intercreditor Agreement and, in the opinion of the Majority Lenders (acting reasonably), the interests of the Lenders under the Finance Documents or any of them are, or would reasonably be expected to be, materially prejudiced by such failure.

20.14	Cessation of business

Any Obligor or a Material Subsidiary suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business, other than any changes made in accordance with any reorganisation contemplated by the Structure Memorandum and/or pursuant to the implementation of the ADC Approval or as otherwise contemplated under this Agreement.

20.15	Nationalisation

Any step is taken by any governmental, regulatory or other authority with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any of the shares, or all or any material part of the assets (other than any assets located in a non-OECD country (other than Brazil, Russia, India or China)), save where such step would, or would reasonably be expected to, have a Material Adverse Effect on any Obligor or Material Subsidiary.

20.16	Litigation

(a)	Any litigation, arbitration, proceeding or dispute is started against an Obligor or a Material Subsidiary or there are any circumstances likely to give rise to any litigation, arbitration, proceeding or dispute, in each case which is reasonably likely to be adversely determined against an Obligor or a Material Subsidiary and, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.

(b)	No Event of Default will occur under this Clause 20.16 if such litigation, arbitration, proceeding or dispute:
(i)	is frivolous or vexatious and is being contested by the relevant Obligor or Material Subsidiary in good faith by appropriate means; and

(ii)	is stayed, discharged or revoked within 120 Business Days after its commencement and, in any event, prior to any final order having been made.

20.17	The Offers

The Company and/or Bidco fails to pay when due any amount of cash payable in respect of the PT Shares or the PTM Shares or otherwise fails to comply with any material obligation under the Offer Documents save to the extent that such non-payment is attributable to the negligence or error of any Finance Party.

20.18	Share Capital Increase

The shareholders of the Company fail to effect within nine Months of the PT Settlement Date the Share Capital Increase.

20.19	Security over Acquired Securities

(a)	Other than as provided pursuant to Clause 19.36 (American Depositary Receipts), the Company and/or Bidco fail to grant first ranking Security in favour of the Security Agent over the PT Tendered Securities on the PT Settlement Date, subject only to completion of the relevant Perfection Requirements within 15 Business Days after such date.

(b)	The Company and/or Bidco fail to grant first ranking Security in favour of the Security Agent over the PTM Shares acquired pursuant to the PTM Offer on the PTM Settlement Date, subject only to completion of the relevant Perfection Requirements within 15 Business Days after such date.

20.20	Material adverse change

Any event or circumstance occurs which has, or will have, a Material Adverse Effect.

20.21	Bidco

The Company ceases to hold, directly or indirectly, 100 per cent. of the issued share capital of Bidco.

20.22	Acceleration

On, and at any time after, the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
20.23	Clean-up Period

(a)	Notwithstanding any other terms of this Agreement, during the Clean-up Period, if any matter or circumstance that exists in respect of any member of the Target Group would constitute a Default under:
(i)	Clause 20.2 (Major breaches) with respect to breaches of obligations only under:
(A)	Clause 19.12 (Negative pledge);

(B)	Clause 19.19 (Restricted payments);

(C)	Clause 19.20 (Financial Indebtedness); and

(D)	from the date on which Effective Management Control of the Target is taken, Clause 19.30 (Distribution policy);
(ii)	Clause 20.3 (Other obligations);

(iii)	Clause 20.4 (Misrepresentation);

(iv)	Clause 20.5 (Cross Default);

(v)	Clause 20.8 (Creditors’ process);

(vi)	Clause 20.14 (Cessation of business);

(vii)	Clause 20.16 (Litigation),
(a “Relevant Default”) then, promptly upon becoming aware of its occurrence, the Company shall notify the Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it).

(b)	Subject to paragraph (c) below, during the Clean-up Period a Relevant Default shall not constitute a Default and the Agent shall not be entitled to give any notice under Clause 20.22 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the earlier of:
(i)	where the Relevant Default arises from a breach occurring in respect of paragraph (a)(i)(D) above, 30 days from the date on which Effective Management Control of the Target is taken; and

(ii)	the date immediately after the end of the Clean-up Period.
(c)	Paragraph (b) above shall not apply with respect to any Relevant Default to the extent that:
(i)	the Relevant Default is not capable of remedy; or

(ii)	it is capable of remedy and the Company could, in all the circumstances, reasonably be expected to have exercised control to prevent or overcome the Relevant Default in the time available since the PT Settlement Date and has not done so; or

(iii)	the Relevant Default has been procured by or approved by the Company or Bidco.
(d)	For the avoidance of doubt, paragraphs (a) to (c) above shall not restrict the Agent’s right to give any notice under Clause 20.22 (Acceleration) with respect to any Default or Event of Default which is not a Relevant Default.

SECTION 9
CHANGES TO PARTIES
21.	CHANGES TO THE LENDERS

21.1	Assignments and transfers by the Lenders

Subject to this Clause 21, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer any of its rights by assignment and obligations by assumption and assignment, to another bank or financial institution or to an Approved Fund or to a Related Fund of an Approved Fund (the “New Lender”) provided that such New Lender must be a Professional Market Party if, on the date on which a New Lender becomes a Lender, it is a requirement of Dutch law that such New Lender is a Professional Market Party and such New Lender is to participate in Facilities which can be made available to a Dutch Obligor.

21.2	Conditions of assignment or transfer

(a)	Prior to the Syndication Date, the consent of the Arrangers is required for an assignment or transfer by a Lender, save that no such consent is required for an assignment or transfer by a Lender to any of its Affiliates or by an Approved Fund to a Related Fund.

(b)	Subject to paragraph (c) below, after the Syndication Date, the Company must be consulted before an assignment or transfer by an Existing Lender, but no consent of the Company or any other Obligor shall be required for such assignment or transfer, provided that the Existing Lender shall notify the Company after such assignment or transfer is completed.

(c)	Following the occurrence of an Event of Default which is continuing, an assignment or transfer by an Existing Lender may be made without prior consultation with the Company and no consent of the Company or any other Obligor shall be required for such assignment or transfer.

(d)	Unless the Company and the Agent otherwise agree, if an Existing Lender assigns or transfers all or any part of its share of the Facilities or of its rights and obligations under this Agreement:
(i)	to a person other than one of its Affiliates or a Related Fund or another Lender, such transfer or assignment must be in a minimum amount of €10,000,000; or

(ii)	to one of its Affiliates or a Related Fund or to another Lender, such transfer or assignment must be in a minimum amount of €2,500,000;
or, in each case, if it is a transfer or assignment of all of the Existing Lender’s existing share in the Facilities, in an amount equal to such existing share.

(e)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New

Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(f)	A transfer will only be effective if the New Lender accedes to the Intercreditor Agreement in accordance with the Intercreditor Agreement and the procedure set out in Clause 21.5 (Procedure for transfer) is complied with.

(g)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 10 (Tax gross-up and indemnities), Clause 11 (Increased Costs) or as a result of a Material Mandatory Cost Increase, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been (pursuant to the terms of this Agreement) if the assignment, transfer or change had not occurred.

(h)	Paragraph (g) above and Clause 21.3 (Assignment or transfer fee) shall not apply to any assignment or transfer made by a Lender in compliance with paragraph (b) above prior to the Syndication Date.

21.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect otherwise than as a result of the sub-underwriting or Syndication of the Facilities, pay to the Agent (for its own account) a fee of €2,500.

21.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	it has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document;

(ii)	it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and

(iii)	to the extent it participates in Facilities which can be made available to a Dutch Obligor, and if on the date on which a New Lender becomes a Lender it is a requirement of Dutch law that such New Lender is a Professional Market Party, it qualifies as a Professional Market Party.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a reassignment or re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
21.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer) an assignment of rights or a transfer of rights by assignment and obligations by assumption and assignment is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Assignment Date:
(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from its obligations under the Finance Documents expressed to be the subject of the release in the Assignment Agreement;

(iii)	each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(iv)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and

Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(v)	the Agent, the Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents to the extent such rights and obligations were assigned to the New Lender; and

(vi)	the New Lender shall become a Party as a “Lender”.
21.6	Copy of Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed an Assignment Agreement, send to the Company a copy of that Assignment Agreement.

21.7	Disclosure of information

Any Lender may disclose to any of its Affiliates, professional advisers and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or proposes to assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	(provided that such person has been consented to by the Company or is not, to the best of the knowledge and belief of the Existing Lender, a competitor or shareholder of a competitor of the Group holding more than 20 per cent. of the voting share capital of that competitor, a Holding Company of a competitor or an Affiliate of any such competitor or shareholder) with (or through) whom that Lender enters into (or proposes to enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Borrower, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into and thereafter continues to be bound by a Confidentiality Undertaking substantially in the form of Schedule 10 (Form of Confidentiality Undertaking).

21.8	Maintenance of register

(a)	The Company shall maintain (solely for the purposes of this Clause 21.8 and Clause 10 (Tax gross-up and indemnities)) a register on which it will record the Facility Office through which the obligations of each Lender will be performed.

(b)	Notwithstanding any other provision of this Clause 21.8 each Lender undertakes to notify the Company and the Agent directly of its Facility Office through which its obligations will be performed on accession to this Agreement and to promptly notify the Company and the Agent of any changes thereto.

(c)	If a Lender fails to comply with its obligations in paragraph (b) above, such failure to comply will not affect any Obligors’ obligations in respect of those Utilisations other than with respect to obligations under Clauses 10.2 (Tax gross-up), 10.3 (Tax indemnity), 10.6 (Value added tax) and Clause 11 (Increased Costs), where the Obligors will not be obliged to make any payments under these Clauses to any Finance Party if such payments would not arise, or have arisen, if the Lender had complied with such obligations.

21.9	Assignment by way of Security

In addition to the other rights provided in this Clause 21, each Lender may, without the consent of any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
21.10	Professional Market Party representation of the New Lenders

If on the date on which a New Lender becomes a Lender, such Lender participates in Facilities which can be made available to a Dutch Obligor and it is a requirement of Dutch law that such New Lender is a Professional Market Party, each New Lender has made the representation set out in the Assignment Agreement pursuant to which it became a Lender and undertakes, to the extent necessary, to provide its reasonable assistance to each Dutch Borrower in verifying such New Lender’s Professional Market Party status.

21.11	Sub-participations and Professional Market Parties

Nothing in this Agreement shall restrict the ability of a Lender to grant sub-participations in any of its rights and/or obligations under any Finance Document provided that such sub-participations in Facilities under which a Dutch Obligor is a Borrower are not granted for the main/primary purpose of avoiding the Financial Services Act or the regulations promulgated thereto.

22.	CHANGES TO THE OBLIGORS

22.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 17.10 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries (and the Target, PTM and/or Optimus) becomes an Additional Borrower in relation to the PT Facility. That Subsidiary shall become an Additional Borrower if:
(i)	it is incorporated in the same jurisdiction as an existing Borrower or in Portugal or the Netherlands or otherwise if the Majority Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld);

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).
(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

22.3	Resignation of an Obligor

(a)	The Company may request that an Obligor (other than, in respect of the Cash Confirmation Facility Agreement, the PT Acquisition Facility Agreement, the PTM Acquisition Facility Agreement, the Back-up Facility A Agreement and the Back-up Facility B Agreement, the Company or Bidco or, in respect of the PT Facility Agreement, the Target PT Multimedia and TMN) ceases to be a Borrower and/or, as the case may be, a Co-Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Obligor is under no actual or contingent obligations as an Obligor under any Finance Documents or the consent of the Lenders has been obtained, whereupon that company shall cease to be an Obligor and shall have no further rights or obligations as an Obligor under the Finance Documents.

(c)	Notwithstanding paragraph (a) above:
(i)	PT Multimedia may resign as an Obligor in the event of the disposal of such entity to a person or persons outside the Group; and

(ii)	TMN may resign as an Obligor in the event of any merger permitted pursuant to (and effected in accordance with) Clause 19.5 (Merger).

22.4	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Additional Borrower that the Repeating Representations and each of the representations set out in Clauses 16.5 (Validity and admissibility in evidence), 16.7 (No filing or stamp taxes), 16.8 (Deduction of Tax), 16.29 (Professional Market Party representation of the Dutch Obligors) and 16.30 (Works Council) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

22.5	Release of Security following resignation of an Obligor

If an Obligor other than the Target resigns in accordance with the terms of Clause 22.3 (Resignation of an Obligor) then:
(a)	where that Obligor created Security over any of its assets or business in favour of the Security Agent, or, Security in favour of the Security Agent was created over the shares (or equivalent) of that Obligor, the Security Agent shall subject to paragraph (b) of Clause 22.6 (Other release of Security), at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of that Obligor and related release of Security referred to in paragraph (a) above shall not become effective until the date of that resignation; and

(c)	if the Obligor does not resign then the related release of Security referred to in paragraph (a) above shall have no effect and the obligations of the Obligor and the Security created or intended to be created by or over the shares (or equivalent) in that Obligor shall continue in full force and effect.
22.6	Other release of Security

(a)	If a disposal to a person or persons outside the Group of any asset owned by an Obligor over which Security has been created by the Security Documents is:
(i)	permitted by the terms of Clause 19.5 (Merger) or Clause 19.15 (Disposals);

(ii)	being effected at the request of the Majority Lenders in circumstances where any of the Security created by the Security Documents has not become enforceable; or

(iii)	being effected by enforcement of the Security Documents,
subject to paragraph (b) below, the Security Agent is irrevocably authorised to execute on behalf of each Finance Party, each Hedging Bank and each Obligor (and at the cost of the relevant Obligor):
(A)	any release of the security created by the Security Documents over that asset; and

(B)	if that asset comprises all of the shares in the capital of any Obligor (or any Holding Company of an Obligor) held by members of the Group, a release of that Obligor and its Subsidiaries from all present and future liabilities (both actual and contingent and including any liability to any other Obligor under the Finance Documents by way of joint and several liability) under the Finance Documents and a release of any Security granted by that Obligor and its Subsidiaries over any of their respective assets under the Security Documents.

(b)	At the request of the Security Agent, a Finance Party that cannot authorise, or has not authorised, the Security Agent to act on its behalf, irrevocably undertakes to the Company and the other Lenders, to appear with the Security Agent to release the above-mentioned security, and to execute any document or to undertake any action required by the Security Agent to ensure that such Security is duly released.

SECTION 10
THE FINANCE PARTIES
23.	ROLE OF THE AGENT, THE SECURITY AGENT, THE ARRANGERS AND THE BOOKRUNNERS

23.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.
(c)	Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
23.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.
(e)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 of Schedule 9 (Security agency provisions).

(f)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.
23.3	Role of the Arrangers and the Bookrunners

Except as specifically provided in the Finance Documents, neither the Arrangers nor the Bookrunners have any obligations of any kind to any other Party under or in connection with any Finance Document.

23.4	Role of the Security Agent

The Security Agent shall not (unless expressly provided otherwise in any Finance Document) be an agent of any Finance Party under or in connection with any Finance Document.
23.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arrangers or the Bookrunners as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Security Agent (except as expressly provided in Schedule 9 (Security agency provisions), the Arrangers nor the Bookrunners shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
23.6	Business with the Group

The Agent, the Security Agent, the Arrangers and the Bookrunners may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

23.7	Rights and discretions of the Agent

(a)	The Agent and the Security Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent for the Finance Parties) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 20.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent, the Arrangers nor the Bookrunners is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
23.8	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Agent (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as the case may be)) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

23.9	Responsibility for documentation

Neither the Agent, the Security Agent, the Arrangers nor the Bookrunners:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, the Bookrunners, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
23.10	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 27.11 (Disruption to payment systems etc.)), neither the Agent nor the Security Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause 23.10.
(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
23.11	Lenders’ indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Cash Confirmation Facility Commitments or after any Replacement Financing has taken effect, the Total Commitments or, if the Total Cash Confirmation Facility Commitments or the Total Commitments, as the case may be, are then zero, to its share of Total Cash Confirmation Facility Commitments or, as applicable, the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within five Business Days of written demand, against any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent or, as the case may be, the Security Agent, under the Finance Documents (unless the Agent or, as the case may be, Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

23.12	Resignation of the Agent or the Security Agent
(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.
(b)	Alternatively, the Agent or the Security Agent may resign by giving notice to the other Finance Parties and the Company and shall resign in the event that they cease to be a Lender, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or, as the case may be, Security Agent, provided that such successor Agent or, as the case may be, Security Agent is a reputable European bank that is a Lender with a Facility Office in a Participating Member State or the United Kingdom.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent or, as the case may be, the Security Agent (after consultation with the Company) may appoint a successor Agent or Security Agent provided that such successor Agent or, as the case may be, Security Agent is a reputable European bank that is a Lender with a Facility Office in a Participating Member State or the United Kingdom.
(d)	The retiring Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.
(e)	The resignation notice of the Agent or Security Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 23. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above.

23.13	Confidentiality
(a)	The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent for the Finance Parties) shall be regarded as acting through its respective agency or security agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.
23.14	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with the Mandatory Cost formula set out in the relevant Facility Agreement.

23.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent, the Arrangers and the Bookrunners that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
23.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender (i) between the date of the relevant Facility and the Syndication Date, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank and (ii) thereafter, the Company (in consultation with the Agent) may appoint another Lender or an Affiliate of a Lender to replace that Reference Bank, in accordance with the relevant Facility.
23.17	Security agency provisions

The provisions of Schedule 9 (Security agency provisions) shall bind each Party.

23.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents, the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.
24.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
25.	SHARING AMONG THE FINANCE PARTIES

25.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents, then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made in accordance with Clause 27.5 (Partial payments).
25.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

25.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 25.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
25.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 25.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
25.5	Exceptions
(a)	This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 25, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
26.	LENDERS’ CONFIRMATION REGARDING LISTED DEBT

Notwithstanding paragraph (a) of Clause 19.23 (Security), the Lenders confirm that any Security provided by the members of the Target Group to secure any liabilities pursuant to or in connection with the Finance Documents shall not secure any indebtedness represented or evidenced by notes, bonds, debentures, debenture stock, loan stock or other securities which for the time being are, or are intended to be, quoted, listed, dealt in or traded on any stock exchange, over-the-counter or other securities market or any liabilities under guarantees or indemnities of such indebtedness to the extent referable to such indebtedness (“Listed Debt”) and confirm that the Secured Obligations will not at any time be constituted either in whole or in part by Listed Debt.

SECTION 11
ADMINISTRATION
27.	PAYMENT MECHANICS
27.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 27.10 (Payments to the Security Agent)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback) and Clause 27.10 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

27.3	Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the relevant Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent or, as the case may be, the Security Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

27.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent, the Arrangers or the Bookrunners under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
27.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, euro is the currency of account and payment for any sum due from a Borrower under any Finance Document.
(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

27.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
27.10	Payments to the Security Agent
Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:
(a)	any Obligor to pay all sums due under any Finance Document by itself or by any Co-Borrower; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document, in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.
27.11	Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
28.	SET-OFF

A Finance Party may, if an Event of Default is continuing, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If a Finance Party makes any such set-off, it shall promptly give written notice of such action to the relevant Obligor and the Company, provided that any failure by a Finance Party to give such notice shall not invalidate any set-off made by it in accordance with the terms of this Clause 28.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic mail (provided that in respect of Utilisations or any other formal documentation or notices required to be delivered by the Obligors pursuant to this Agreement any electronic mail must attach signed copies of such documentation and/or notices).

29.2	Addresses

The address, e-mail address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below, or any substitute address, e-mail or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

(iii)	if by way of electronic mail when actually received in reasonable form and in the case of any electronic communication made by a Lender to the Agent or, as the case may be, the Company only if it is addressed in such a manner as the Agent or, as the case may be, the Company shall specify for this purpose.
and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent other than in respect of a notification by a Lender to the Company of a change in its Facility Office where such notification shall be made directly to the Company.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 29.3 will be deemed to have been made or delivered to each of the Obligors.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender or, as the case may be, the Company and a Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or, as the case may be, the Company and a Finance Party:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender or, as the case may be, the Company and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or, as the case may be, the Company only if it is addressed in such a manner as the Agent or, as the case may be, the Company shall specify for this purpose.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English other than those referred to in paragraphs 1(a) and 1(b) of Part I of Schedule 2 (Conditions precedent) and paragraphs 2 and 3 of Part II of Schedule 2 (Conditions precedent) and any powers of attorney required or provided under or in connection with any Finance Document; or

(ii)	if required to be pursuant to paragraph (i) above but not in English, and if so required by the Agent (acting reasonably), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall contain reasonable details of the relevant calculations (if any) and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity nor enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	If a Lender does not accept or reject an amendment or waiver request within 20 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of it being made then, subject to paragraph (c) below, its Commitment and/or participation shall not be included for the purpose of calculating the total Commitments or participations when ascertaining whether a certain percentage of Commitments and/or participations in respect of the Facilities or, where the request relates solely to the rights or obligations of the Lender under a particular Facility, that Facility has been obtained to approve an amendment or waiver.

(c)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” or “Release Condition” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment;

(vi)	a change to the Obligors other than in accordance with Clause 22 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), the definition of “Change of Control” set out in Clause 7.2 (Change of Control), Clause 21 (Changes to the Lenders), Clause 25 (Sharing among the Finance Parties) or this Clause 33; or

(ix)	subject to the provisions of Clause 22.6 (Other release of Security), the release or reduction in value of any Security created pursuant to any Security Document or of any Charged Assets (except as provided in any Security Document), shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Arrangers or the Bookrunners in their capacity as such may not be effected without the consent of the Agent, the Security Agent, the Arrangers or, as the case may be, the Bookrunners in their capacity as such.

(c)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Lenders under a particular Facility shall not be effective without the consent of the relevant Facility Majority Lenders and shall not require the consent of any other Lender.
(d)	The Agent shall promptly notify the other Parties of any amendment effected by it under paragraph (c) above and any such amendment or waiver will be binding on all Parties.
(e)	The release of any Security created in favour of the Security Agent under the PT Facility shall not be made without the consent of all the PT Facility Lenders (except as otherwise permitted under Clause 22.5 (Release of Security following resignation of an Obligor) or Clause 22.6 (Other release of Security)) and shall not require the consent of any other Lender.

(f)	The release of any Security created over any PTM Shares in favour of the Security Agent under the PT Acquisition Facility, the PTM Acquisition Facility and Back-up Facility A and Back-up Facility B shall not be made without the consent of all the Lenders under each relevant Facility, except where such release of Security is effected (i) simultaneously with the granting of new security over any such PTM Shares in favour of the Security Agent in respect of the PT Facility, and (ii) evidence satisfactory to the Security Agent that the PTM Acquisition Facility (and, if applicable, Back-up Facility A) shall be pre-paid and cancelled on the same date as the release of such Security.
(g)	The release of any Security over any shares in Optimus created in favour of the Security Agent under the PT Acquisition Facility, the PTM Acquisition Facility and Back-up Facility A shall not be made without the consent of all the Lenders under each relevant Facility.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
35.	GOVERNING LAW

This Agreement is governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 36.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints Baker & McKenzie LLP, 100 New Bridge Street, London EC4V 6JA, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process for any Obligor(s) is unable for any reason to act as agent for service of process, the Company (on behalf of the relevant Obligor(s)) must immediately (and in any event within 15 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for service of process for this purpose.
(c)	All documents served on any or all of the Obligor(s) in relation to any proceedings before the English courts in connection with any Finance Document shall be addressed to the attention of the “Head of the Dispute Resolution Department” at Baker & McKenzie LLP, 100 New Bridge Street, London EC4V 6JA, England.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Company

Address:	Rua Henrique Pousão
432, 7º
4460-841 Senhora da Hora
Portugal

Fax No:	+ 351 931 002 229
Attention: Corporate Finance Department — António Castro
By:
Bidco

Address:	De Boelelaan,
1083 HJ Amsterdam
The Netherlands

Fax No:	+ 31 20 504 1175
Attention: Mr Martijn Odems
By:
The Arrangers
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:
BANCA IMI S.p.A.
By:
BNP PARIBAS
By:
SOCIÉTÉ GÉNÉRALE
By:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:
CAIXA D’ESTALVIS I PENSIONS DE BARCELONA
By:
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
By:
WESTLB AG, LONDON BRANCH
By:
The Bookrunners
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:
BANCA IMI S.p.A.
By:
BNP PARIBAS
By:
SOCIÉTÉ GÉNÉRALE
By:
The Original Lenders
BANCO SANTANDER TOTTA, S.A. LONDON BRANCH
By:
BANCA IMI S.p.A.
By:
BNP PARIBAS

By:
SOCIÉTÉ GÉNÉRALE
By:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
By:
CAIXA D’ESTALVIS I PENSIONS DE BARCELONA
By:
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
By:
WESTLB AG, LONDON BRANCH
By:
The Agent
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:

Address:	18, King William Street
EC4N 7BP London
United Kingdom

Fax No:	+ 44 207 9294 946
Attention: Andrew Lane
e-mail: a.lane@btax.co.uk
With copy to:
Fax No: + 351 213 893 686
Attention: João Paúl / Teresa Andrade/ Rui Corrêa Henriques
For administrative/payment related issues, copy to:

Fax No: + 351 213 893 696
Attention: André Braz
The Security Agent
TOTTA IRELAND, PLC
By:

Address:	AIB International Centre
I.F.S.C
Dublin 1
Ireland

Fax No:	+ 353 1 829 1209
Attention: Dâmaso Lopes
e-mail: dlopes.totta@iol.ie
With copy to:
Fax No: + 351 213 893 686
Attention: João Paúl / Rui Corrêa Henriques